UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Oneida Financial Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies: N/A

2.	Aggregate number of securities to which transaction applies: N/A

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

4.	Proposed maximum aggregate value of transaction: N/A

5.	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid: N/A

2.	Form, Schedule or Registration Statement No.: N/A

3.	Filing Party: N/A

4.	Date Filed: N/A

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On February 24, 2015, the board of directors of Oneida Financial Corp. (“Oneida Financial”) unanimously approved an Agreement and Plan of Merger (the “Merger Agreement”) between Oneida Financial and Community Bank System, Inc. (“Community Bank System”). Oneida Financial is holding a special meeting on Wednesday, June 17, 2015 at 4:00 p.m., Eastern Time, at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York 13421, for its stockholders of record on April 28, 2015, to vote on the proposals necessary to complete the merger. If Oneida Financial’s stockholders approve the Merger Agreement and the merger is subsequently completed, Oneida Financial will merge with and into Community Bank System (the “Merger”), with Community Bank System continuing as the surviving entity.

If the Merger proposal is approved and the Merger is subsequently completed, subject to certain allocation procedures, each Oneida Financial stockholder may elect to receive for each outstanding share of Oneida Financial common stock, either: (i) $20.00 in cash; (ii) 0.5635 shares of Community Bank System common stock; or (iii) a combination of both cash and common stock of Community Bank System provided that 60% of your Oneida Financial outstanding common stock will be exchanged for shares of Community Bank System common stock and the remaining 40% of your Oneida Financial outstanding common stock will be exchanged for cash. Your merger consideration election is subject to overall adjustment and allocation procedures that will result in 60% of Oneida Financial’s common stock being converted into Community Bank System common stock and 40% of Oneida Financial’s common stock being converted into cash. For more information, see the sections entitled “Proposal I — The Merger” and “The Merger Agreement.”

On February 23, 2015, which was the last trading date on the New York Stock Exchange (“NYSE”) preceding the public announcement of the Merger, the trading price of Community Bank System’s common stock was $35.45 per share which, after giving effect to the 0.5635 exchange ratio, has an implied value of approximately $19.98 per share. Based on this price with respect to the stock consideration, the exchange ratio of 0.5635, and the cash consideration of $20.00 per share, upon completion of the Merger, an Oneida Financial stockholder who receives cash for 40% of his or her shares of common stock and stock for 60% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $19.99 per share. As of May 4, 2015, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, the trading price of Community Bank System’s common stock on the NYSE was $34.79 which, after giving effect to the 0.5635 exchange ratio, has an implied value of approximately $19.60 per share. Based on this price with respect to the stock consideration, and the cash consideration of $20.00 per share, upon completion of the Merger, an Oneida Financial stockholder who receives cash for 40% of his or her shares of common stock and stock for 60% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $19.76 per share.

The market prices of Community Bank System common stock and Oneida Financial common stock will fluctuate before the completion of the Merger. You should obtain current stock price quotations for Community Bank System and Oneida Financial common stock before you vote. Community Bank System’s common stock is listed on the NYSE under the symbol “CBU.” Oneida Financial’s common stock is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “ONFC.”

Your board of directors has unanimously determined that the Merger and the Merger Agreement are advisable and in the best interests of Oneida Financial and its stockholders and unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement, “FOR” approval, on an advisory basis, of the merger-related executive compensation payable to the Oneida Financial named executives in connection with the Merger, and “FOR” the adjournment proposal described in the Notice of Special Meeting of Stockholders.

The Merger cannot be completed unless at least a majority of the issued and outstanding shares of Oneida Financial common stock entitled to vote at the special meeting vote in favor of the Merger. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by using the Internet, by telephone or by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at Oneida Financial’s special meeting. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement, but it will have no impact on the advisory, non-binding proposal to approve the merger-related executive compensation or the proposal to approve an adjournment of the special meeting.

This Proxy Statement/Prospectus is being delivered to Oneida Financial stockholders as Community Bank System’s prospectus for its offering of Community Bank System common stock in connection with the Merger, and as a proxy statement for the solicitation of proxies from Oneida Financial stockholders to vote for the adoption of the Merger Agreement and approval of the Merger.

This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Oneida Financial, Community Bank System and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 14 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

On behalf of the board of directors, I thank you for your prompt attention to this matter.

Sincerely,

Michael R. Kallet
Chairman of the Board of Directors and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Community Bank System common stock in connection with the Merger or the other transactions described in this Proxy Statement/Prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Proxy Statement/Prospectus is dated May 6, 2015, and is first being mailed to stockholders of Oneida Financial on or about May 12, 2015.

182 Main Street
Oneida, New York 13421

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2015

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Oneida Financial Corp., (“Oneida Financial”), will be held at the Greater Oneida Civic Center, on June 17, 2015, at 4:00 p.m., Eastern Time, to consider and vote upon the following matters:

1. a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 24, 2015, by and between Community Bank System, Inc. (“Community Bank System”) and Oneida Financial (the “Merger Agreement), which provides for the merger of Oneida Financial with and into Community Bank System with Community Bank System as the resulting company (the “Merger”);

2. a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Oneida Financial in connection with the Merger (the “Merger-Related Executive Compensation”);

3. a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement (the “adjournment proposal”); and

4. to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

The Merger is described in more detail in this Proxy Statement/Prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. Only holders of record of Oneida Financial common stock at the close of business on April 28, 2015 are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

Please vote as soon as possible. The affirmative vote of a majority of the outstanding shares of Oneida Financial common stock entitled to vote at the special meeting of stockholders is required for the approval and adoption of the Merger Agreement. Approval of the non-binding, advisory Merger-Related Executive Compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement.

To ensure your representation at the special meeting of stockholders, please follow the voting procedures described in this Proxy Statement/Prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted by following the instructions provided in the Proxy Statement/Prospectus.

ONEIDA FINANCIAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS.

BY ORDER OF THE BOARD OF DIRECTORS

Eric E. Stickels
Secretary

Oneida, New York
May 12, 2015

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the special meeting in person, Oneida Financial urges you to submit your proxy as soon as possible by (1) calling the toll-free telephone number specified on the enclosed proxy card, (2) accessing the Internet website specified on the enclosed proxy card, or (3) completing, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting card provided by such entity.

If you have any questions concerning the Merger or other matters to be considered at the Oneida Financial special meeting, would like additional copies of this Proxy Statement/Prospectus or need help voting your shares, please contact Oneida Financial’s proxy solicitor:

Laurel Hill Advisory Group, LLC
2 Robbins Lane
Suite 201
Jericho, NY 11753
888-742-1305

PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to certain questions that you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this Proxy Statement/Prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this Proxy Statement/Prospectus.

Q:	Why am I receiving this document?
A:	Community Bank System, Inc. (“Community Bank System”) and Oneida Financial Corp. (“Oneida Financial”) have agreed to combine under the terms of a merger agreement by and between Community Bank System and Oneida Financial, dated as of February 24, 2015 (the “Merger Agreement”), that is described in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. In order to complete the merger of Oneida Financial with and into Community Bank System (the “Merger”), the stockholders of Oneida Financial must vote to approve and adopt the Merger Agreement. Oneida Financial will hold a special meeting of its stockholders to solicit this approval, as well as the non-binding advisory approval on the Merger-Related Executive Compensation and, if necessary, the approval of the adjournment proposal. This Proxy Statement/Prospectus contains important information about the Merger, the Merger Agreement, the special meeting of Oneida Financial stockholders, and other related matters, and we encourage you to read it carefully and in its entirety.
Q:	Who is being asked to approve matters in connection with the Merger?
A:	Only Oneida Financial stockholders are being asked to vote to approve the Merger-related proposals. Under Maryland law, Oneida Financial is required to obtain stockholder approval of the Merger. By this Proxy Statement/Prospectus, Oneida Financial’s board of directors is soliciting proxies from Oneida Financial’s stockholders to obtain the necessary approvals at the special meeting of stockholders as discussed below. Under Delaware law and New York Stock Exchange (“NYSE”) rules, Community Bank System is not required to obtain stockholder approval of the Merger.
Q:	What will I receive in the Merger?
A:	If the Merger proposal is approved and the Merger is subsequently completed, subject to certain allocation procedures, you may elect to receive, for each outstanding share of Oneida Financial common stock owned, either:
•	$20.00 in cash, without interest;
•	0.5635 shares of Community Bank System common stock, plus cash in lieu of fractional shares; or
•	a combination of both cash and common stock of Community Bank System provided 60% of your Oneida Financial outstanding common stock will be exchanged for shares of Community Bank System common stock and the remaining 40% of your Oneida Financial outstanding common stock will be exchanged for cash.

The above consideration is subject to an allocation process to ensure that overall 40% of Oneida Financial’s common stock is exchanged for cash and 60% of Oneida Financial’s common stock is converted into Community Bank System common stock.

This Proxy Statement/Prospectus explains in more detail what amount of cash and/or Community Bank System common stock you may receive in the Merger. Because of certain limitations on the amount of cash and the number of shares Community Bank System will issue in the Merger, you may receive a combination of cash and shares of Community Bank System common stock even if you elect to receive only one type of merger consideration. Accordingly, allocations of Community Bank System common stock and cash that you receive will depend on the elections made by other Oneida Financial stockholders. For details, see “The Merger Agreement — Conversion of Oneida Financial Common Stock,” “ — Election Procedures” and “ — Allocation Mechanism” on pages 60 through 63.

Q:	What is the purpose of this document?
A:	This document serves as Oneida Financial’s proxy statement and as Community Bank System’s prospectus. As a proxy statement, this document is being provided to Oneida Financial stockholders because the Oneida Financial board of directors is soliciting your proxy to vote to approve and adopt the Merger Agreement, to approve the Merger-Related Executive Compensation, and, if necessary, to approve the adjournment proposal. As a prospectus, Community Bank System is providing this document to Oneida Financial stockholders because Community Bank System is offering shares of its common stock in exchange for shares of Oneida Financial common stock in the Merger.
Q:	What will happen to Oneida Financial as a result of the Merger?
A:	If the Merger is completed, Oneida Financial will cease to exist. The Oneida Savings Bank (“Oneida Savings Bank”) and The State Bank of Chittenango, currently wholly-owned direct and indirect subsidiaries of Oneida Financial, respectively, will merge with and into Community Bank, N.A. (“Community Bank”), the wholly-owned subsidiary of Community Bank System, with Community Bank being the surviving bank.
Q:	Could you tell me more about Community Bank System?
A:	Community Bank System is the parent company of Community Bank and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”). Community Bank is a commercial banking franchise headquartered in Upstate New York, with 190 customer facilities and 187 ATMs ranging diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northeastern Pennsylvania.

Community Bank is a community retail bank committed to the philosophy of serving the financial needs of customers in local communities. Community Bank emphasizes the local character of business, knowledge of the customer and customer needs, comprehensive retail and small business products, and responsive decision-making at the branch and regional levels. Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers. Community Bank and its employees strive to support and to actively engage in important initiatives in local communities within the market areas it serves.

Community Bank System’s common stock is publicly traded on the NYSE under the symbol “CBU.” At December 31, 2014, Community Bank System had on a consolidated basis approximately $7.5 billion in total assets, $5.9 billion in total deposits, $4.2 billion in total loans and stockholders’ equity of $1.0 billion. For additional information about Community Bank System, see “Where You Can Find More Information” beginning on page 86.

Q:	When is the Merger expected to be completed?
A:	The parties are working to complete the Merger during the third quarter of 2015. Oneida Financial and Community Bank System must first obtain the necessary regulatory approvals and the approval of the Oneida Financial stockholders at the special meeting and satisfy other customary closing conditions. Oneida Financial and Community Bank System cannot assure you as to when or if all the conditions to the Merger will be met, and it is possible that the parties will not complete the Merger at all.
Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed, Oneida Financial stockholders will not receive any consideration for their shares of common stock in connection with the Merger. Instead, Oneida Financial will remain an independent public company and its common stock will continue to be eligible for trading on the NASDAQ Global Market (“NASDAQ”). In the event of termination of the Merger Agreement under certain specified circumstances, Oneida Financial may be required to pay to Community Bank System a termination fee of $4.93 million. See the description of the Merger Agreement under “The Merger Agreement — Termination Fee and Expenses” beginning on page 71.

v

Q:	Does the board of directors of Oneida Financial have a recommendation on how I should vote on the Merger Agreement?
A:	Yes. The board of directors of Oneida Financial believes that the proposed Merger is advisable and in the best interests of Oneida Financial and its stockholders and unanimously recommends that the stockholders of Oneida Financial vote “FOR” the approval and adoption of the Merger Agreement.
Q:	Why am I being asked to cast a non-binding, advisory vote to approve the Merger-Related Executive Compensation?
A:	The Securities and Exchange Commission (“SEC”), in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Oneida Financial to seek a non-binding, advisory vote with respect to certain payments that will or may be made to Oneida Financial’s named executive officers in connection with the Merger. See “Proposal I — The Merger — Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger” beginning on page 50 and “Proposal II — Merger-Related Executive Compensation” beginning on page 76.
Q:	What will happen if Oneida Financial’s stockholders do not approve the Merger-Related Executive Compensation proposal at the special meeting?
A:	Oneida Financial’s named executive officers entered into employment and other related agreements with Oneida Financial prior to the contemplation of a potential transaction with Community Bank System or any other entity. Approval of the proposal related to the Merger-Related Executive Compensation is not a condition to completing the Merger. The vote with respect to the Merger-Related Executive Compensation is an advisory vote and will not be binding on Oneida Financial regardless of whether the Merger Agreement is approved and adopted. Accordingly, as the compensation to be paid to the Oneida Financial executives in connection with the Merger is governed by the terms of the previously negotiated agreements and is contractually binding, such compensation will or may be payable if the Merger is completed regardless of the outcome of the advisory vote.
Q:	Will the Merger-Related Executive Compensation be paid if the Merger is not consummated?
A:	No. Payment of the Merger-Related Executive Compensation is contingent upon the consummation of the Merger.
Q:	How do the directors and executive officers of Oneida Financial plan to vote?
A:	All of the directors of Oneida Financial and certain executive officers of Oneida Financial and its subsidiaries have agreed to vote in favor of the Merger Agreement all shares of Oneida Financial common stock that they are entitled to vote. As of the close of business on the record date for the special meeting, the directors of Oneida Financial and certain executive officers of Oneida Financial and its subsidiaries together had the right to vote 1,175,129 shares, or approximately 16.71% of the outstanding Oneida Financial common stock.
Q:	What risks should I consider before I vote on the Merger and make my election as to the form of merger consideration?
A:	You should read the section entitled “Risk Factors” beginning on page 14 of this Proxy Statement/Prospectus.
Q:	Is there other information I should consider?
A:	Yes. Much of the business and financial information about each of the companies that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents Oneida Financial and Community Bank System have separately filed with the SEC. This means that Oneida Financial and Community Bank System can satisfy their disclosure obligations to you by referring you to one or more documents separately filed by Community Bank System or Oneida Financial with the SEC. For additional information, see “Where You Can Find More Information”

beginning on page 86, for a list of documents that they have incorporated by reference into this document and for instructions on how to obtain copies of those documents, free of charge.
Q:	When and where will Oneida Financial stockholders meet?
A:	Oneida Financial will hold a special meeting of its stockholders on June 17, 2015, at 4:00 p.m., Eastern Time, at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York.
Q:	Who can vote at the Oneida Financial special meeting?
A:	Holders of record of Oneida Financial common stock at the close of business on April 28, 2015, which is the record date for the Oneida Financial special meeting, are entitled to vote at the special meeting.
Q:	How many votes must be represented in person or by proxy at the Oneida Financial special meeting to have a quorum?
A:	A majority of the shares of Oneida Financial common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum at the special meeting.
Q:	What vote by Oneida Financial stockholders is required to approve the Merger?
A:	Approval of the Merger proposal will require the affirmative vote of the holders of at least a majority of the outstanding shares of Oneida Financial common stock entitled to vote. Submission of properly signed and dated proxies not designating an election will have the same effect as shares voted “FOR” the Merger proposal, “FOR” approval, on an advisory basis, of the Merger-Related Executive Compensation and “FOR” the adjournment proposal, if necessary. Abstentions and broker non-votes will have the same effect as shares voted “AGAINST” the Merger proposal, but they will have no impact on the advisory, non-binding proposal to approve the Merger-Related Executive Compensation or the proposal to approve an adjournment of the special meeting.
Q:	What do I need to do now?
A:	After you have carefully read this Proxy Statement/Prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold common stock in your name as a stockholder of record, Oneida Financial and Community Bank System request that you complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. You may also authorize a proxy to vote your shares by telephone or through the Internet as instructed on the enclosed proxy card. If you hold your stock in “street name” through a bank, broker or other fiduciary, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank, broker or other fiduciary. Submitting your proxy card, authorizing a proxy by telephone or through the Internet, or directing your bank, broker or other fiduciary to vote your shares will ensure that your shares are represented and voted at the special meeting.

If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the Merger Agreement, the approval, on an advisory basis, of the Merger-Related Executive Compensation, and, if necessary, the adjournment proposal. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting against the Merger Agreement, but it will have no impact on the Merger Related Executive Compensation proposal or the adjournment proposal.

Q:	Should Oneida Financial stockholders send in their stock certificates with the enclosed proxy?
A:	No. Oneida Financial stockholders SHOULD NOT send in any stock certificates now with the enclosed proxy card. An election form and transmittal materials, with instructions for their completion will be provided to Oneida Financial stockholders under separate cover and the stock certificates should be sent with those materials at that time.

If an Oneida Financial stockholder fails to return a completed election form with such stockholder’s stock certificates, or suitable guarantee of delivery, prior to the expiration of the election period, a letter of transmittal with instructions for submitting such stock certificates will be mailed to such stockholder shortly following the effective time of the Merger.

Q:	If my shares are held in “street name” by my broker, will the broker vote my shares for me?
A:	No. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not give instructions to your broker, your broker will not be able to vote your shares.
Q:	What if I fail to instruct my broker?
A:	If you do not provide your broker with instructions and your broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the approval and adoption of the Merger Agreement, but it will have no impact on the advisory, non-binding proposal to approve the Merger-Related Executive Compensation or the proposal to approve an adjournment of the special meeting.
Q:	Can I attend the special meeting and vote my shares in person?
A:	Yes. All common stockholders, including common stockholders of record and common stockholders who hold their shares through banks, brokers, nominees or any other holder of record, may attend the special meeting. Holders of record of Oneida Financial common stock can vote in person at the special meeting. If you hold shares in “street name” and wish to attend the special meeting, you must ask your broker or bank how to vote those shares in person at the special meeting.
Q:	Can I change my vote?
A:	Yes. An Oneida Financial common stockholder who is a stockholder of record and has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to Oneida Financial’s corporate secretary, (ii) properly submitting to Oneida Financial a duly executed proxy bearing a later date or (iii) attending the special meeting and voting in person. Any common stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence of a common stockholder at the special meeting will not constitute revocation of a previously given proxy. If you hold your shares in “street name” through a bank, broker or other fiduciary, you should contact your bank, broker or other fiduciary to revoke your proxy.

Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Oneida Financial as follows: Oneida Financial Corp., Corporate Secretary, Eric E. Stickels, 182 Main Street, Oneida, New York 13421, which must be received by 11:59 p.m., Eastern time, on June 16, 2015.

Proxies may also be revoked via the Internet or telephone by following the instructions on your proxy card.

Q:	How do I make an election as to the form of merger consideration I wish to receive in the Merger?
A:	Community Bank System will mail to each Oneida Financial stockholder an election form/letter of transmittal which will contain instructions for making a selection of merger consideration and for surrendering your stock certificates in exchange for the merger consideration. American Stock Transfer & Trust Company, LLC, the exchange agent for the Merger, must receive your properly completed election form/letter of transmittal and your stock certificates, or suitable guarantee of delivery, by no later than the election deadline in order for your choice as to the form of merger consideration to be considered with those made by the other Oneida Financial stockholders. Oneida Financial and Community Bank System expect the election deadline will be 5:00 p.m., Eastern Time, on June 26, 2015, but they will notify you if this date changes.

Q:	What happens if I don’t make a valid election as to the form of merger consideration before the election deadline?
A:	If you do not make a valid election as to the form of merger consideration before the election deadline, all shares of Oneida Common Stock held by you will be converted into the right to receive either the common stock of Community Bank System pursuant to the exchange ratio of 0.5635, $20.00 in cash per share, or any combination of Community Bank System common stock and cash, as determined by Community Bank System pursuant to the allocation procedures described in this Proxy Statement/Prospectus. If the Merger is completed, the exchange agent will send you a new letter of transmittal that you can use to surrender your shares of Oneida Financial in exchange for the merger consideration.
Q:	Can I change my election as to the form of merger consideration?
A:	Yes. You can change your election as to the form of merger consideration by submitting a new election form/letter of transmittal. For a change to be effective, the exchange agent must receive your election form/letter of transmittal before the election deadline.
Q:	What are the material U.S. federal income tax consequences of the Merger to me?
A:	Oneida Financial has received a legal opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If you exchange your shares of Oneida Financial common stock solely for Community Bank System common stock, you should not recognize any gain or loss except for the cash you receive instead of any fractional share of Community Bank System common stock. If you exchange your shares of Oneida Financial common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Oneida Financial common stock for a combination of Community Bank System common stock and cash, you should recognize capital gain, but not any loss on the exchange. Because the allocations of cash and Community Bank System common stock that you will receive will depend on the elections made by other Oneida Financial stockholders (with respect to elections of all stock or all cash), you will not know the actual tax consequences of the Merger to you until the allocations are completed. This tax treatment may not apply to all Oneida Financial stockholders. Determining the actual tax consequences of the Merger to Oneida Financial stockholders can be complicated. Oneida Financial stockholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each stockholder. For further information, see “Proposal I — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 54.
Q:	Are Oneida Financial’s stockholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the approval of the Merger Agreement?
A:	No. As a holder of Oneida Financial common stock, and in accordance with Oneida Financial’s articles of incorporation, you are not entitled to appraisal or dissenters’ rights under the Maryland General Corporation Law in connection with the Merger. See “Proposal I — The Merger — No Appraisal or Dissenters’ Rights” beginning on page 59.
Q:	How are my shares in The Oneida Savings Bank Employee Stock Ownership Plan and the Oneida Savings Bank 401(k) Savings Plan voted?
A:	Under the terms of The Oneida Savings Bank Employee Stock Ownership Plan (the “ESOP”), the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of Oneida Financial common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote unallocated shares of common stock and allocated shares for which no voting instructions are received in the same proportion as the allocated shares for which it has received timely voting instructions. A participant in the Oneida Savings Bank 401(k) Savings Plan (the “401(k) Plan”) is entitled to direct the trustee as to the shares in the Oneida Financial Corp. Stock Fund credited to his or her account. The 401(k) Plan trustee, subject to the exercise of its fiduciary responsibilities, will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) Plan trustee received voting instructions.

If you are a participant in the ESOP or the 401(k) Plan, you will receive a separate voting instruction form for shares allocated to your ESOP account or 401(k) Plan by which you can direct the plan trustee how to vote your shares held by either plan.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you want to ask any questions about the Merger or the merger consideration to be issued in the Merger, you should contact:

Laurel Hill Advisory Group, LLC
2 Robbins Lane
Suite 201
Jericho, NY 11753
888-742-1305

Both Community Bank System and Oneida Financial file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that Community Bank System or Oneida Financial files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Community Bank System’s and Oneida Financial’s public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” Community Bank System’s and Oneida Financial’s public filings are also available from Community Bank System and Oneida Financial, respectively, at the address shown below or at their respective websites: www.communitybankna.com or www.oneidafinancial.com.

Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Oneida Financial stockholders in the Merger. This document is a part of the registration statement and constitutes a prospectus of Community Bank System and a proxy statement of Oneida Financial for its special meeting of stockholders. As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank System and Oneida Financial to “incorporate by reference” certain information into this document, which means that Community Bank System and Oneida Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. See “Where You Can Find More Information” beginning on page 86 to find out where you can find more information about the documents incorporated by reference.

If you wish to obtain an additional copy of this document, or any other information, without charge upon written or oral request, see “Where You Can Find More Information” beginning on page 86 to find out where you can find more information about Community Bank System and Oneida Financial, or contact:

Community Bank System, Inc.	Oneida Financial Corp.
Donna J. Drengel Investor Relations Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 (315) 445-7313	Eric E. Stickels President, COO and Corporate Secretary Oneida Financial Corp. 182 Main Street Oneida, New York 13421 (315) 363-2000

To obtain timely delivery of these documents, you must request the information no later than June 10, 2015 in order to receive them before the special meeting.

x

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the Merger and for a more complete description of the legal terms of the Merger, we encourage you to read this entire Proxy Statement/Prospectus carefully, its annexes, as well as the additional documents referred to in this Proxy Statement/Prospectus. See “Where You Can Find More Information” beginning on page 86.

The Merger Agreement is attached to this document as Annex A. Please read that document carefully. It is the legal document that governs the Merger and your rights in the Merger.

Information about the Companies (Page 22)

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
(315) 445-2282

Community Bank System is a bank holding company operating Community Bank, which currently has 190 customer facilities and 187 ATMs in 35 counties in Upstate New York: Allegany, Broome, Cattaraugus, Cayuga, Chautauqua, Chenango, Chemung, Clinton, Delaware, Erie, Essex, Franklin, Hamilton, Herkimer, Jefferson, Lewis, Livingston, Oneida, Onondaga, Ontario, Oswego, Otsego, St. Lawrence, Saratoga, Schoharie, Schuyler, Seneca, Steuben, Tioga, Tompkins, Ulster, Warren, Washington, Wayne, and Yates, and six counties in Northern Pennsylvania: Bradford, Carbon, Lackawanna, Luzerne, Susquehanna and Wyoming. Community Bank and its subsidiaries offer a broad range of commercial banking, trust, pension administration, investment and financial services to business, individual, agricultural and government customers.

Community Bank is Community Bank System’s principal operating subsidiary. At December 31, 2014, Community Bank System had on a consolidated basis approximately $7.5 billion in total assets, $5.9 billion in total deposits, $4.2 billion in total loans and $1.0 billion of stockholders’ equity.

Community Bank System common stock is currently listed on the NYSE under the symbol “CBU.”

Oneida Financial Corp.
182 Main Street
Oneida, New York 13421
(315) 363-2000

Oneida Financial, a Maryland corporation, is the parent savings and loan holding company of Oneida Savings Bank. Oneida Savings Bank is a New York chartered savings bank headquartered in Oneida, New York, with 12 banking offices located in Madison and Oneida Counties. Oneida Savings Bank was originally founded in 1866 as a mutual savings bank, and in 1998 it converted to a New York chartered stock savings bank as part of its reorganization into a mutual holding company corporate structure. In 2010, Oneida Financial completed its conversion from a mutual holding company to a stock holding company and sold concurrently approximately $31.5 million of common stock. Oneida Savings Bank and its subsidiaries offer a broad range of banking, trust, investment and financial services to business, individual and government customers.

Oneida Savings Bank is Oneida Financial’s principal operating subsidiary. At December 31, 2014, Oneida Financial had on a consolidated basis approximately $798.2 million in total assets, $689.2 million in total deposits, $369.9 million in total loans and $95.8 million of stockholders’ equity.

Oneida Financial common stock is currently listed on NASDAQ under the symbol “ONFC.”

Oneida Financial and Community Bank System Propose a Merger of Community Bank System and Oneida Financial (Page 27)

Oneida Financial and Community Bank System are proposing a merger of Oneida Financial with and into Community Bank System, with Community Bank System as the surviving entity. Immediately following the Merger, the parties will merge Oneida Savings Bank and The State Bank of Chittenango, wholly-owned banking subsidiaries of Oneida Financial, with and into Community Bank, a wholly-owned banking subsidiary of Community Bank System, with Community Bank as the surviving entity (the “Bank Merger”).

In the Merger, You May Elect to Receive Either Cash, Shares of Community Bank System or a Combination of Both (Page 60)

If the Merger proposal is approved and the Merger is subsequently completed, subject to certain allocation procedures, you may elect to receive, for each outstanding share of Oneida Financial common stock owned, either:

•	$20.00 in cash, without interest;
•	0.5635 shares of Community Bank System common stock, plus cash in lieu of fractional shares; or
•	a combination of both cash and common stock of Community Bank System provided 60% of your Oneida Financial common stock will be exchanged for shares of Community Bank System common stock, pursuant to the exchange ratio of 0.5635, and the remaining 40% of your Oneida Financial common stock will be exchanged for $20.00 in cash per share.

The above consideration is subject to an allocation process that requires that overall 40% of Oneida Financial shares of common stock to be exchanged for cash and 60% of Oneida Financial’s common stock be converted into Community Bank System common stock.

To enable you to make this election, Community Bank System will mail separately an election form/letter of transmittal. Please read the instructions to the election form/letter of transmittal, and complete, sign and return it with your Oneida Financial stock certificates or appropriate guarantee of delivery before the election deadline of June 26, 2015. If you do not make a valid election as to the form of merger consideration before the election deadline, all of your shares of Oneida Financial common stock will be converted into the right to receive either the common stock of Community Bank System pursuant to the exchange ratio of 0.5635, $20.00 in cash per share, or any combination of Community Bank System common stock and cash, as determined by Community Bank System and pursuant to the allocation procedures described in this Proxy Statement/Prospectus.

Your Election of Merger Consideration is Subject to Certain Allocation Procedures (Page 63)

Oneida Financial and Community Bank System have agreed that no more than 60% of the outstanding shares of Oneida Financial common stock will be exchanged for shares of Community Bank System common stock, and that no more than 40% of the outstanding shares of Oneida Financial common stock will be exchanged for cash. Depending on the elections made by the other Oneida Financial stockholders, your election as to the form of merger consideration may be subject to certain allocation mechanisms which are designed to ensure compliance with the aggregate limitations on the form of merger consideration described in the preceding sentence. Accordingly, unless you elect to receive the combination of cash for 40% of your Oneida Financial shares, and Community Bank System common stock for 60% of your Oneida Financial shares, Oneida Financial and Community Bank System cannot assure you that you will receive the form of consideration that you elect with respect to all of the shares of Oneida Financial common stock you hold. However, if you own 100 or fewer shares of Oneida Financial common stock and elect to receive only cash in the Merger, you will receive only cash in the Merger.

Oneida Financial and Community Bank System Expect that Oneida Financial Stockholders Will Own Approximately 5.5% of the Combined Company Following the Merger (Page 24)

At the completion of the Merger, if 60% of the outstanding shares of Oneida Financial common stock are exchanged for shares of Community Bank System common stock at an exchange ratio of 0.5635, Oneida Financial stockholders are expected to own approximately 5.5% of the outstanding shares of common stock of the combined company. The actual ownership percentage of the Oneida Financial stockholders in the combined company could be higher if the actual exchange ratio of the Merger, which may be adjusted if Oneida Financial’s board of directors elects to terminate the Merger Agreement in the event that the market price of Community Bank System’s common stock, over a specified period before the consummation of Merger, falls outside of a certain range and Community Bank System elects to increase the exchange ratio, as described in the Merger Agreement section on page 67.

Recommendation of the Oneida Financial Board of Directors (Page 25)

Oneida Financial’s board of directors has unanimously approved the Merger Agreement, and recommends a vote “FOR” approval and adoption of the Merger Agreement, “FOR” the approval, on an advisory basis, of the Merger-Related Executive Compensation, and “FOR” the adjournment proposal, if necessary. See the section entitled “Proposal I — The Merger — Oneida Financial’s Reasons for the Merger; Recommendation of Oneida Financial’s Board of Directors” beginning on page 34 of this Proxy Statement/Prospectus.

Oneida Financial’s Financial Advisor Provided a Fairness Opinion to Oneida Financial’s Board of Directors in connection with the Merger (Page 36)

In connection with the Merger, Oneida Financial’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated February 24, 2015, to the Oneida Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Oneida Financial common stock of the merger consideration in the proposed Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this Proxy Statement/Prospectus. The opinion was for the information of, and was directed to, the Oneida Financial board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Oneida Financial to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Oneida Financial board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Oneida Financial common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of Oneida Financial common stock, what election any such stockholder should make with respect to the stock consideration or the cash consideration (or any combination thereof)).

Share Information and Market Price (Page 74)

Community Bank System common stock is traded on the NYSE under the symbol “CBU.” Oneida Financial common stock is traded on NASDAQ under the symbol “ONFC.” The following table shows the closing or last sale prices of Community Bank System common stock and Oneida Financial common stock on February 23, 2015 and May 4, 2015. February 23, 2015 is the last full trading day prior to the announcement of the signing of the Merger Agreement. May 4, 2015 was the last practicable trading day for which information was available prior to the date of this document. The equivalent price per share of Oneida Financial common stock is determined by multiplying the closing price of Community Bank System common stock by the 0.5635 exchange ratio.

	Community Bank System	Oneida Financial
Closing Sale Prices Per Share on:	Historical	Historical	Equivalent Market Value Per Share
February 23, 2015	$35.45	$12.79	$19.98
May 4, 2015	$34.79	$19.49	$19.60

The market prices of both Community Bank System common stock and Oneida Financial common stock will fluctuate before the Merger. Oneida Financial and Community Bank System encourage you to obtain current market prices.

The Special Meeting will be held on June 17, 2015 (Page 24)

A special meeting of the Oneida Financial stockholders will be held at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York 13421, at 4:00 p.m., Eastern Time, on June 17, 2015. At the special meeting, stockholders of Oneida Financial will vote on a proposal to approve and adopt the Merger Agreement and an advisory vote on the Merger-Related Executive Compensation, and if necessary, the adjournment proposal.

The Record Date for the Special Meeting is April 28, 2015; Each Share will Entitle You to One Vote on the Merger (Page 24)

You are entitled to vote at the special meeting if you owned shares of Oneida Financial common stock as of the close of business on April 28, 2015, the record date. On the record date, there were 7,032,540 shares of Oneida Financial common stock outstanding and entitled to vote. Each share of Oneida Financial common stock entitles its holder to one vote on any matter that may properly come before the special meeting, including the proposal to approve the Merger Agreement.

Vote Required (Page 24)

The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Oneida Financial common stock entitled to vote at the special meeting of stockholders. Approval of the Merger-Related Executive Compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. Approval of the adjournment proposal, if necessary to solicit additional proxies if there are not sufficient votes to adopt and approve the Merger Agreement, requires the affirmative vote of a majority of the votes cast on the proposal.

Broker non-votes and abstentions would have the same effect as a vote “AGAINST” the Merger Agreement, but they will have no effect on the Merger-Related Executive Compensation proposal or the adjournment proposal.

Oneida Financial and Community Bank System Expect Directors of Oneida Financial and Certain Executive Officers of Oneida Financial and its Subsidiaries to Vote Their Shares in Favor of Approving the Merger (Page 24)

On the record date, the directors of Oneida Financial and certain executive officers of Oneida Financial and its subsidiaries, including certain related parties, had voting power with respect to an aggregate of 1,175,129 shares of Oneida Financial common stock, or approximately 16.71% of the shares of the Oneida Financial common stock then outstanding. Each director of Oneida Financial and certain executive officers of Oneida Financial and its subsidiaries holding, in the aggregate, approximately 16.71% of the outstanding Oneida Financial common stock executed an agreement that generally commits such persons to vote all of their shares of Oneida Financial common stock in favor of the Merger Agreement.

Terms of the Merger Agreement (Page 60)

The Merger Agreement is attached to this document as Annex A. We encourage you to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger and your rights in it. You are also encouraged to read the section entitled “Risk Factors” beginning on page 14.

The Merger Agreement provides that Oneida Financial will merge with and into Community Bank System, with Community Bank System continuing as the surviving corporation. Following the Merger, Oneida Savings Bank and The State Bank of Chittenango will merge with and into Community Bank, with Community Bank being the continuing bank.

Oneida Financial and Community Bank System Must Obtain Regulatory Approvals to Complete the Merger (Page 57)

Community Bank System was required to make filings with or obtain approvals from certain regulatory authorities to effect the Merger. In addition, before Oneida Financial and Community Bank System can complete the Merger, they will make all filings and obtain all regulatory approvals required for the merger of their banking subsidiaries, Community Bank, Oneida Savings Bank and The State Bank of Chittenango. Required approvals for the Merger and the Bank Merger include the approvals of the New York Department of Financial Services, the Federal Reserve Board, and the Office of the Comptroller of the Currency (the “OCC”). In addition, Community Bank System must apply to list the common stock to be issued in the Merger on the NYSE.

Conditions to Completion of the Merger (Page 65)

In addition to the approval and adoption of the Merger by Oneida Financial stockholders and the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof as described above, each party’s obligation to complete the Merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including:

•	the SEC declaring effective the registration statement that covers the Community Bank System common stock to be issued in the Merger;
•	Oneida Financial stockholders approving the Merger Agreement by the affirmative vote of at least a majority of the shares outstanding and entitled to vote at the special meeting;
•	Community Bank System and Oneida Financial receiving all approvals or consents required by law from any applicable governmental agency, and all applicable notice or waiting periods expiring;
•	no court or regulatory actions, nor any judgments, orders, decrees or injunctions, having been instituted or issued by any governmental authority, court, or administrative agency preventing or seeking to prevent the consummation of the Merger;
•	the representations and warranties made by Community Bank System and Oneida Financial in the Merger Agreement continuing to be true and correct as of the effective time of the Merger (subject to the materiality standards set forth in the Merger Agreement);
•	the New York Stock Exchange approving for listing the Community Bank System common stock to be issued in the Merger; and
•	Luse Gorman, PC (“Luse Gorman”), Oneida Financial’s outside legal counsel, delivering an opinion to Oneida Financial, dated as of the date of this Proxy Statement/Prospectus and as of the closing date of the Merger, to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

Fees and Expenses; Termination Fee (Page 71)

Oneida Financial and Community Bank System will each pay its own expenses in connection with the Merger, except that the parties will share equally all filing fees paid to the SEC in connection with the registration statement for the Merger, and all costs associated with the printing and mailing of this document. If, however, the Merger Agreement is terminated under certain circumstances, Oneida Financial must pay a termination fee of $4.93 million as set forth in the Merger Agreement. Generally, the termination fee will become payable in connection with a competing third party offer to acquire Oneida Financial.

Terminating the Merger Agreement (Page 66)

Either Oneida Financial or Community Bank System may terminate the Merger Agreement under certain circumstances, including if:

•	both companies consent in writing to the termination;
•	the Merger is not completed before December 31, 2015, unless failure to consummate the Merger by such date was principally due to the party seeking to terminate failing to perform the covenants set forth in the Merger Agreement;
•	any governmental entity issues a final and non-appealable order prohibiting the completion of the Merger;
•	Oneida Financial stockholders do not approve the Merger Agreement at the special meeting; or
•	the other party materially breaches, and does not cure within 30 days, any of the representations, warranties or covenants it has made under the Merger Agreement, and the breach entitles the non-breaching party to terminate the Merger Agreement.

Oneida Financial may terminate the Merger Agreement if (i) Community Bank System’s stock price falls below thresholds set forth in the Merger Agreement and Community Bank System does not increase the exchange ratio pursuant to a prescribed formula in the Merger Agreement, or (ii) Oneida Financial’s board of directors recommends to Oneida Financial stockholders a “Superior Proposal,” as defined in the Merger Agreement, or Oneida Financial signs a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, in accordance with the procedures in the Merger Agreement.

Community Bank System may terminate the Merger Agreement if the Oneida Financial board of directors fails to recommend approval, or withdraws its approval of, the Merger, or fails to include its recommendation for approval of the Merger Agreement in this Proxy Statement/Prospectus.

Financial Interests of Oneida Financial Management in the Merger (Page 50)

In considering the recommendation of the Oneida Financial board of directors, you should be aware that certain of the directors and executive officers of Oneida Financial have financial interests in the Merger that are different from or in addition to, and may conflict with, interests of other Oneida Financial stockholders. Oneida Financial’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement, and in recommending that Oneida Financial stockholders vote to approve and adopt the Merger Agreement.

The material interests considered by Oneida Financial’s board of directors were as follows:

•	Michael R. Kallet and Eric E. Stickels will join the boards of directors of Community Bank System and Community Bank following the consummation of the Merger.
•	The ability to cancel stock options with an exercise price of less than $20.00 in exchange for a cash payment equal to $20.00 minus the exercise price for each option.
•	The acceleration of vesting of outstanding restricted stock awards, which will be exchanged for the Merger consideration.
•	Oneida Savings Bank or its wholly-owned subsidiary, OneGroup NY, Inc., previously entered into employment agreements with its executive officers which entitle them to certain payments and benefits upon a qualifying termination in connection with a change in control such as the Merger. The aggregate benefit from these employment agreements is approximately $4.26 million, assuming each executive officer has a qualifying termination event in connection with the Merger.
•	Certain executive officers are entitled to receive a pro-rata bonus, payable under the Oneida Financial and Oneida Savings Bank non-equity incentive plans. Such bonuses would be paid in a lump sum at the effective time of the Merger.
•	Executive officers and directors of Oneida Financial and its subsidiaries will receive continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

These interests are described in more detail in the section of this Proxy Statement/Prospectus entitled “Proposal I — The Merger — Financial Interests of Oneida Financial’s Directors and Certain Executive Officers in the Merger” beginning on page 50. The Oneida Financial board knew about these interests and determined that they did not affect the benefits of the Merger to Oneida Financial stockholders.

Directors of Community Bank System and Community Bank Following the Merger (Page 72)

If the Merger is completed, two of Oneida Financial’s directors, Michael R. Kallet and Eric E. Stickels, will be appointed to serve as members of Community Bank System’s board of directors, in addition to the 12 current directors of Community Bank System. These two new directors of Community Bank System will also be appointed to serve on the board of directors of Community Bank. In addition, Community Bank System has agreed to nominate and recommend for election Michael R. Kallet and Eric E. Stickels at Community Bank System’s next annual meeting of stockholders for which they are standing for election.

There are Differences in Stockholder Rights (Page 79)

The rights of Oneida Financial stockholders are currently governed by Maryland law and Oneida Financial’s articles of incorporation and bylaws. If the Merger is completed, certain Oneida Financial stockholders will become stockholders of Community Bank System and their rights will be governed by Delaware law and Community Bank System’s certificate of incorporation and bylaws. There are certain differences in the rights of stockholders of the two companies. These differences are described in more detail in the section of this Proxy Statement/Prospectus entitled “Comparison of Rights of Holders of Oneida Financial Common Stock and Community Bank System Common Stock” beginning on page 79.

Material U.S. Federal Income Tax Consequences of the Merger (Page 54)

If you exchange your shares of Oneida Financial common stock solely for Community Bank System common stock, you should not recognize any gain or loss except with respect to the cash you receive instead of any fractional share of Community Bank System common stock. If you exchange your shares of Oneida Financial common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Oneida Financial common stock for a combination of Community Bank System common stock and cash, you should recognize capital gain, but not any loss on the exchange. Because the allocations of cash and Community Bank System common stock that you will receive will depend on the elections made by other Oneida Financial stockholders (with respect to elections of all stock or all cash), you will not know the actual tax consequences of the Merger to you until the allocations are completed. Oneida Financial’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder. However, any cash received in lieu of a fractional share interest (only whole shares of Community Bank System common stock will be received by Oneida Financial stockholders) will be treated as received in full payment for such fractional share of stock and as capital gain or loss.

For further information, see “Proposal I — The Merger  —  Material U.S. Federal Income Tax Consequences of the Merger.”

This tax treatment may not apply to all Oneida Financial stockholders. Determining the actual tax consequences of the Merger to Oneida Financial stockholders can be complicated. Oneida Financial stockholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each stockholder.

Risk Factors (Page 14)

You should consider all the information contained in or incorporated by reference into this Proxy Statement/Prospectus in deciding how to vote for the proposals presented in the Proxy Statement/Prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA

The following tables summarize selected historical consolidated financial data for Community Bank System and Oneida Financial. The “Income Statement Data”/“Operating Data” for 2014, 2013 and 2012 and the “Balance Sheet Data”/“Financial Condition Data” at December 31, 2014 and 2013 have been derived from the audited consolidated financial statements which have been incorporated by reference into this Proxy Statement/Prospectus. The “Income Statement Data”/“Operating Data” for the years ended December 31, 2011 and 2010 as well as the “Balance Sheet Data”/“Financial Condition Data” for the years ended December 31, 2012, 2011 and 2010 are derived from the companies’ annual financial statements which were prepared in accordance with U.S. GAAP and are not incorporated in this Proxy Statement/Prospectus. The information is only a summary and should be read in conjunction with each company’s financial statements and related notes and management’s discussions and analysis contained in the annual, quarterly and other reports filed with the SEC. See “Where You Can Find More Information” beginning on page 86 of this Proxy Statement/Prospectus.

Community Bank System, Inc.
Selected Historical Financial Data

	Years Ended December 31,
(In thousands except per share data and ratios)	2014	2013	2012	2011	2010
Income Statement Data:
Loan interest income	$185,527	$188,197	$192,710	$192,981	$178,703
Investment interest income	70,693	75,962	88,690	77,988	69,578
Interest expense	11,792	26,065	50,976	61,556	66,597
Net interest income	244,428	238,094	230,424	209,413	181,684
Provision for loan losses	7,178	7,992	9,108	4,736	7,205
Noninterest income	119,020	108,748	98,955	89,283	88,792
Gain (loss) on investment securities & early retirement of long-term borrowings, net	0	(6,568)	291	(61)	0
Acquisition expenses, litigation settlement, and contract termination charges	2,923	2,181	8,247	4,831	1,365
Other noninterest expenses	223,657	219,074	203,510	185,541	175,521
Income before income taxes	129,690	111,027	108,805	103,527	86,385
Net income	91,353	78,829	77,068	73,142	63,320
Diluted earnings per share	2.22	1.94	1.93	2.01	1.89
Balance Sheet Data:
Cash equivalents	$12,870	$11,288	$84,415	$203,082	$114,996
Investment securities	2,512,974	2,218,725	2,818,527	2,151,370	1,742,324
Loans, net of unearned discount	4,236,206	4,109,083	3,865,576	3,471,025	3,026,363
Allowance for loan losses	(45,341)	(44,319)	(42,888)	(42,213)	(42,510)
Intangible assets	386,973	390,499	387,134	360,564	311,714
Total assets	7,489,440	7,095,864	7,496,800	6,488,275	5,444,506
Deposits	5,935,264	5,896,044	5,628,039	4,795,245	3,934,045
Borrowings	440,122	244,010	830,134	830,329	830,484
Shareholders’ equity	987,904	875,812	902,778	774,583	607,258
Capital and Related Ratios:
Cash dividends declared per share	$1.16	$1.10	$1.06	$1.00	$0.94
Book value per share	24.24	21.66	22.78	20.94	18.23
Tangible book value per share(1)	15.63	12.80	13.72	11.85	9.49
Market capitalization (in millions)	1,554	1,604	1,084	1,028	925
Tier 1 leverage ratio	9.96%	9.29%	8.40%	8.38%	8.23%
Total risk-based capital to risk-adjusted assets	18.75%	17.57%	16.20%	15.51%	14.74%

	Years Ended December 31,
(In thousands except per share data and ratios)	2014	2013	2012	2011	2010
Tangible equity to tangible assets(1)	8.92%	7.68%	7.62%	7.12%	6.14%
Dividend payout ratio	51.6%	56.0%	54.3%	49.3%	49.2%
Period end common shares outstanding	40,748	40,431	39,626	36,986	33,319
Diluted weighted-average shares outstanding	41,232	40,726	39,927	36,454	33,553
Selected Performance Ratios:
Return on average assets	1.23%	1.09%	1.08%	1.18%	1.16%
Return on average equity	9.65%	9.04%	8.82%	10.36%	10.66%
Net interest margin	3.91%	3.91%	3.88%	4.07%	4.04%
Noninterest income/operating income (FTE)	31.4%	30.0%	28.6%	28.4%	31.1%
Efficiency ratio(2)	57.9%	59.3%	57.4%	57.6%	59.4%
Asset Quality Ratios:
Allowance for loan losses/total loans	1.07%	1.08%	1.11%	1.22%	1.40%
Nonperforming loans/total loans	0.56%	0.54%	0.75%	0.85%	0.61%
Allowance for loan losses/nonperforming loans	190%	201%	147%	144%	230%
Loan loss provision/net charge-offs	117%	122%	108%	94%	109%
Net charge-offs/average loans	0.15%	0.17%	0.23%	0.15%	0.21%

(1)	The tangible book value per share and the tangible equity to tangible asset ratio excludes goodwill and identifiable intangible assets, adjusted for deferred tax liabilities generated from tax deductible goodwill. The ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, management believes such information is useful in analyzing the relative strength of Community Bank System’s capital position and in evaluating its performance.
(2)	Efficiency ratio provides a ratio of operating expenses to operating income. It excludes intangible amortization, acquisition expenses, litigation settlement and contract termination charges from expenses, and gains and losses on investment securities and early retirement of long-term borrowings from income, while adding a fully-taxable equivalent adjustment. The efficiency ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, the efficiency ratio is used by management in assessing financial performance specifically as it relates to noninterest expense control. Management also believes such information is useful to investors in evaluating Community Bank System’s performance.

Oneida Financial Corp.
Selected Historical Financial Data

	At December 31,
Selected Financial Condition Data:	2014	2013	2012	2011	2010
	(dollars in thousands)
Total assets	$798,169	$742,484	$681,391	$663,713	$661,579
Cash and cash equivalents	31,075	42,183	19,803	40,572	33,741
Loans receivable, net	367,859	335,701	311,703	286,604	284,479
Mortgage-backed securities	115,911	98,994	90,907	92,755	89,882
Investment securities	189,818	169,012	166,539	148,049	158,589
Trading securities	3,900	5,063	5,630	7,010	7,691
Goodwill and other intangibles	26,288	26,582	27,017	24,947	24,519
Interest bearing deposits	603,482	551,603	492,455	481,505	486,985
Non-interest bearing deposits	85,688	85,647	75,810	69,119	65,179
Borrowed funds	—	1,000	6,000	11,000	12,000
Total stockholders’ equity	95,773	90,644	92,981	87,902	83,361

	Years ended December 31,
Selected Operating Data:	2014	2013	2012	2011	2010
	(dollars in thousands, except per share data)
Total interest income	$22,556	$22,403	$22,765	$23,783	$23,780
Total interest expense	2,634	2,603	3,173	4,023	5,681
Net interest income	19,922	19,800	19,592	19,760	18,099
Provision for loan losses	500	500	740	1,050	1,650
Net interest income after provision for loan losses	19,422	19,300	18,852	18,710	16,449
Net investment gains (losses)	2,451	484	796	58	(901)
Change in fair value of trading securities	(1,163)	1,935	620	199	103
Impairment of other asset	—	—	(1,886)	—	—
Non-interest income	32,054	29,207	26,613	24,654	22,888
Non-interest expense	45,882	41,932	36,801	35,548	33,452
Intangible amortization	294	452	339	391	412
Income before income taxes	6,588	8,542	7,855	7,682	4,675
Income tax provision	1,460	2,456	2,095	1,953	914
Net income	$5,128	$6,086	$5,760	$5,729	$3,761
Earnings per share – basic	$0.74	$0.88	$0.84	$0.82	$0.53
Earnings per share – diluted	$0.73	$0.87	$0.84	$0.82	$0.53
Cash dividends paid	$0.48	$0.48	$0.48	$0.48	$0.30

	Years ended December 31,
Selected Financial Ratios:	2014	2013	2012	2011	2010
Performance ratios:
Return on average assets (ratio of net income to average total assets)	0.66%	0.86%	0.85%	0.86%	0.60%
Return on average equity (ratio of net income to average equity)	5.44%	6.58%	6.40%	6.46%	5.14%
Interest rate spread(1)	2.90%	3.16%	3.28%	3.30%	3.25%
Net interest margin(2)	2.95%	3.23%	3.37%	3.41%	3.38%
Efficiency ratio(3)	88.28%	85.55%	79.63%	80.04%	80.99%
Non-interest income to average total assets	4.12%	4.12%	3.94%	3.70%	3.67%
Non-interest expense to average total assets	5.93%	5.97%	5.49%	5.40%	5.39%
Ratio of average interest-earning assets to average interest-bearing liabilities	116.37%	116.52%	115.74%	115.47%	112.56%
Average equity to average total assets	12.12%	13.03%	13.32%	13.33%	11.73%
Equity to total assets (end of period)	12.00%	12.21%	13.65%	13.24%	12.60%
Tangible equity to tangible assets (end of period)(4)	9.00%	8.95%	10.09%	9.86%	9.24%
Dividend payout ratio(5)	65.42%	55.05%	56.98%	58.74%	56.07%
Asset quality ratios:
Nonperforming assets to total assets(6)	0.07%	0.08%	0.32%	0.79%	1.15%
Nonperforming loans to total loans	0.08%	0.16%	0.23%	0.50%	1.38%
Net charge-offs to average loans	0.03%	0.05%	0.29%	0.85%	0.09%
Allowance for loan losses to loans receivable, net	0.95%	0.93%	0.89%	1.02%	1.51%
Allowance for loan losses to nonperforming loans	1,144.44%	587.90%	382.37%	201.81%	107.54%
Bank Regulatory Capital Ratios:
Total capital (to risk-weighted assets)	16.54%	15.97%	15.16%	15.62%	15.15%
Tier 1 capital (to risk-weighted assets)	15.77%	15.25%	14.50%	14.91%	14.11%
Tier 1 capital (to average assets)	9.36%	9.03%	9.33%	9.62%	9.17%
Number of full-service banking offices	12	11	11	12	11
Number of FTEs	358	354	325	330	325

(1)	The average of interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income, excluding net impairment losses, net investment gains (losses) and changes in fair value of trading securities.
(4)	Tangible equity represents total equity less goodwill and other intangible assets, and tangible assets represents total assets less goodwill and other intangibles.
(5)	The dividend payout ratio represents total dividends paid divided by net income and reflects the waiver of dividends by Oneida Financial, MHC.

The following table sets forth the aggregate cash dividends declared and paid or waived per period, which is calculated by multiplying the dividends declared per share by the number of shares outstanding as the applicable record date.

	At or For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands)
Dividends paid to public stockholders	$3,354	$3,351	$3,282	$3,365	$2,109
Dividends payable to Oneida Financial MHC	—	—	—	—	1,552
Dividends waived by Oneida Financial MHC	—	—	—	—	(1,552)
Total dividends paid	$3,354	$3,351	$3,282	$3,365	$2,109
(6)	Non-performing assets include non-performing loans and non-accrual trust preferred securities.

COMPARATIVE UNAUDITED PER SHARE DATA

The following table summarizes the per share information for Community Bank System and Oneida Financial on a historical, pro forma and equivalent basis. The pro forma and pro forma per equivalent share information gives effect to the Merger as if the Merger had been effective on the date presented in the case of the book value data, and as if the Merger had been effective as of the beginning of each period presented in the case of the earnings per share and the cash dividends data. The pro forma information assumes that 60% of the outstanding shares of Oneida Financial common stock will be exchanged for shares of Community Bank System common stock in the Merger. As described elsewhere in this Proxy Statement/Prospectus, the exchange ratio may be adjusted in the event Oneida Financial invokes its right to terminate the Merger Agreement if the average closing price of Community Bank System common stock for a specified period prior to Closing is less than $28.39 and Community Bank System common stock underperforms a specified peer-group index by more than 20%, and Community Bank System elects to increase the exchange ratio, otherwise, the Merger Agreement may be terminated by Oneida Financial.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes. As a result, the pro forma results are not necessarily indicative of what would have occurred had the Merger taken place on the assumed dates, nor do they represent an attempt to predict or suggest future results. You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports filed by Community Bank System and Oneida Financial with the SEC. See “Where You Can Find More Information” beginning on page 86. You should not rely on the pro forma information as being indicative of the results that Community Bank System will achieve in the Merger.

	Historical		Pro Forma
Per Common Share Data:	Community Bank System	Oneida Financial	Combined Company(1)(2)(3)	Oneida Financial Equivalent(4)
Basic Earnings
For the year ended December 31, 2014	$2.24	$0.74	$2.20	$1.24
Diluted Earnings
For the year ended December 31, 2014	$2.22	$0.73	$2.17	$1.22
Cash Dividends
For the year ended December 31, 2014	$1.16	$0.48	$1.16	$0.65
Book Value
As of the year ended December 31, 2014	$24.24	$13.63	$24.88	$14.02

(1)	The pro forma combined basic earnings and diluted earnings of Community Bank System common stock are based on the pro forma combined net income for Community Bank System and Oneida Financial divided by total pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analyses are performed. The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.
(2)	The pro forma combined book value of Community Bank System common stock is based on the pro forma combined common stockholders’ equity of Community Bank System and Oneida Financial divided by total pro forma common shares of the combined entities. The pro forma information does not include transactional costs or anticipated cost savings or adjustments related to the fair value of assets and liabilities.
(3)	Cash dividend amounts are the same as historical because no change in dividend policy is expected as a result of the Merger.
(4)	The Oneida Financial equivalent is calculated by multiplying the amounts in the Combined Company column by the 0.5635 exchange ratio, which represents the number of shares of Community Bank System common stock Oneida Financial’s stockholders will receive for each share of Oneida Financial common stock owned.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should consider carefully the risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the businesses of Community Bank System and Oneida Financial because these risk factors may affect the operations and financial results of the combined company. Community Bank System’s risk factors may be found in Community Bank System’s Annual Report on Form 10-K for the year ended December 31, 2014. Oneida Financial’s risk factors may be found in Oneida Financial’s Annual Report on Form 10-K for the year ended December 31, 2014. See “Where You Can Find More Information.”

Because the price of Community Bank System common stock will fluctuate, Oneida Financial stockholders cannot be certain of the market value of the merger consideration.

On February 23, 2015, which was the last trading date preceding the public announcement of the Merger, the trading price of Community Bank System’s common stock was $35.45, which, after giving effect to the 0.5635 exchange ratio, has an implied value of approximately $19.98 per share. Based on this price with respect to the stock consideration, the exchange ratio of 0.5635, and the cash consideration of $20.00 per share, upon completion of the Merger, an Oneida Financial stockholder who receives cash for 40% of his or her shares of common stock and receives stock for 60% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $19.99 per share. As of May 4, 2015, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, the trading price of Community Bank System’s common stock was $34.79, which, after giving effect to the 0.5635 exchange ratio, has an implied value of approximately $19.60 per share. Based on this price with respect to the stock consideration, and the cash consideration of $20.00 per share, upon completion of the Merger, an Oneida Financial stockholder who receives cash for 40% of his or her shares of common stock and receives stock for 60% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $19.76 per share.

The price of Community Bank System common stock may increase or decrease before and after completion of the Merger. Upon completion of the Merger, each share of Oneida Financial common stock will be converted into merger consideration consisting of shares of Oneida Financial common stock, $20.00 in cash (without interest), or a combination thereof, pursuant to the terms of the Merger Agreement. If an Oneida Financial stockholder receives Community Bank System common stock as merger consideration, the implied value of the merger consideration that such stockholder will receive for each share of Oneida Financial common stock will depend on the price per share of Community Bank System common stock at the time the shares are received. The closing price of Community Bank System common stock on the date that the Merger is completed may vary from the closing price of Community Bank System common stock on the date Community Bank System and Oneida Financial announced the Merger, on the date that this Proxy Statement/Prospectus is being mailed to Oneida Financial stockholders, and on the date of the special meeting of Oneida Financial stockholders. Any change in the market price of Community Bank System common stock prior to completion of the Merger will affect the implied value of the merger consideration that Oneida Financial stockholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Community Bank System’s and Oneida Financial’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Community Bank System and Oneida Financial.

You may not receive the form of merger consideration that you elect.

The consideration to be received by Oneida Financial stockholders in the Merger is subject to the requirement that 60% of the outstanding shares of Oneida Financial common stock be exchanged for Community Bank System common stock and the remaining 40% be exchanged for cash. Accordingly, unless you elect to receive the combination of Community Bank System common stock for 60% of your Oneida Financial shares and cash for 40% of your Oneida Financial shares, or unless you own 100 or fewer shares of Oneida Financial common stock and elect to receive only cash, there is no assurance that you will receive the form of consideration that you elect with respect to all shares of Oneida Financial common stock you hold.

There is a risk that you will receive a portion of the merger consideration in the form that you do not elect that could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including with respect to the recognition of taxable gain to the extent cash is received.

Oneida Financial will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Oneida Financial and, consequently, on Community Bank System. These uncertainties may impair Oneida Financial’s ability to attract, retain and motivate key personnel until the Merger is consummated, and could cause customers and others that deal with Oneida Financial to seek to change existing business relationships with Oneida Financial. Retention of certain employees by Oneida Financial may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Community Bank System. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Community Bank System, Community Bank System’s business following the Merger could be harmed. In addition, the Merger Agreement restricts Oneida Financial from operating its business other than in the ordinary course, and prohibits it from taking specified actions until the Merger occurs without the consent of Community Bank System. These restrictions may prevent Oneida Financial from pursuing business opportunities that may arise prior to the completion of the Merger. See the section entitled “The Merger Agreement — Conduct of Business Prior to Completion of the Merger; Covenants” beginning on page 68 of this Proxy Statement/Prospectus for a description of the restrictive covenants applicable to Oneida Financial.

There is no assurance when or even if the Merger will be completed.

Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 65. There can be no assurance that Community Bank System and Oneida Financial will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Community Bank System and Oneida Financial can mutually agree at any time to terminate the Merger Agreement, even if Oneida Financial stockholders have already voted to approve the Merger Agreement. Community Bank System and Oneida Financial can also terminate the Merger Agreement under other specified circumstances. See the section entitled “The Merger Agreement — Termination” beginning on page 66.

The fairness opinion delivered to Oneida Financial’s board of directors does not reflect changes in circumstances subsequent to the date of the fairness opinion.

KBW, financial advisor to Oneida Financial in connection with the Merger, delivered its opinion to the board of directors of Oneida Financial on February 24, 2015. The opinion of KBW speaks only as of such date. Changes in the operations and prospects of Oneida Financial or Community Bank System, general market and economic conditions and other factors beyond the control of Oneida Financial or Community Bank System may significantly alter the value of Oneida Financial or the prices of shares of Community Bank System common stock or Oneida Financial common stock by the time the Merger is completed. KBW’s opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Oneida Financial’s board of directors’ recommendation that Oneida Financial common stockholders vote “FOR” adoption of the Merger Agreement, however, is made as of the date of this Proxy Statement/Prospectus. For a description of KBW’s opinion, please see the section entitled “Proposal I —  The Merger — Opinion of Oneida Financial’s Financial Advisor” beginning on page 36. For a description of the other factors considered by Oneida Financial’s board of directors in determining to approve the Merger and the other transactions contemplated in the Merger Agreement, see the section entitled “Proposal I — The Merger — Background of the Merger” and “Proposal I — The Merger — Oneida Financial’s Reasons for the Merger; Recommendation of Oneida Financial’s Board of Directors,” beginning on page 27 and page 34, respectively.

Community Bank System may fail to implement the Merger successfully, achieve savings and realize the other anticipated benefits from the Merger, which would adversely affect Community Bank System’s financial condition and results of operations.

The Merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include: integrating personnel with diverse business backgrounds; integrating core processing systems, and converting customers to new systems; and retaining key employees. As a result, Community Bank System may not be able to operate the combined company as effectively as it expects. Community Bank System may also fail to achieve the anticipated potential benefits of the Merger as quickly or as cost effectively as it anticipates or may not be able to achieve those benefits at all. The management of Community Bank System will have to dedicate substantial effort to integrating the two companies and, therefore, its focus and resources may be diverted from other strategic opportunities and from operational matters.

In addition, certain employees of Oneida Financial and its subsidiaries may not be employed after the Merger. Employees of Oneida Financial and its subsidiaries that Community Bank System wishes to retain may elect to terminate their employment as a result of the Merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of the ongoing business of Community Bank System and its subsidiaries following the Merger or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Community Bank System and its subsidiaries to maintain relationships with Oneida Financial’s and its subsidiaries’ customers and employees or to achieve the anticipated benefits of the Merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the Merger may be completed, Community Bank System must obtain various approvals or consents, including approvals or consents from the OCC, the Federal Reserve Board and the New York State Department of Financial Services. These governmental entities, including the OCC, may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement or the manner in which Oneida Financial or Community Bank System conducts its business. Although Community Bank System and Oneida Financial do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be. Such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Community Bank System, any of which might have a material adverse effect on Community Bank System following the Merger.

There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Certain of Oneida Financial’s officers and directors have interests that are different from, or in addition to, interests of Oneida Financial stockholders generally.

Oneida Financial’s stockholders should be aware that some of Oneida Financial’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Oneida Financial stockholders in general. Oneida Financial’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement, and in recommending that Oneida Financial stockholders vote in favor of the Merger Agreement.

The material interests considered by Oneida Financial’s board of directors were as follows:

•	Messrs. Kallet and Stickels will join the boards of directors of Community Bank System and Community Bank following the consummation of the Merger.
•	The ability to receive, in respect of stock options with an exercise price of less than $20.00, a cash payment equal to $20.00 minus the exercise price for each option.

•	The acceleration of vesting of outstanding restricted stock awards, which will be exchanged for the merger consideration.
•	Oneida Savings Bank or its wholly-owned subsidiary, OneGroup NY, Inc., previously entered into employment agreements with its executive officers which entitle them to certain payments and benefits upon a qualifying termination in connection with a change in control such as the Merger.
•	Certain executive officers are entitled to receive a pro-rata bonus, payable under the Oneida Financial and Oneida Savings Bank non-equity incentive plans. Such bonuses would be paid in a lump sum at the effective time of the Merger.
•	Executive officers and directors of Oneida Financial and its subsidiaries will receive continued indemnification coverage for their acts or omissions while serving in those capacities and continued coverage under directors’ and officers’ liability insurance policies.

For a more complete description of these interests, see “Proposal I — The Merger — Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger” beginning on page 50.

The shares of Community Bank System common stock to be received by Oneida Financial common stockholders as a result of the Merger will have different rights from the shares of Oneida Financial common stock they currently hold.

Following completion of the Merger, Oneida Financial stockholders who receive the stock consideration will no longer be stockholders of Oneida Financial but will instead be stockholders of Community Bank System. There will be differences between the current rights of Oneida Financial stockholders and the rights of Community Bank System stockholders that may be important to Oneida Financial stockholders. See “Comparison of Rights of Holders of Oneida Financial Common Stock and Community Bank System Common Stock” beginning on page 79 for a detailed description of the stockholder rights for each company.

The price of Community Bank System common stock might decrease after the Merger.

Upon completion of the Merger, holders of Oneida Financial common stock who receive stock consideration will become stockholders of Community Bank System. Community Bank System common stock could decline in value after the Merger. The market value of Community Bank System common stock fluctuates based upon various factors, including changes in the business, operations or prospects of Community Bank System, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors. Further, the market price of Community Bank System common stock after the Merger may be affected by factors different from those currently affecting the common stock of Community Bank System or Oneida Financial. The businesses of Community Bank System and Oneida Financial differ and, accordingly, the results of operations of the combined company and the market price of Community Bank System’s shares of common stock after the Merger may be affected by factors different from those currently affecting the independent results of operations and market price of each of Community Bank System or Oneida Financial. For a discussion of the businesses of Community Bank System and Oneida Financial and of certain factors to consider in connection with their businesses, see the documents incorporated by reference into this Proxy Statement/Prospectus and referred to under “Where You Can Find More Information” beginning on page 86.

Oneida Financial common stockholders will have a reduced ownership and voting interest in the combined organization after the Merger and will exercise less influence over management of the combined organization.

Oneida Financial’s common stockholders currently have the right to vote in the election of the board of directors of Oneida Financial and on other matters affecting Oneida Financial. Upon the completion of the Merger, each Oneida Financial common stockholder who receives shares of Community Bank System common stock will become a stockholder of Community Bank System with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Oneida Financial. It is expected that the former common stockholders of Oneida Financial as a group will receive shares in the Merger constituting less than 6.0% of the outstanding shares of Community Bank System common stock immediately after the Merger. Accordingly, Oneida Financial’s common stockholders will have significantly less influence on the management and policies of Community Bank System than they now have on the management and policies of Oneida Financial.

Oneida Financial stockholders who hold their stock certificates and make elections will be unable to sell their shares in the market pending the Merger.

Oneida Financial stockholders may elect to receive cash, stock or mixed consideration in the Merger by completing an election form to be mailed separately to each stockholder. Elections will require that stockholders making the election surrender their Oneida Financial stock certificates. This means that during the time between when the election is made and the date the Merger is completed, Oneida Financial stockholders will be unable to sell their Oneida Financial common stock. If the Merger is unexpectedly delayed, this period could extend for a significant period of time. Oneida Financial stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

Three class action lawsuits have been filed against Oneida Financial and the members of the Oneida Financial board of directors, as well as Community Bank System, challenging the Merger, and an adverse judgment in such lawsuits may prevent the Merger from becoming effective or from becoming effective within the expected timeframe. In addition, Oneida Financial has filed for declaratory judgment against FinPro, Inc., and an adverse judgment in such lawsuit could adversely impact Oneida Financial.

Oneida Financial and the members of the Oneida Financial board of directors are named as defendants in three purported class action lawsuits challenging the Merger, brought, in each case, by a single Oneida Financial stockholder, seeking, among other things, to enjoin the defendants from consummating the Merger on the agreed-upon terms. Community Bank System is also named as a defendant in the lawsuits. See “Proposal I — The Merger — Litigation Relating to the Merger” beginning on page 58 for more information about the class action lawsuits related to the Merger that have been filed.

One of the conditions to the closing of the Merger is that no order, decree or injunction issued by a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger shall be in effect. If the plaintiffs in the class action lawsuits are successful in obtaining a final injunction prohibiting the defendants from consummating the Merger on the agreed-upon terms, then such injunction may prevent the Merger from becoming effective, or from becoming effective within the expected timeframe, even if Oneida Financial and Community Bank System waive this closing condition.

Oneida Financial has filed a complaint alleging that FinPro, Inc. has wrongfully demanded a $1.42 million services fee in connection with the Merger for which it has provided no services and for which fee it has no right to receive, contractually or otherwise. As a result, Oneida Financial is seeking a declaratory judgment nullifying the improper demand made by FinPro, Inc., and any purported agreement on which the demand is allegedly based, and FinPro, Inc. has asserted counterclaims against Oneida Financial seeking money damages. An adverse judgment in such lawsuit could adversely impact Oneida Financial.

Termination of the Merger Agreement could negatively impact Oneida Financial.

If the Merger Agreement is terminated, there may be various adverse consequences. For example, if the Merger Agreement is terminated and Oneida Financial’s board of directors seeks another merger or business combination partner, Oneida Financial stockholders cannot be certain that Oneida Financial will be able to find a party willing to pay an equivalent or greater price than the price Community Bank System has agreed to pay in the Merger, or that such party has the same level of experience in merger and acquisition transactions. In addition, Oneida Financial’s businesses could be impacted adversely by the failure to timely consummate the Merger, without realizing any of the anticipated benefits of completing the Merger, or the market price of Oneida Financial common stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed. In addition, termination of the Merger Agreement would increase the possibility of downgrades by Oneida Financial’s credit rating agencies or regulatory actions that could adversely affect Oneida Financial’s businesses. Furthermore, if the Merger Agreement is terminated under certain circumstances, Oneida Financial may be required to pay a termination fee of $4.93 million to Community Bank System. The payment of the termination fee could have a material adverse effect on Oneida Financial’s financial condition. See “The Merger Agreement — Termination Fee and Expenses” beginning on page 71.

The Merger Agreement limits Oneida Financial’s ability to pursue alternatives to the Merger.

The Merger Agreement contains a “no-shop” provision that, subject to limited exceptions, limits Oneida Financial’s ability to initiate, solicit, encourage or knowingly facilitate any inquiries or competing third-party proposals, or engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of Oneida Financial. In addition, Oneida Financial has agreed to pay Community Bank System a termination fee in the amount of $4.93 million in the event that Community Bank System terminates the Merger Agreement for certain reasons. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Oneida Financial from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Oneida Financial than it might otherwise have proposed to pay.

Until the Merger is consummated or until the Merger Agreement is terminated in accordance with its terms, Oneida Financial can consider and participate in discussions and negotiations with respect to, and furnish non-public information to a person submitting, an alternative unsolicited bona fide takeover proposal (subject to its obligation to pay a termination fee under certain circumstances) so long as the Oneida Financial board of directors determines in good faith, after consultation with its outside legal counsel, that failure to do so would result in a violation of its fiduciary duties to Oneida Financial stockholders under Maryland law and, after reasonable inquiry and consultation with its financial advisor, that such alternative takeover proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal and that the person making the unsolicited proposal is capable of consummating the transaction. Oneida Financial has agreed to give Community Bank System 72 hours advance notice before any Oneida Financial board of directors meeting at which the board of directors is reasonably likey to consider a superior proposal or taking such action to recommend another superior proposal to the Oneida Financial stockholders. In addition, Oneida Financial cannot enter into a definitive agreement with respect to another takeover proposal which it considers to be superior without giving Community Bank System three business days to match the superior proposal. Unless the Merger Agreement is terminated in accordance with its terms, Oneida Financial must proceed to hold a meeting of its stockholders to consider the Merger Agreement with Community Bank System notwithstanding Oneida Financial’s receipt of an alternative takeover proposal.

Goodwill incurred in the Merger may negatively affect Community Bank System’s financial condition.

To the extent that the merger consideration, consisting of cash plus the number of shares of Community Bank System common stock to be issued in the Merger, exceeds the fair value of the net assets, including identifiable intangibles of Oneida Financial, that amount will be reported as goodwill by Community Bank System. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect Community Bank System’s financial condition.

In certain circumstances, the cash merger consideration received may be taxed as a dividend rather than capital gains and Oneida Financial’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder.

In certain circumstances, the cash merger consideration received by an Oneida Financial stockholder who receives Community Bank System common stock and cash may be taxed as a dividend rather than as a capital gain. This could arise if there has not been a meaningful reduction in the stockholder’s interest in Community Bank System as a result of the exchange. For purposes of this determination, the stockholder generally will be treated as if the stockholder first exchanged all of the stockholder’s shares of Oneida Financial common stock solely for Community Bank System common stock and then Community Bank System immediately redeemed a portion of the Community Bank System common stock in exchange for the cash the stockholder actually received. Moreover, the Oneida Financial stockholder may be deemed to constructively own shares of Community Bank System common stock held by members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest, and certain stock options may be aggregated with the stockholder’s shares of Community Bank System common stock. Because the determination as to whether a stockholder’s interest has been meaningfully reduced based on facts and circumstances unique to each stockholder, the opinion received from Oneida Financial’s counsel does not opine as to such treatment at the individual stockholder level.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement/Prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 14.

Additional factors that could cause the results of Community Bank System or Oneida Financial to differ materially from those described in the forward-looking statements can be found in the filings made by Community Bank System and Oneida Financial with the Securities and Exchange Commission, including the Community Bank System Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Oneida Financial Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Because of these and other uncertainties, Community Bank System’s and Oneida Financial’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Community Bank System’s and Oneida Financial’s past results of operations do not necessarily indicate Community Bank System’s and Oneida Financial’s combined future results. You should not place undue reliance on any of the forward-looking statements, which speak only as of the dates on which they were made. Neither Community Bank System nor Oneida Financial is undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under the federal securities laws. All forward-looking statements contained in this document are qualified by these cautionary statements.

THE COMPANIES

Community Bank System

Community Bank System is a Delaware corporation registered as a bank holding company under the BHCA. Community Bank System was incorporated in April 1983. At December 31, 2014, Community Bank System had on a consolidated basis approximately $7.5 billion in total assets, $5.9 billion in total deposits, $4.2 billion in total loans and $1.0 billion of stockholders’ equity. Its common stock is publicly traded on the NYSE under the symbol “CBU.” Community Bank System, with its principal executive offices in DeWitt, New York, is the parent company of Community Bank, and is among the country’s 150 largest financial institutions.

Community Bank is a commercial banking franchise with 190 customer facilities and 187 ATMs stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northern Pennsylvania. Community Bank is a national bank and a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the FDIC, up to applicable limits.

Community Bank System’s business strategy is to operate as a profitable, diversified financial services company providing a variety of banking and other financial services, with an emphasis on consumer and residential mortgage lending and commercial business loans to small and medium-sized businesses. As a result of consolidation of small to medium-sized financial institutions and the de-emphasis on retail branch banking by larger bank holding companies in the markets Community Bank serves, Community Bank believes there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. Most of Community Bank’s branches are located in small towns and villages where competition is less intense. Community Bank emphasizes comprehensive retail and small business products and responsive, decentralized decision-making which reflect Community Bank’s knowledge of its local markets and customers.

Through its subsidiaries, Community Bank System offers a wide range of commercial and retail banking and financial services to businesses, individuals, agricultural and government customers. Community Bank’s deposit account services include checking, interest-bearing checking, money market, savings, certificates of deposit and individual retirement accounts. It also offers residential and farm loans, business lines of credit, working capital facilities, inventory and dealer floor plans, as well as installment, commercial, term and student loans. Community Bank’s lending focuses predominantly on consumer and small to medium-sized business borrowers, which enables its loan portfolio to be highly diversified. Because Community Bank believes that there is a significant potential market for financial services and products, it offers a full range of services to satisfy its customers’ financial needs. In addition to traditional banking services and products, it offers personal trust, employee benefit trust, benefits administration and consulting, investment and insurance services to customers in our banking markets as well as in other parts of the country. Community Bank System’s subsidiary, Benefit Plans Administrative Services, Inc., is a leading provider of employee benefits administration and trust services, and actuarial and consulting services to customers on a national scale.

For additional information concerning the business of Community Bank System and its financial condition, results of operations and prospects, you should refer to the documents incorporated in this document by reference. See “Where You Can Find More Information” on page 86.

Oneida Financial Corp.

Oneida Financial is a Maryland corporation and a registered savings and loan holding company under the Home Owners’ Loan Act, as amended. Oneida Financial was incorporated in March 2010. At December 31, 2014, Oneida Financial had on a consolidated basis approximately $798.2 million in total assets, $689.2 million in total deposits, $369.9 million in total loans and $95.8 million of stockholders’ equity. Oneida Financial’s common stock is publicly traded on NASDAQ under the symbol “ONFC.” Oneida Financial’s executive offices are located at 182 Main Street, Oneida, New York 13421.

Oneida Financial is the parent company of Oneida Savings Bank. Oneida Savings Bank is a New York chartered savings bank headquartered in Oneida, New York, with 12 banking offices in Madison and Oneida Counties. Oneida Savings Bank was originally founded in 1866 as a mutual savings bank. In 1998, Oneida Savings Bank converted to a New York chartered stock savings bank as part of its reorganization into a mutual holding company and concurrently completed a public offering of common stock. In 2010, Oneida Financial completed its conversion from a mutual holding company to a stock holding company structure and concurrently sold additional shares of common stock. Since 1998, Oneida Savings Bank has grown its traditional community banking franchise organically and through acquisitions of banks and non-bank companies that offer insurance sales, financial services, employee benefits consulting and other risk management products and services. The expansion into insurance and other financial services businesses has enabled Oneida Savings Bank to evolve from a traditional savings bank to a full-service financial services organization.

Oneida Savings Bank’s deposits are insured by the FDIC up to the maximum amount permitted by law. Oneida Savings Bank is engaged primarily in the business of accepting deposits from customers and using those deposits, together with funds generated from operations and borrowings to make one-to-four family residential and commercial real estate loans, consumer loans and commercial business loans, and to invest in mortgage-backed and other securities. Municipal deposit banking services are provided through a limited purpose commercial bank subsidiary, The State Bank of Chittenango. Oneida Savings Bank also sells insurance and other commercial services and products, provides employee benefits services and offers risk management services to help mitigate and prevent work related injuries through OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), a wholly owned subsidiary of Oneida Savings Bank. Oneida Savings Bank provides financial and investment advisory services through Oneida Wealth Management, Inc., a wholly owned subsidiary of Oneida Savings Bank.

For additional information concerning the business of Oneida Financial and its financial condition, results of operations and prospects, refer to the documents Oneida Financial has filed with the SEC. See “Where You Can Find More Information” beginning on page 86.

SPECIAL MEETING OF ONEIDA FINANCIAL STOCKHOLDERS

General

Oneida Financial will hold a special meeting of its stockholders on June 17, 2015 at 4:00 p.m., Eastern Time, at the Greater Oneida Civic Center, 159 Main Street, Oneida, New York 13421. At the special meeting, the Oneida Financial board of directors will ask you to vote on a proposal to approve and adopt the Merger Agreement, as well as a proposal to approve the Merger-Related Executive Compensation. You may also be asked to vote to adjourn or postpone the special meeting of stockholders if necessary to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

Record Date; Voting Power

Holders of record of Oneida Financial common stock at the close of business on April 28, 2015, are entitled to vote at the special meeting. This date is called a “record date.” As of the record date, there were 7,032,540 issued and outstanding shares of Oneida Financial common stock. Oneida Financial stockholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Oneida Financial common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Oneida Financial common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to the broker are referred to as “broker non-votes.” Broker non-votes will have the same effect as voting “AGAINST” the Merger Agreement, but they will have no impact on the advisory, non-binding proposal to approve the Merger-Related Executive Compensation or the proposal to approve an adjournment of the special meeting.

Quorum; Vote Required

The presence in person or by proxy of the holders of a majority of the shares of Oneida Financial common stock outstanding as of the close of business on the record date will constitute a quorum for the transaction of business at the special meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

Proposal I: Approval and Adoption of the Merger Agreement.  Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Oneida Financial common stock entitled to vote on the Merger Agreement. Failure to return a properly executed and dated proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Abstentions and broker non-votes will have the same effect as voting against the Merger Agreement.

Proposal II: Approval of the Merger-Related Executive Compensation.  Approval of the Merger-Related Executive Compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect whether the proposal is approved.

Proposal III: Approval of the adjournment proposal.  The affirmative vote of a majority of the votes cast on the proposal is required to approve the proposal to adjourn the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement. Abstentions and broker non-votes will not affect whether the proposal is approved.

Shares Held by Oneida Financial Directors and Certain Officers; Voting to Approve Merger Agreement

On the record date, the directors of Oneida Financial and certain executive officers of Oneida Financial and its subsidiaries, including certain of their related parties, had voting power with respect to an aggregate of 1,175,129 shares of Oneida Financial common stock, or approximately 16.71% of the shares of Oneida Financial common stock then outstanding. All of the directors of Oneida Financial and certain executive officers of Oneida Financial and its subsidiaries holding, in the aggregate, approximately 16.71% of the outstanding Oneida Financial common stock have agreed to vote in favor of the approval of the Merger Agreement all of the shares of Oneida Financial common stock that they are entitled to vote.

Recommendation of the Oneida Financial Board of Directors

The board of directors of Oneida Financial has unanimously approved the Merger Agreement and the transactions contemplated by it. The board believes that the Merger is advisable and in the best interests of the Oneida Financial stockholders. It unanimously recommends that Oneida Financial stockholders vote “FOR” approval and adoption of the Merger Agreement. You are also asked to vote “FOR” the approval, on an advisory basis, of the Merger-Related Executive Compensation, and “FOR” the adjournment proposal, if necessary. Oneida Financial could use any adjournment or postponement for the purpose of allowing additional time to solicit proxies. See “Proposal I — The Merger — Oneida Financial’s Reasons for the Merger; Recommendation of Oneida Financial’s Board of Directors” beginning on page 34.

Voting and Revocation of Proxies

Oneida Financial has enclosed a form of proxy with this document. To ensure your representation at the special meeting, Oneida Financial recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval and adoption of the Merger Agreement, the approval of the Merger-Related Executive Compensation and the approval of the adjournment proposal, if necessary. Proxies that are properly signed and dated but which do not specify voting instructions will be voted “FOR” the approval and adoption of the Merger Agreement, “FOR” the approval, on an advisory basis, of the Merger-Related Executive Compensation, and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, and in the discretion of the proxy holders as to any other matter which may properly come before the special meeting.

If you deliver a properly executed and dated proxy, you may revoke the proxy at any time before it is exercised at the special meeting. You may revoke your proxy either by:

•	filing with the Secretary of Oneida Financial prior to the special meeting, at Oneida Financial’s principal executive offices, a written revocation of the proxy; or
•	submitting a new proxy with a later date; or
•	attending the special meeting and voting in person.

Being present at the special meeting, by itself, will not revoke the proxy. You must vote in person if you wish to revoke the proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Oneida Financial Corp.
Eric E. Stickels, Secretary
182 Main Street
Oneida, New York 13421

If your shares are held in street name, you must follow the instructions from your broker regarding voting and revocation of proxies.

Participants in the ESOP or 401(k) Plan

If you participate in the ESOP or if you hold shares through the 401(k) Plan, you will receive a voting instruction form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Oneida Financial common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the Oneida Financial Corp. Stock Fund credited to his or her account. The 401(k) Plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions, subject to the exercise of its fiduciary duties. Your voting instructions to each plan’s trustee must be received or voted online or by telephone by 3:00 a.m., Eastern Time, June 10, 2015.

Solicitation of Proxies

Oneida Financial will pay for the cost of this proxy solicitation. In addition to solicitation by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist Oneida Financial in soliciting proxies for the special meeting. Oneida Financial will pay $6,000, plus expenses, for these services. Oneida Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Oneida Financial may solicit proxies from stockholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation, if any.

Other Matters

Oneida Financial is unaware of any matter to be presented at the special meeting other than the proposal to approve and adopt the Merger Agreement, the proposal to approve, on an advisory basis, the Merger-Related Executive Compensation, and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitations of proxies in favor of the Merger. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed and dated proxies in accordance with their judgment on any such matter. Proxies that have been designated to vote against approval of the Merger Agreement will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Merger Agreement.

PROPOSAL I — THE MERGER

The detailed terms of the Merger are contained in the Merger Agreement attached as Annex A to this document. The following discussion and the discussion under the caption “The Merger Agreement” describe the more important aspects of the Merger and the material terms of the Merger Agreement. These descriptions are only a summary and are qualified in their entirety by reference to the Merger Agreement, which is attached as Annex A. You are urged to read the Merger Agreement carefully because it is the legal document that governs your rights in the Merger.

General

Effect of the Merger; Management.  The Merger Agreement provides that, after approval by the stockholders of Oneida Financial and the satisfaction or waiver of the other conditions to the Merger, Oneida Financial will merge with and into Community Bank System, with Community Bank System as the surviving corporation. The certificate of incorporation and bylaws of Community Bank System will be the certificate of incorporation and bylaws of Community Bank System after the Merger. The directors and officers of Community Bank System immediately prior to the Merger will be the directors and officers of Community Bank System after the Merger until they resign or until their successors are duly elected and qualified. In addition, Michael R. Kallet and Eric E. Stickels, each currently a director of Oneida Financial, will be elected to the board of directors of Community Bank System effective as of the closing date of the Merger.

Bank Merger.  Immediately following the Merger of Community Bank System and Oneida Financial, Oneida Savings Bank and The State Bank of Chittenango will merge with and into Community Bank, with Community Bank as the surviving entity. After the Bank Merger, branches of Oneida Savings Bank and The State Bank of Chittenango will become branches of Community Bank.

Closing; Effectiveness of the Merger.  Oneida Financial and Community Bank System will close the Merger on the fifth business day, or any other day they mutually agree to, after the satisfaction or waiver of all conditions to the Merger Agreement and after they obtain all necessary regulatory approvals. The Merger will become effective on the date and at the time that Community Bank System and Oneida Financial file a certificate or articles of merger with each of the Delaware Secretary of State and the Maryland State Department of Assessments and Taxation.

The companies expect to complete the Merger in the third quarter of calendar year 2015, but they must first obtain the necessary regulatory approvals and the approval of Oneida Financial stockholders at the special meeting, and satisfy other customary closing conditions. The companies cannot assure you as to when or if all the conditions to the Merger will be met or waived, and it is possible they will not complete the Merger at all.

Background of the Merger

From time to time, the Oneida Financial board of directors has considered various strategic alternatives to enhance stockholder value, including potential acquisitions, strategic partnerships and merger transactions. In addition, Oneida Financial’s board of directors regularly reviews and discusses at meetings of the board of directors Oneida Financial’s financial performance, market, operating and regulatory risks, management succession plans, opportunities for organic and product growth, stock performance and valuations and strategies to maximize stockholder value.

Oneida Financial’s board of directors has also considered the difficulty in growing profitably and operating a financial institution under current economic, regulatory and competitive conditions. Like most community banks, Oneida Financial has incurred higher costs in complying with new banking laws, regulations and policies, as well as higher costs associated with changes in technology that affect the way customers do their banking business. Oneida Financial’s board and management have considered both organic growth strategies and business combinations with other financial institutions as a means of absorbing such higher operating costs by achieving greater economies of scale.

From time to time, senior management from other local financial institutions, including Community Bank System, have contacted Oneida Financial’s senior management regarding potential strategic business combinations. The board of directors of Oneida Financial was made aware of these discussions.

Since completing its conversion from a mutual holding company to a stock holding company and concurrent stock offering in 2010, which raised $31.5 million in gross proceeds, Oneida Financial has deployed its capital through strategic initiatives, including expanding its insurance, trust and investment services, establishing a securities broker-dealer subsidiary, and by investing in technology to expand its e-commerce and mobile banking platforms. In addition, Oneida Financial has sought to manage its capital by paying quarterly cash dividends.

Community Bank System has historically grown both organically and through strategic acquisitions. Community Bank System has acquired and successfully integrated nine whole bank acquisitions and five different branch acquisitions in the last 15 years, and in so doing, has significantly expanded its Upstate New York and northeastern Pennsylvania banking franchise. Consistent with this strategy, in 2014 Community Bank System’s board of directors continued to discuss and analyze market conditions, the mergers and acquisitions market in Upstate New York and potential opportunities for growth, with its senior management and RBC Capital Markets, LLC (“RBC”), which has served as a financial advisor and investment banking firm to Community Bank System since 2010. These continued discussions included a review of the operating results, business franchise and financial characteristics of a number of community banks, including Oneida Financial.

In October 2014, Oneida Financial’s board of directors held its annual strategic planning retreat wherein it invited KBW to update the board of directors on the banking industry in general, the current mergers and acquisitions market in particular, and industry trends, both generally and as they related to Oneida Financial. KBW is a nationally recognized investment banking firm and acted as Oneida Financial’s financial advisor in connection with its conversion to a stock holding company in 2010. A representative from Oneida Financial’s legal counsel, Luse Gorman, also provided a review of the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company and, together with representatives of KBW, provided an overview of the process involved with selling or merging a bank or savings bank holding company. As in prior years, management and the board of directors also discussed current issues related to banking and Oneida Financial, including cyber security, Oneida Financial’s increasing regulatory burden and compliance costs as well as higher costs associated with upgrading technology, its limited access to capital markets, its general strategic options, its prospects as a stand-alone institution and, with feedback from KBW, Oneida Financial’s potential valuation in a merger transaction.

At the annual strategic planning retreat, there was a discussion with KBW regarding potential strategic business combinations with other financial institutions, which could involve Oneida Financial as an acquirer or as an acquiree. Seventeen financial institutions were considered, six as possible acquirers of Oneida Financial and eleven as possible acquisition targets by Oneida Financial. Community Bank System was one of the six financial institutions considered as a possible acquirer of Oneida Financial. After review of publicly available financial and stock market information relating to the financial institutions considered, with particular focus on each acquirer’s financial capacity to pay, it appeared to the board that Community Bank System was the potential acquirer in the best position to offer a premium acquisition price to Oneida Financial’s stockholders. Also, it appeared to the board from the review that the acquisition of one of the potential targets (“Company A”) offered the best opportunity to enhance stockholder value in a transaction in which Oneida Financial would be an acquirer.

At a regularly scheduled meeting of the Oneida Financial board of directors on October 28, 2014, the board again discussed the strategic matters considered at the annual strategic planning retreat. During this meeting, the board of directors encouraged Michael R. Kallet, Chairman of the Board of Directors and Chief Executive Officer of Oneida Financial, and Eric E. Stickels, President and Chief Operating Officer of Oneida Financial, to continue to assess the possibility of potential business combinations.

At a regularly scheduled meeting of the executive committee of the board of directors (the “Executive Committee”) on November 11, 2014, the Executive Committee renewed its discussion with Messrs. Kallet and Stickels related to potential strategic business combinations, including the two different strategic business combinations with Community Bank System and Company A. The Executive Committee concurred that Messrs. Kallet and Stickels should informally explore and discuss a potential strategic business combination with the senior management of Community Bank System and of Company A.

At Messrs. Kallet’s and Stickels’ invitation, on November 13, 2014, Mark E. Tryniski, President and Chief Executive Officer of Community Bank System, met with Messrs. Kallet and Stickels. During the meeting, Messrs. Kallet and Stickels inquired as to whether Community Bank System was interested in a potential acquisition of Oneida Financial, and Mr. Tryniski expressed interest in exploring such a potential transaction. The meeting also included a general discussion about their respective companies, including their respective business strategies, business cultures and potential synergies between Community Bank System and Oneida Financial. Mr. Tryniski stated that Community Bank System would conduct additional analyses before responding to Oneida Financial. Shortly after this meeting, Mr. Tryniski contacted RBC to inform them about his discussions with Messrs. Kallet and Stickels and directed RBC to begin conducting a general analysis of Oneida Financial.

At a regularly scheduled meeting of the Oneida Financial board of directors on November 25, 2014, Messrs. Kallet and Stickels reviewed with the board their discussions with Mr. Tryniski and presented information concerning Community Bank System’s historical and current financial performance, as well as Oneida Financial’s historical and current financial performance. The directors discussed Community Bank System and its potential interest in acquiring Oneida Financial and the potential impact of any transaction on Oneida Financial’s stockholders, communities in which Oneida Savings Bank operates, and Oneida Savings Bank’s customers and employees. They also discussed Oneida Financial’s potential strategic fit and benefits of a business combination with Community Bank System. Messrs. Kallet and Stickels noted that representatives of Community Bank System and Oneida Financial had not discussed any transaction terms, and that if discussions were to continue, they expected Community Bank System to present Oneida Financial with a written indication of interest. After discussion of this information, the Oneida Financial board of directors authorized Messrs. Kallet and Stickels to continue exploratory discussions with Community Bank System.

At Messrs. Kallet’s and Stickels’ invitation, on November 26, 2014, the Chief Executive Officer of Company A met with Messrs. Kallet and Stickels. The Chief Executive Officer of Company A indicated that Company A was intent on remaining independent and was not interested in a strategic business combination with Oneida Financial. No further discussions occurred between Oneida Financial and Company A. On December 9, 2014, Messrs. Kallet and Stickels informed the Executive Committee that Company A was not interested in a strategic business combination with Oneida Financial.

On December 12, 2014, Mr. Tryniski contacted Mr. Stickels and requested a meeting on December 18, 2014 with Messrs. Kallet and Stickels. On December 16, 2014, Messrs. Kallet and Stickels informed the Oneida Financial board of directors of Mr. Tryniski’s request for a meeting, and the board of directors again authorized Messrs. Kallet and Stickels to continue discussions and negotiations with Community Bank System, to confer with special counsel as needed, and to keep Oneida Financial Directors Kent and Haskell apprised of the communications and progress during the holiday period. The board was also advised that a special meeting of the board of directors could be necessary prior to the board’s regularly scheduled January meeting.

At the December 18, 2014 meeting between Messrs. Tryniski, Kallet and Stickels, Mr. Tryniski discussed the results of Community Bank System’s general analysis of Oneida Financial and again expressed its interest in acquiring Oneida Financial. At the end of the meeting, Mr. Tryniski presented a letter to Messrs. Kallet and Stickels that provided Community Bank System’s preliminary analysis of Oneida Financial and possible benefits related to a potential acquisition of Oneida Financial by Community Bank System. Community Bank System’s letter included a price range of $17.00 to $18.00 per share which would represent a market premium of approximately 30% to 40%. Additionally, the letter detailed possible benefits of a strategic business combination between Community Bank System and Oneida Financial, including a merger of companies with similar business cultures, creating an expanded branch network for customer convenience, expansion of benefits for Oneida Financial employees, and potential representation on Community Bank System’s board of directors by current Oneida Financial board members. The meeting concluded with no indication from Messrs. Kallet and Stickels regarding the potential acceptability of terms contained in the letter or agreement with Community Bank System’s analysis contained in the letter.

In the afternoon of December 18, 2014, Messrs. Kallet and Stickels contacted Luse Gorman to advise them of the meeting with Mr. Tryniski, the contents of the letter from Community Bank System and the previous events to date.

On December 19, 2014, Messrs. Kallet and Stickels contacted Directors Kent and Haskell to inform them of the letter from Community Bank System and to discuss its contents. Directors Kent and Haskell, as well as Messrs. Kallet and Stickels, agreed that the price range analysis in the December 18 letter would not generate significant interest among members of the board, but authorized Messrs. Kallet and Stickels to continue discussions during the holidays and to enter into a confidentiality and non-disclosure agreement with Community Bank System if discussions continued.

In the afternoon of December 19, 2014, Oneida Financial and Community Bank System each entered into a Mutual Confidentiality and Non-Disclosure Agreement to formally begin due diligence and to provide both companies an opportunity to share non-public information.

In a letter dated December 24, 2014, Messrs. Kallet and Stickels provided additional financial and non-financial information regarding Oneida Financial for Community Bank System to consider and evaluate in preparation for further discussions, including, among other things, brief summaries of Oneida Savings Bank’s history, its mission and its employee structure. Also included in this letter was an explanation as to why a merger with Oneida Financial and its non-banking operations offered Community Bank System a unique opportunity to have an immediate impact on the combined organization.

On January 9, 2015, Messrs. Tryniski, Kallet and Stickels met to further discuss Community Bank System’s interest in acquiring Oneida Financial. At the meeting, the participants discussed Oneida Financial’s non-banking lines of business and how the two companies might agree upon pricing with respect to the different lines of business. The participants agreed to meet again to further discuss a potential strategic business combination between the two companies.

On January 13, 2015, Oneida Financial’s Executive Committee met to discuss the status of discussions with Community Bank System. Messrs. Kallet and Stickels updated the Executive Committee regarding their discussions with Mr. Tryniski and the ongoing due diligence process. The Executive Committee again authorized Messrs. Kallet and Stickels to continue the discussions with Community Bank System.

On January 15, 2015, Messrs. Tryniski, Kallet and Stickels met again to discuss (i) the terms and provisions each company would expect to see in an indication of interest, if so prepared and presented by Community Bank System, (ii) Oneida Financial’s 2015 budget, (iii) potential possible synergies between the two companies, and (iv) the performance of Oneida Financial’s non-banking subsidiaries.

On January 21, 2015, at Community Bank System’s regular monthly board meeting, RBC presented its transaction analysis of a potential merger between Oneida Financial and Community Bank System, which included information on Oneida Savings Bank’s branch network and Oneida Financial’s senior management, financial position and operating results, as well as pro forma financial information and an overview of comparable deal terms and comparable deal merger consideration. After extensive discussion and RBC’s presentation, the Community Bank System board of directors unanimously approved the terms of an indication of interest and instructed Mr. Tryniski to continue negotiations with Oneida Financial and to begin negotiations of a definitive merger agreement.

On January 21, 2015, Oneida Financial received a letter from Community Bank System (the “indication of interest”), which updated and expanded upon the December 18 letter from Community Bank System, and was subject to its completion of due diligence. The indication of interest provided for merger consideration of $20.00 for each share of Oneida Financial common stock, of which 60% would be paid in Community Bank System common stock based on a fixed exchange ratio and 40% would be paid in cash. This indication of interest also provided, among other things, for a termination fee of 4.0% of the aggregate transaction value, an expectation that all branch and customer contact personnel would be retained, and that Messrs. Kallet and Stickels would be asked to join the boards of directors of Community Bank System and Community Bank. Messrs. Kallet and Stickels were not offered positions of employment with Community Bank System or Community Bank following the proposed merger.

In the afternoon of January 21, 2015, Messrs. Kallet and Stickels discussed the indication of interest with Directors Kent and Haskell and with Luse Gorman. Luse Gorman advised Messrs. Kallet and Stickels to inform KBW of the indication of interest and to direct KBW to prepare for a preliminary discussion of the financial aspects of the potential transaction with the board of directors. Following this discussion, Messrs. Kallet and Stickels contacted KBW.

On January 27, 2015, at the regular meeting of the Oneida Financial board of directors, the board reviewed and considered the indication of interest from Community Bank System. Members of Oneida Financial’s management team were present, and representatives of Luse Gorman and KBW participated telephonically. Representatives of KBW discussed with the board various financial aspects of the proposed merger that KBW had preliminarily analyzed. During this discussion, the board noted that when compared to mergers in the Mid-Atlantic area announced since 2012 with deal values between $100 million and $500 million, the price offered by Community Bank System significantly exceeded the median price on a tangible book value basis, on a core deposit premium basis, and on a long term earnings per share basis. Additionally, the board of directors again discussed other financial institutions that could be potential acquirers of Oneida Financial, and their capacity to pay a premium similar to that being offered by Community Bank System. After review of publicly available financial and stock market information relating to Community Bank System and such other financial institutions, it again appeared to the board that it was unlikely that other potential acquirers of Oneida Financial could pay an amount that equaled or exceeded the aggregate consideration proposed by Community Bank System.

Additionally, representatives of Luse Gorman reviewed with the board of directors their fiduciary duties in connection with a potential business combination with Community Bank System or other potential acquirers, and the regulatory requirements and timing associated with the regulatory approvals that would be necessary to complete the proposed transaction. Following extensive discussions of the terms of Community Bank System’s proposal, including the board’s request that certain provisions of the indication of interest be changed, such as the amount of the break-up fee and the methodology of allocating shares between stock and cash, the Oneida Financial board of directors unanimously accepted the indication of interest as a basis to begin negotiating a definitive merger agreement with Community Bank System. The Oneida Financial board of directors also authorized management to continue reverse due diligence on Community Bank System and commence negotiations of a definitive merger agreement. Additionally, the board of directors formed a Merger Committee consisting of John E. Haskell, Daniel L. Maneen and Rodney D. Kent (the “Merger Committee”) to review and assess developments with respect to the potential merger with Community Bank System, and to assist and advise Messrs. Kallet and Stickels as needed in connection with the negotiations of the terms of the definitive merger agreement.

On January 30, 2015, a virtual data room was created by Oneida Financial, with the assistance of KBW, and Oneida Financial began to provide the virtual data room with due diligence documents requested by Community Bank System.

On February 7, 2015 and February 10, 2015, Community Bank System conducted further due diligence on Oneida Financial, including on-site due diligence of Oneida Financial’s loan portfolio, branch locations and other matters as well as interviews of Oneida Financial’s senior management.

On February 12, 2015, Bond Schoeneck & King PLLC (“BSK”), outside lead counsel for Community Bank System, sent Luse Gorman the initial draft of a definitive merger agreement for the transaction.

Between February 12, 2015 and February 24, 2015, Luse Gorman exchanged proposed revisions to the draft definitive agreement with BSK based on input and comments received from Oneida Financial senior management, the Merger Committee and KBW, and worked with BSK towards finalizing a draft merger agreement. The revisions focused on, among other things, narrowing the representations, warranties and covenants applicable to Oneida Financial and lowering the termination fee from 4% of the total merger consideration to 3.5% of the total merger consideration. During this same period, Oneida Financial conducted reverse due diligence concerning Community Bank System, which included on-site interviews with Community Bank System’s senior management and further review of documents, which included both non-public and public information.

A draft of the merger agreement was distributed to each member of the Oneida Financial board on February 20, 2015.

On the afternoon of February 23, 2015, the Merger Committee met with Messrs. Kallet and Stickels to review and discuss the status of the draft of the definitive merger agreement and due diligence results with respect to Community Bank System. After extensive discussion of the terms and conditions of the draft definitive merger agreement, the Merger Committee voted to recommend to the full board of directors that Oneida Financial approve the definitive merger agreement and proceed with the merger.

On February 24, 2015, the Oneida Financial board met to review and consider the terms and conditions of the draft definitive merger agreement that was distributed to the board on February 20, 2015. KBW was present at the meeting and Luse Gorman participated telephonically.

The meeting began with a summary by Mr. Stickels of the history of the negotiations and discussions with Community Bank System, as well as the due diligence process and results. Also at this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to the board its opinion (initially rendered verbally and confirmed by a written opinion dated February 24, 2015) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed Merger was fair, from a financial point of view, to the holders of Oneida Financial common stock, as more fully described under “ — Opinion of Oneida Financial’s Financial Advisor.”

After KBW’s presentation, Luse Gorman reviewed a summary of the proposed definitive merger agreement which had previously been sent to each member of the board. Luse Gorman again reviewed the board’s fiduciary duties as directors of Oneida Financial in connection with its consideration of the proposed Merger. Luse Gorman then reviewed in detail the terms and conditions of the proposed definitive merger agreement with Community Bank System, including the transaction structure, merger consideration, methodology for allocating shares between stock and cash consideration, the representations and warranties that were being made by each of Oneida Financial and Community Bank System, the reasons for the differences between the representations and warranties made by each of the parties, the covenants and responsibilities of each party between the date of the definitive merger agreement and the closing of the Merger, closing conditions including regulatory approvals and the expected timing for receipt of regulatory approvals, restrictions on Oneida Financial’s ability to solicit other merger proposals pending consummation of the Merger, the ability of Oneida Financial to consider an alternative or superior proposal received by Oneida Financial, subject to certain conditions, the obligation of the board to call and hold a meeting to vote to approve the merger agreement, termination rights and the ability of either party to terminate the merger agreement, including the meaning of a “material adverse effect” standard or threshold for determining whether a breach of a representation, warranty or covenant exists, termination fees, employee benefits and other compensation matters. Representatives of Luse Gorman also reviewed with the directors the proposed terms of the voting agreement which Community Bank System asked that each director of Oneida Financial sign as a condition to entering into the merger agreement.

Following extensive discussion and after considering the foregoing and the proposed terms and conditions of the transaction documents, and taking into consideration the similarities between Community Bank System’s business model and corporate culture with those of Oneida Financial, as well as the factors described under “ — Oneida Financial’s Reasons for the Merger; Recommendation of the Oneida Financial Board of Directors,” the board of directors, having determined that the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable to and in the best interests of Oneida Financial and its stockholders, unanimously approved the Merger Agreement. The board authorized Mr. Kallet to execute and deliver the Merger Agreement on behalf of Oneida Financial, and further authorized him, with the assistance of counsel, to make such changes to the definitive Merger Agreement, provided that any such changes do not materially affect the significant terms of the Merger Agreement. The board also authorized the proper officers to take such steps that are necessary or appropriate to consummate the Merger, including preparing documents and applications to be filed with the necessary banking regulators to obtain regulatory approval, submitting the Merger and the Merger Agreement for consideration by Oneida Financial’s stockholders, and holding the meeting of stockholders to approve the Merger. The board also unanimously recommended that stockholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Merger Agreement between Oneida Financial and Community Bank System was executed by the parties on February 24, 2015.

The transaction was announced on the evening of February 24, 2015 by a press release issued jointly by Oneida Financial and Community Bank System.

Community Bank System’s Reasons for the Merger

In reaching its determination to approve and adopt the Merger Agreement, the board of directors of Community Bank System considered a number of factors, including:

•	the complementary geographical locations of Oneida Financial’s branch network, which will augment Community Bank System’s operations in the market areas in Upstate New York where Community Bank System already has a significant presence;
•	the opportunity to further diversify Community Bank System’s geographical markets and customer base as a whole, by increasing the size of its New York operations through the Merger, and to do so in markets similar to those in which it currently operates;
•	Community Bank System’s past experience and success in the acquisition and integration of financial institutions with operations in Upstate New York;
•	the fact that the Merger is expected to be accretive to operating earnings per share of Community Bank System in 2015, exclusive of one-time acquisition related charges;
•	the potential for the combined company to enhance non-interest income growth by providing enhanced and additional financial products and services to the customers of Oneida Financial in the areas of benefit plan administration, investment management, comprehensive cash management, brokerage services and insurance;
•	the business, operations, technology, asset quality, competitive position, stock price performance, financial condition and results of operations of Oneida Financial on an historical and a prospective basis;
•	the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the Merger, and the likelihood that they would be achieved after the Merger;
•	the exchange ratio for the Merger and the resulting relative interests of Community Bank System stockholders in the common stock of the combined company, and the amount of total cash consideration to be paid in the Merger;
•	the fact that the mixture of merger consideration includes a combination of cash and stock subject to the overall requirement that not more than 40% of Oneida Financial common stock would be exchanged for cash;
•	the deal protection provided by the termination fee of $4.93 million, payable under certain circumstances in the event of the termination of the Merger Agreement due to a competing offer or certain other reasons;
•	the intended tax treatment of the Merger as a tax-free reorganization for Community Bank System; and
•	the likelihood of receiving all of the regulatory approvals required for the Merger.

Based on these reasons, Community Bank System’s board of directors unanimously approved the Merger Agreement and the Merger. This discussion of the factors considered by Community Bank System’s board of directors does not list every factor considered by the board but includes all material factors considered by the board. In reaching its determination to approve and adopt the Merger Agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors. Please note that this explanation of the board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.

Oneida Financial’s Reasons for the Merger; Recommendation of Oneida Financial’s Board of Directors

In the course of its deliberations on the proposed transaction with Community Bank System, the Oneida Financial board of directors held numerous meetings and consulted with its legal counsel, Luse Gorman, with respect to its legal duties and the terms of the Merger Agreement; with Oneida Financial’s financial advisor, KBW, with respect to the financial aspects of the transaction; and with senior management regarding, among other items, operational and due diligence matters. In reaching its decision to approve the Merger and the Merger Agreement and recommend the approval and adoption of the Merger Agreement by the stockholders of Oneida Financial, the Oneida Financial board considered a number of factors, including, among others, the following:

•	information concerning the business, earnings, operations, financial condition and prospects of Oneida Financial and Community Bank System, both individually and as a combined company;
•	the discussion and consideration by the board of directors and management of strategic alternatives available to Oneida Financial;
•	that the implied value of the merger consideration as of February 23, 2015 of $19.99 for each share of Oneida Financial common represented a 2.02x multiple to Oneida Financial’s tangible book value as of December 31, 2014, a 27.6x multiple to Oneida Financial’s last twelve months earnings per share, and a 56.3% premium over the closing price of the Oneida Financial common stock on February 23, 2015 (the last trading day before public announcement of the Merger);
•	the fact that 60% of the merger consideration would be in stock of Community Bank System, which would allow Oneida Financial stockholders to participate in the future performance of the combined company;
•	the advantageous geographic fit of the branch networks of the combined company, given that Oneida Financial and Community Bank System currently serve contiguous markets with very little overlap;
•	the compatibility of the business cultures of Oneida Financial and Community Bank System;
•	the complementary nature of and potential synergies related to Oneida Financial’s and Community Bank System’s non-banking lines of business;
•	the historical performance of Community Bank System’s common stock, the stock’s liquidity in terms of average daily trading volume and the level of future cash dividends anticipated to be received by Oneida Financial stockholders;
•	the stock component of the merger consideration, including the exchange ratio, the potential value of the Community Bank System common stock to increase after the signing of the Merger Agreement and the ability of Oneida Financial to terminate the Merger Agreement if the price of Community Bank System’s common stock drops more than 20% relative to both its price before public announcement of the transaction and the SNL Midcap U.S. Bank Index;
•	the cash component of the merger consideration, which gives Oneida Financial stockholders who desire liquidity an ability to receive cash;
•	the opinion, dated February 24, 2015, of KBW to the Oneida Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Oneida Financial common stock of the merger consideration, as more fully described under “— Opinion of Oneida Financial’s Financial Advisor” beginning on page 36;
•	the terms of the Merger Agreement, including the fixed cash and stock consideration, the expected tax treatment of the Merger as a “reorganization” for United States federal income tax purposes, the size of the termination fee in relation to the overall deal size and Oneida Financial’s ability to consider unsolicited offers from third parties in certain circumstances;

•	the effect of the Merger on Oneida Savings Bank’s customers, and the communities served by Oneida Savings Bank, as well as its effect on Oneida Savings Bank’s employees. Oneida Financial’s directors deemed the Merger with Community Bank System to be an opportunity to provide customers and the communities served by Oneida Savings Bank with increased financial services and increased access to those services through more branch offices. Oneida Financial’s directors also considered the opportunities for career advancement in a larger organization that would be available to Oneida Financial employees who continue employment with the combined company after the Merger, and the severance benefits provided for in the Merger Agreement and under Community Bank System’s policies for any Oneida Financial employees who do not continue employment with the combined company;
•	the ability of Community Bank System to complete the Merger, from a business, financial, and regulatory perspective, and its proven track record of successfully completing acquisition transactions;
•	the nature and amount of payments and other benefits to be received by Oneida Financial management in connection with the Merger pursuant to pre-existing Oneida Financial plans and compensation arrangements and the Merger Agreement; and
•	the fact that two representatives from the Oneida Financial board of directors will be directors of Community Bank System following the closing of the Merger.

Oneida Financial’s board of directors also considered potential risks associated with the Merger in connection with its decision to approve the Merger Agreement and the Merger, including that other parties that might be interested in proposing a transaction with Oneida Financial could be discouraged from doing so given the terms of the Merger Agreement generally prohibiting Oneida Financial from soliciting, engaging in discussions or providing information regarding an alternative transaction, requiring Oneida Financial to pay a termination fee to Community Bank System under certain circumstances, and requiring Oneida Financial’s directors and executive officers to execute agreements requiring them to vote in favor of the Merger with Community Bank System, with Community Bank System requiring the Oneida Financial directors and executive officers to execute such agreements as a condition to agreeing to enter into the Merger Agreement.

The foregoing discussion of the information and factors considered by Oneida Financial’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the Merger Agreement and the Merger. In view of the wide variety of factors considered and discussed by Oneida Financial’s board of directors in connection with its evaluation of the Merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, and agreed that the Merger was in the best interests of Oneida Financial and its stockholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the Merger Agreement and the Merger. The foregoing explanation of the reasoning of Oneida Financial’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the cautionary statements set forth in “Cautionary Statement Regarding Forward-Looking Statements” on page 21.

For the reasons set forth above, Oneida Financial’s board of directors has unanimously approved the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and merger consideration, are advisable and in the best interests of Oneida Financial, and unanimously recommends that Oneida Financial stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the proposal to approve the Merger-Related Executive Compensation, and “FOR” the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

Opinion of Oneida Financial’s Financial Advisor

Oneida Financial engaged KBW to render financial advisory and investment banking services to Oneida Financial, including an opinion to the Oneida Financial’s board of directors as to the fairness, from a financial point of view, to the holders of Oneida Financial common stock of the merger consideration to be received by such stockholders in the proposed Merger of Oneida Financial with and into Community Bank System. Oneida Financial selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Oneida Financial’s board of directors held on February 24, 2015, at which the Oneida Financial’s board evaluated the proposed Merger. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to the Oneida Financial board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed Merger was fair, from a financial point of view, to the holders of Oneida Financial common stock. The Oneida Financial Board approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Oneida Financial board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the Merger to the holders of Oneida Financial common stock. It did not address the underlying business decision of Oneida Financial to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Oneida Financial board in connection with the Merger, and it does not constitute a recommendation to any holder of Oneida Financial common stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of Oneida Financial common stock, what election any such stockholder should make with respect to the stock consideration or the cash consideration (or any combination thereof)), nor does it constitute a recommendation on whether or not any such stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Merger or exercise any other rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Oneida Financial and Community Bank System and the Merger, including, among other things:

•	a draft dated February 22, 2015 of the Merger Agreement (the most recent draft then made available to KBW);
•	certain regulatory filings of Oneida Financial and Community Bank System, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for Oneida Financial and Community Bank System;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Oneida Financial;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Community Bank System;

•	the unaudited financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of Oneida Financial;
•	the unaudited financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of Community Bank System;
•	the unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of Oneida Financial furnished to KBW by Oneida Financial;
•	the unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of Community Bank System furnished to us by Community Bank System;
•	certain other interim reports and other communications of Oneida Financial and Community Bank System to their respective stockholders; and
•	other financial information concerning the businesses and operations of Oneida Financial and Community Bank System furnished to KBW by Oneida Financial and Community Bank System or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among other things, the following:

•	the historical and current financial position and results of operations of Oneida Financial and Community Bank System;
•	the assets and liabilities of Oneida Financial and Community Bank System;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information of Oneida Financial and Community Bank System with similar information for certain other companies the securities of which were publicly traded;
•	financial and operating forecasts and projections of Oneida Financial that were prepared by, and provided to KBW and discussed with KBW by, Oneida Financial management and that were used and relied upon by KBW at the direction of such management with the consent of the Oneida Financial Board;
•	publicly available consensus “street estimates” of Community Bank System for 2015 and 2016, as well as the long term growth rates based thereon which were prepared by and provided to KBW by Community Bank System management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions with the consent of the Oneida Financial board; and
•	estimates regarding certain pro forma financial effects of the Merger on Community Bank System (including, without limitation, the cost savings and related expenses expected to result from the Merger), that were prepared by Community Bank System management, and provided to KBW and discussed with KBW by such management, and used and relied upon by KBW based on such discussions with the consent of the Oneida Financial board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Oneida Financial and Community Bank System regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist Oneida Financial with soliciting indications of interest from third parties other than Community Bank System regarding a potential transaction with Oneida Financial.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon management of Oneida Financial as to the reasonableness and achievability of the financial and operating forecasts and projections of Oneida Financial (and the assumptions and bases therefor) that were prepared by, and provided to KBW and discussed with KBW by, such management and KBW assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management, and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Oneida Financial, upon Community Bank System management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Community Bank System referred to above and the long term growth rates based thereon that were prepared by Community Bank System management and provided to and discussed with KBW by such management, as well as the estimates regarding certain pro forma financial effects of the Merger on Community Bank System (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result from the Merger) that were prepared by and provided to KBW by such management, all of which information was discussed with KBW by such management. KBW assumed, with the consent of Oneida Financial, that all such information was consistent with (in the case of the Community Bank System “street estimates” referred to above), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of Community Bank System management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the forecasts, projections and estimates of Oneida Financial and Community Bank System provided to KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Community Bank System referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Oneida Financial and Community Bank System, that such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Oneida Financial or Community Bank System since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan losses and KBW assumed, without independent verification and with Oneida Financial’s consent, that the aggregate allowances for loan losses for Oneida Financial and Community Bank System were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Oneida Financial or Community Bank System, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Oneida Financial or Community Bank System under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	that the Merger and any related transaction (including the Bank Merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed) with no additional payments or adjustments to the merger consideration;

•	that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;
•	that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement; and
•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Oneida Financial, Community Bank System or the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.

KBW assumed, in all material respects to its analyses, that the Merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Oneida Financial relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Oneida Financial, Community Bank System, the Merger, any related transaction (including the Bank Merger), and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received by the holders of Oneida Financial common stock in the Merger to such holders. KBW expressed no view or opinion as to any other terms or aspects of the Merger or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of the merger consideration or the allocation thereof among cash and stock) or any related transaction, any consequences of the Merger to Oneida Financial, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Oneida Financial to engage in the Merger or enter into the Merger Agreement;
•	the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Oneida Financial or the Oneida Financial board;
•	the fairness of the amount or nature of any compensation to any of Oneida Financial’s officers directors or employees, or any class of such persons, relative to any compensation to the holders of Oneida Financial common stock;
•	the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Oneida Financial (other than the holders of Oneida Financial common stock solely with respect to the merger consideration, as set forth in KBW’s opinion, and not relative to the consideration to be received by holders of any other class of securities), holders of any class of securities of Community Bank System or any other party to any transaction contemplated by the Merger Agreement;

•	whether Community Bank System has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Oneida Financial common stock at the closing of the Merger;
•	the election by holders of Oneida Financial common stock to receive the stock consideration or the cash consideration, or a combination thereof, or the actual allocation between the stock consideration and the cash consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration pursuant to the Merger Agreement), or the relative fairness of the stock consideration and the cash consideration;
•	the actual value of the Community Bank System common stock to be issued in the Merger;
•	any adjustment (as provided in the Merger Agreement) in the merger consideration (including the allocation thereof among cash and stock) assumed to be paid in the Merger for purposes of KBW’s opinion;
•	the prices, trading range or volume at which Oneida Financial common stock or Community Bank System common stock would trade following the public announcement of the Merger or the prices, trading range or volume at which Community Bank System common stock would trade following consummation of the Merger;
•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or
•	any legal, regulatory, accounting, tax or similar matters relating to Oneida Financial, Community Bank System, their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the subsidiary bank merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Oneida Financial and Community Bank System. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Oneida Financial Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Oneida Financial board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between Oneida Financial and Community Bank System and the decision to enter into the Merger Agreement was solely that of the Oneida Financial board.

The following is a summary of the material financial analyses presented by KBW to the Oneida Financial board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Oneida Financial board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $19.99 per share of Oneida Financial common stock, consisting of the sum of (i) the implied value of the stock election consideration of 0.5635 of a share of Community Bank System common stock, based on the closing price of Community Bank System common stock on February 23, 2015 of $35.45, multiplied by 60%, and (ii) the cash election consideration of $20.00 multiplied by 40%. In addition to the financial analyses described below, KBW reviewed with the Oneida Financial board for informational purposes the implied transaction multiple for the proposed Merger of 21.3x Oneida’s estimated 2016 earnings per share (“EPS”), using estimated 2016 EPS data for Oneida Financial provided by Oneida Financial management and based on the implied value of the merger consideration of $19.99 per share of Oneida Financial common stock.

Selected Companies Analysis — Oneida.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of Oneida Financial to 18 selected banks and thrifts, referred to as the “size peer” group, traded on NASDAQ or the NYSE, headquartered in the Mid-Atlantic region (defined as Delaware, Maryland, New Jersey, New York, and Pennsylvania) and which have total assets between $650 million and $1.1 billion. Using publicly available information, KBW also compared the financial performance, financial condition and market performance of Oneida Financial to 10 selected banks and thrifts, referred to as the “high fee income peer” group, traded on NASDAQ or the NYSE, headquartered in the Mid-Atlantic region and which have total assets less than $10 billion and fee income to revenue ratios greater than 30%. Mutual holding companies and merger targets were excluded from the selected companies.

The selected companies included in Oneida Financial’s “size peer” group were:

Fox Chase Bancorp, Inc.	Parke Bancorp, Inc.
AmeriServ Financial, Inc.	Two River Bancorp
Community Financial Corporation	Severn Bancorp, Inc.
Cape Bancorp, Inc.	Mid Penn Bancorp, Inc.
ACNB Corporation	Royal Bancshares of Pennsylvania, Inc.
Ocean Shore Holding Co.	DNB Financial Corporation
Unity Bancorp, Inc.	Norwood Financial Corp.
1st Constitution Bancorp	First Bank
CB Financial Services, Inc.	Stewardship Financial Corporation

To perform this analysis, KBW used profitability and other financial information for, or, in the case of information for the latest 12 month period or LTM, through, the most recent completed quarter available (which in the case of Oneida Financial was the fiscal quarter ended December 31, 2014 as provided by Oneida Financial management to the extent not publicly available) or as of the end of such quarter and market price information as of February 23, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus “street estimates” for the selected companies and estimates for Oneida Financial provided to KBW by Oneida Financial management. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Oneida Financial’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Oneida Financial and the selected companies in its “size peer” group:

	Oneida Financial	Oneida Financial Peer Group
		25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)	0.60%	0.55%	0.65%	0.64%	0.83%
LTM Core Return on Average Equity(1)	4.92%	4.90%	6.57%	6.21%	9.45%
LTM Net Interest Margin	2.95%	3.34%	3.59%	3.52%	3.78%
LTM Fee Income/Revenue Ratio(2)	60.8%	9.9%	14.2%	13.5%	16.6%
LTM Efficiency Ratio	87.0%	72.1%	68.8%	66.7%	64.8%

(1)	Core income excludes extraordinary items, gains/losses on sale of securities and nonrecurring items.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Oneida Financial and the selected companies in its “size peer” group:

	Oneida Financial	Oneida Financial Peer Group
		25th Percentile	Average	Median	75th Percentile
Tangible Common Equity/Tangible Assets	9.00%	7.11%	8.97%	8.73%	9.78%
Total Risk-Based Capital/Risk-Weighted Assets(1)	16.54%	12.89%	15.77%	15.01%	17.96%
Loans/Deposits	53.9%	83.2%	92.9%	93.2%	98.6%
Loan Loss Reserve/Gross Loans	0.94%	1.13%	1.46%	1.27%	1.60%
Nonperforming Assets/Loans + OREO	0.35%	3.71%	3.20%	2.06%	1.54%
LTM Net Charge-Offs/Average Loans	0.03%	0.36%	0.33%	0.25%	0.14%

(1)	Total risk-based capital ratios for Oneida, Ocean Shore Holding Co. and Severn Bancorp, Inc. are as reported by their respective savings bank subsidiaries.

In addition, KBW’s analysis showed the following concerning the market performance of Oneida Financial and, to the extent publicly available, the selected companies in its “size peer” group (excluding the impact of the LTM EPS multiple for one of the selected companies considered to be not meaningful because it was greater than 30.0x):

	Oneida Financial	Oneida Financial Peer Group
		25th Percentile	Average	Median	75th Percentile
One – Year Stock Price Change	2.3%	(5.3)%	1.9%	0.2%	9.6%
One – Year Total Return	6.2%	(3.8)%	3.7%	2.3%	11.1%
YTD Stock Price Change	(1.6)%	(3.6)%	0.3%	0.4%	2.0%
Stock Price/Book Value per Share	0.94x	0.80x	0.94x	0.92x	1.08x
Stock Price/Tangible Book Value per Share	1.29x	0.86x	1.00x	1.01x	1.16x
Stock Price/LTM EPS	17.6x	11.7x	14.1x	13.6x	14.6x
Stock Price/2015 Est. EPS(1)	14.0x	12.4x	14.3x	13.5x	14.1x
Stock Price/2016 Est. EPS(2)	13.6x	11.4x	13.2x	11.9x	13.0x
Dividend Yield(3)	3.8%	1.2%	1.9%	1.6%	2.7%
LTM Dividend Payout(3)	66.2%	8.8%	25.2%	20.7%	36.9%

(1)	Estimated 2015 EPS data was not publicly available for AmeriServ Financial, Inc., ACNB Corporation, Unity Bancorp, Inc., 1st Constitution Bancorp, CB Financial Services, Inc., Parke Bancorp, Inc., Two River Bancorp, Severn Bancorp, Inc., Mid Penn Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., Norwood Financial Corp. and Stewardship Financial Corporation.
(2)	Estimated 2016 EPS data was not publicly available for AmeriServ Financial, Inc., ACNB Corporation, Unity Bancorp, Inc., 1st Constitution Bancorp, CB Financial Services, Inc., Parke Bancorp, Inc., Two River Bancorp, Severn Bancorp, Inc., Mid Penn Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., Norwood Financial Corp. and Stewardship Financial Corporation.
(3)	Dividend payout and yield calculated using current dividend annualized excluding special dividends.

The selected companies included in Oneida Financial’s “high fee income peer” group were:

Community Bank System, Inc.	Bryn Mawr Bank Corporation
Tompkins Financial Corporation	Univest Corporation of Pennsylvania
Bancorp, Inc.	Arrow Financial Corporation
WSFS Financial Corporation	Orrstown Financial Services, Inc.
TriState Capital Holdings, Inc.	Shore Bancshares, Inc.

KBW’s analysis showed the following concerning the financial performance of Oneida Financial and the selected companies in its “high fee income peer” group:

	Oneida Financial	Oneida Financial High Fee Income Peer Group
		25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)	0.60%	0.71%	1.08%	1.04%	1.27%
LTM Core Return on Average Equity(1)	4.92%	5.92%	10.61%	10.29%	12.00%
LTM Net Interest Margin	2.95%	3.18%	3.34%	3.50%	3.82%
LTM Fee Income/Revenue Ratio(2)	60.8%	31.9%	36.3%	33.0%	37.4%
LTM Efficiency Ratio	87.0%	75.1%	68.0%	64.0%	61.6%

(1)	Core income excludes extraordinary items, gains/losses on sale of securities and nonrecurring items.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Oneida Financial and the selected companies in its “high fee income peer” group:

	Oneida Financial	Oneida Financial High Fee Income Peer Group
		25th Percentile	Average	Median	75th Percentile
Tangible Common Equity/Tangible Assets	9.00%	8.14%	9.01%	8.77%	9.77%
Total Risk-Based Capital/Risk-Weighted Assets(1)	16.54%	12.87%	14.43%	13.72%	16.13%
Loans/Deposits	53.9%	74.2%	77.1%	76.1%	89.9%
Loan Loss Reserve/Gross Loans	0.94%	0.86%	1.07%	1.08%	1.19%
Nonperforming Assets/Loans + OREO	0.35%	1.58%	1.49%	1.11%	0.69%
LTM Net Charge-Offs/Average Loans	0.03%	0.40%	0.29%	0.20%	0.12%

(1)	Total risk-based capital ratios for Oneida and WSFS Financial Corporation are as reported by their respective savings bank subsidiaries.

In addition, KBW’s analysis showed the following concerning the market performance of Oneida Financial and the selected companies in its “high fee income peer” group (excluding the impact of the LTM EPS multiple for one of the selected companies considered to be not meaningful because it was negative):

	Oneida Financial	Oneida Financial High Fee Income Peer Group
		25th Percentile	Average	Median	75th Percentile
One – Year Stock Price Change	2.3%	(3.9)%	(5.0)%	2.7%	4.5%
One – Year Total Return	6.2%	(3.4)%	(3.1)%	5.3%	8.2%
YTD Stock Price Change	(1.6)%	(6.8)%	(5.2)%	(4.6)%	(1.8)%
Stock Price/Book Value per Share	0.94x	0.98x	1.27x	1.28x	1.58x
Stock Price/Tangible Book Value per Share	1.29x	1.08x	1.57x	1.56x	2.01x
Stock Price/LTM EPS	17.6x	13.8x	14.4x	14.6x	16.0x
Stock Price/2015 Est. EPS(1)	14.0x	13.4x	15.4x	15.3x	16.9x
Stock Price/2016 Est. EPS(2)	13.6x	10.9x	12.6x	12.5x	14.2x
Dividend Yield(3)	3.8%	0.0%	1.8%	1.7%	3.3%
LTM Dividend Payout(3)	66.2%	0.0%	26.3%	24.1%	52.6%

(1)	Dividend payout and yield calculated using current dividend annualized excluding special dividends.

No company used as a comparison in the above selected companies analysis of Oneida Financial is identical to Oneida Financial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis.  KBW reviewed publicly available information related to 14 selected bank and thrift transactions announced since January 1, 2012 with acquired companies headquartered in the Mid-Atlantic region and announced transaction values between $100 million and $500 million. Terminated transactions and transactions in which the acquired company was a mutual holding company were excluded from the selected transactions. The selected transactions included in the group were:

Acquirer:	Acquired Company:
Cathay General Bancorp	Asia Bancshares, Inc.
Bridge Bancorp, Inc.	Community National Bank
S&T Bancorp, Inc.	Integrity Bancshares, Inc.
WesBanco, Inc.	ESB Financial Corporation
Bank of the Ozarks, Inc.	Intervest Bancshares Corporation
National Penn Bancshares, Inc.	TF Financial Corporation
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
Provident Financial Services, Inc.	Team Capital Bank
Peoples Financial Services Corp.	Penseco Financial Services Corporation
Provident New York Bancorp	Sterling Bancorp
NBT Bancorp Inc.	Alliance Financial Corporation
Investors Bancorp, Inc.	Marathon Banking Corporation
Berkshire Hills Bancorp, Inc.	Beacon Federal Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value per common share paid for the acquired company and the acquired company’s then latest financial statements and next year EPS consensus “street estimates” for the acquired company to the extent publicly available prior to the announcement of the acquisition:

•	Price to tangible book value of the acquired company;
•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;
•	Price to LTM EPS of the acquired company; and
•	Price to next year estimated EPS of the acquired company.

KBW also reviewed the price per common share paid for the acquired company for each selected transaction involving a publicly traded acquired company as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed Merger based on the implied value of the merger consideration of $19.99 per share of Oneida Financial common stock and using historical financial information for Oneida Financial as of or through December 31, 2014 as provided by Oneida Financial management to the extent not publicly available, 2015 EPS estimated data for Oneida Financial provided to KBW by Oneida Financial management and the closing price of Oneida Financial common stock on February 23, 2015.

The results of the analysis are set forth in the following table:

	Community Bank System/ Oneida Financial	Selected Transactions
		25th Percentile	Average	Median	75th Percentile
Transaction Price/Tangible Book Value	2.02x	1.47x	1.72%	1.71x	1.95x
Core Deposit Premium	11.6%	7.5%	10.6%	9.6%	14.9%
Transaction Price/LTM EPS	27.6x	17.0x	21.8x	19.5x	23.8x
Transaction Price/Fwd. EPS	21.8x	14.1x	17.9x	20.0x	20.5x
One-Day Market Premium	56.3%	20.7%	36.5%	26.7%	48.9%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Oneida Financial or the proposed Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis.  KBW analyzed the relative standalone contribution of Community Bank System and Oneida Financial to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for Community Bank System and Oneida Financial as of December 31, 2014, (ii) LTM EPS data for Community Bank System and Oneida Financial as reported through December 31, 2014, (iii) 2015 and 2016 EPS consensus “street estimates” for Community Bank System, (iv) financial forecasts and projections relating to the net income of Oneida provided by Oneida management, and (v) market price data as of February 23, 2015. The results of KBW’s analysis are set forth in the following table, which compares the results of KBW’s analysis with the implied pro forma ownership percentages of Community Bank System and Oneida Financial stockholders in the combined company based on the stock consideration of 0.5635 of a share of Community Bank System common stock per share of Oneida Financial common stock at the 60% stock/40% cash aggregate merger consideration mix provided for in the Merger Agreement and also assuming 100% stock consideration for illustrative purposes:

	Community Bank System as a % of Total	Oneida Financial as a % of Total
Ownership
60% stock/40% cash	94%	6%
100% stock/0% cash	91%	9%
Balance Sheet
Assets	90%	10%
Gross Loans Held for Investment	92%	8%
Deposits	90%	10%
Tangible Common Equity	90%	10%
Net Income to Common
2014 GAAP Net Income	95%	5%
2015 Estimated GAAP Net Income	93%	7%
2016 Estimated GAAP Net Income	94%	6%
Market Capitalization
Pre-Deal Market Capitalization	94%	6%

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis of Oneida Financial to estimate ranges for the implied equity value of Oneida Financial. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Oneida Financial prepared by and provided to KBW by Oneida Financial management, and assumed discount rates ranging from 12.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Oneida

Financial could generate over the five-year period from 2015 to 2019 as a standalone company, and (ii) the present value of Oneida Financial’s implied terminal value at the end of such period. KBW assumed that Oneida Financial would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Oneida Financial, KBW applied a range of 12.0x to 16.0x estimated 2020 net income. This discounted cash flow analysis resulted in a range of implied values per share of Oneida Financial common stock of $11.52 per share to $15.70 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Oneida Financial or the pro forma combined company.

Selected Companies Analysis — Community Bank System.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of Community Bank System to 16 selected banks traded on NASDAQ or the NYSE, headquartered in the Mid-Atlantic region and which have total assets between $3 billion and $20 billion. Mutual holding companies, thrifts and merger targets were excluded from the selected companies.

The selected companies included in Community Bank System’s “peer” group were:

Valley National Bancorp	Tompkins Financial Corporation
Fulton Financial Corporation	Eagle Bancorp, Inc.
F.N.B. Corporation	Flushing Financial Corporation
National Penn Bancshares, Inc.	Bancorp, Inc.
NBT Bancorp Inc.	S&T Bancorp, Inc.
Sterling Bancorp	Sandy Spring Bancorp, Inc.
Customers Bancorp, Inc.	Lakeland Bancorp, Inc.
First Commonwealth Financial Corporation	Financial Institutions, Inc.

To perform this analysis, KBW used profitability and other financial information for, or, in the case of information for the latest 12 month period, through, the most recent completed quarter available (which in the case of Community Bank System was the fiscal quarter ended December 31, 2014 as provided by Community Bank System management to the extent not publicly available) or as of the end of such quarter and market price information as of February 23, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus “street estimates” for Community Bank System and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Community Bank System historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Community Bank System and the selected companies in its “peer” group:

	Community Bank System	Community Bank System Peer Group
		25th Percentile	Average	Median	75th Percentile
LTM Core Return on Average Assets(1)	1.26%	0.85%	0.92%	0.93%	1.01%
LTM Core Return on Average Equity(1)	9.85%	7.19%	8.47%	8.63%	9.85%
LTM Net Interest Margin	3.90%	3.25%	3.39%	3.42%	3.60%
LTM Fee Income/Revenue Ratio(2)	32.7%	13.3%	22.2%	23.7%	26.5%
LTM Efficiency Ratio	57.9%	64.5%	61.8%	60.5%	56.8%

(1)	Core income excludes extraordinary items, gains/losses on sale of securities and nonrecurring items.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Community Bank System and the selected companies in its “peer” group:

	Community Bank System	Community Bank System Peer Group
		25th Percentile	Average	Median	75th Percentile
Tangible Common Equity/Tangible Assets	8.46%	7.02%	8.00%	7.79%	8.85%
Total Risk-Based Capital/Risk-Weighted Assets(1)	18.75%	12.16%	13.12%	12.98%	14.33%
Loans/Deposits	71.4%	90.6%	90.2%	95.6%	99.2%
Loan Loss Reserve/Gross Loans	1.07%	0.83%	1.03%	1.14%	1.21%
Nonperforming Assets/Loans + OREO	0.61%	1.30%	1.10%	1.16%	1.02%
LTM Net Charge-Offs/Average Loans	0.15%	0.23%	0.17%	0.18%	0.04%

In addition, KBW’s analysis showed the following concerning the market performance of Community Bank System and the selected companies in its “peer” group (excluding the impact of the LTM EPS multiple for one of the selected companies considered to be not meaningful because it was negative):

	Community Bank System	Community Bank System Peer Group
		25th Percentile	Average	Median	75th Percentile
One – Year Stock Price Change	2.7%	2.1%	4.7%	5.9%	10.4%
One – Year Total Return	6.1%	5.9%	7.5%	8.8%	14.0%
YTD Stock Price Change	(7.0)%	(6.7)%	(3.3)%	(3.2)%	(1.3)%
Stock Price/Book Value per Share	1.46x	1.16x	1.28x	1.22x	1.34x
Stock Price/Tangible Book Value per Share	2.40x	1.46x	1.71x	1.67x	2.02x
Stock Price/LTMEPS	16.0x	14.3x	15.5x	15.2x	17.0x
Stock Price/2015 Est. EPS	15.9x	13.3x	14.2x	14.3x	15.2x
Stock Price/2016 Est. EPS	15.5x	12.0x	12.6x	12.8x	13.4x
Dividend Yield(1)	3.4%	2.4%	2.6%	3.1%	3.5%
LTM Dividend Payout(1)	54.1%	35.5%	39.5%	40.6%	52.1%

(1)	Dividend payout and yield calculated using current dividend annualized excluding special dividends.

No company used as a comparison in the above selected companies analyses of Community Bank System is identical to Community Bank System. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Forecasted Pro Forma Financial Impact Analysis.  KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Community Bank System and Oneida Financial. Using closing balance sheet estimates as of September 30, 2015 for Community Bank System and Oneida Financial extrapolated from the growth rates provided by the respective managements of Community Bank System and Oneida Financial, 2015 and 2016 EPS consensus “street estimates” for Community Bank System, financial forecasts and projections relating to the net income of Oneida Financial provided by Oneida Financial management, purchase accounting adjustments provided by either Community Bank System management or Oneida Financial management, and other pro forma assumptions (including cost savings and related expenses) provided by Community Bank System management, KBW analyzed the potential financial impact of the Merger on certain projected financial results of Community Bank System. This analysis indicated the Merger could be accretive to Community Bank System’s estimated 2015 EPS (assuming full year impact) and estimated 2016 EPS and dilutive to Community Bank System’s estimated tangible book value per share as of September 30, 2015. Furthermore, the analysis indicated that each of Community Bank System’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of September 30, 2015 could be lower. For all of the above analysis, the actual results achieved by Community Bank System following the Merger may vary from the projected results, and the variations may be material.

Miscellaneous.  KBW acted as financial advisor to Oneida Financial in connection with the proposed Merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, Oneida Financial and Community Bank System. In addition, further to an existing sales and trading relationship between Oneida Financial and a KBW affiliated broker-dealer, such affiliate from time to time purchases securities from, and sells securities to, Oneida Financial. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Oneida Financial and Community Bank System for its own account and for the accounts of its customers.

Pursuant to the KBW engagement agreement, Oneida Financial agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $250,000 of which became payable to KBW upon the rendering of its opinion and the balance of which is contingent upon the consummation of the Merger. Oneida Financial also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Oneida Financial. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Community Bank System. KBW may in the future provide investment banking and financial advisory services to Oneida Financial or Community Bank System and receive compensation for such services.

Certain Prospective Financial Information Provided by Oneida Financial

Oneida Financial does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the inherent unpredictability of certain underlying assumptions and estimates. However, during the first quarter of 2015, Oneida Financial provided to Community Bank System a summary of certain internal financial forecasts prepared in the third fiscal quarter of 2014. These internal financial forecasts were prepared by Oneida Financial’s management as part of the annual budget process. A summary of those financial forecasts is included in this Proxy Statement/Prospectus because such forecasts were made available to Community Bank System and KBW.

The selected financial forecasts described below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or U.S. generally accepted accounting principles, and are included in this Proxy Statement/Prospectus only because they were made available to Community Bank System in connection with the proposed Merger. The prospective financial information included in this Proxy Statement/Prospectus has been prepared by, and is the responsibility of, Oneida Financial’s management. Neither Oneida Financial’s independent auditor, Crowe Horwath LLP, nor Community Bank System’s independent auditor, PricewaterhouseCoopers LLP, examined, compiled nor performed any procedures with respect to the prospective financial information described below and, accordingly, neither firm expresses an opinion or any other form of assurance with respect thereto. The reports of Crowe Horwath LLP and PricewaterhouseCoopers LLP included in this Proxy Statement/Prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

The financial forecasts described below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from such estimates and should be read with caution. Although presented with numerical specificity, these estimates are based upon a variety of assumptions made by Oneida Financial’s management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. Some or all of the assumptions may not be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Oneida Financial. In addition, some of these assumptions, by their nature, are subjective in many respects.

Accordingly, the assumptions made in preparing these estimates may prove to be inaccurate and actual results may differ materially from these estimates. In addition, the forecasts do not take into account any of the expense savings or charges expected to result from the Merger or any other matters contemplated by the Merger Agreement, including limitations imposed in the Merger Agreement on Oneida Financial’s ability to engage in certain activities pending completion of the Merger without Community Bank System’s consent.

For these reasons, the description of the financial forecasts in this Proxy Statement/Prospectus should not be regarded as an indication that they are necessarily predictive of actual future performance and they should not be relied on as such. No one has made, or makes, any representation regarding these estimates by their inclusion in this Proxy Statement/Prospectus and, except as may be required by applicable securities laws, Oneida Financial does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions underlying the projections are shown to be in error. For additional information on factors that may cause future financial results to materially vary from those reflected in the projections prepared by Oneida Financial’s management, see the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 21 of this Proxy Statement/Prospectus.

Below are certain financial projections that were prepared by Oneida Financial’s management and were reviewed by Community Bank System in connection with the proposed Merger (in thousands, except per share data):

	As of and for the Year Ended December 31,
	2015	2016	2017	2018	2019
Total Assets	$832,149	$851,732	$871,363	$891,196	$911,774
Cash and Cash Equivalents	39,898	33,693	30,318	20,879	10,817
Loans Receivable, net	390,478	417,505	446,460	477,449	508,425
Deposits	721,426	737,519	753,494	769,044	785,171
Total Stockholders’ Equity	97,733	100,913	104,253	108,216	112,347
Net Income	6,057	6,552	7,274	7,897	8,626
Earnings Per Share	0.86	0.93	1.04	1.12	1.23

The prospective financial information for Oneida Financial that was provided to KBW by Oneida Financial’s management and utilized and relied upon by KBW, as described in “ — Opinion of Oneida Financial’s Financial Advisor,” is different in some respects from the financial forecasts disclosed in the table above. Specifically, KBW was provided with and used an assumed long-term asset growth rate for Oneida Financial of 4% per year and a projected net income for the year ending December 31, 2015 of $6.4 million. The 4% per year long-term asset growth rate and the projected net income for the year ending December 31, 2015 were based on more current financial information than that set forth in the financial forecasts provided by Oneida Financial’s management to Community Bank System.

In addition, a 2020 earnings estimate of approximately $9.1 million was used and relied upon by KBW at the direction of Oneida Financial’s management and with the consent of Oneida Financial’s board in the discounted cash flow analysis performed by KBW in connection with its opinion. This estimate, which was derived from the projected net income for the year ending December 31, 2019, utilized an assumed earnings growth rate of 6% and was calculated solely for purposes of the discounted cash flow analysis in connection with KBW’s opinion, and none of Community Bank System, Oneida Financial and KBW assumes any responsibility for any use of such estimate, or reliance on such estimate, for any other purpose.

The inclusion of the foregoing financial projections in this Proxy Statement/Prospectus should not be regarded as an admission or representation by Oneida Financial or Community Bank System that they are considered to constitute material information of Oneida Financial.

Voting Agreements with Directors of Oneida Financial and Certain Executive Officers of Oneida Financial and its Subsidiaries

Community Bank System has entered into a voting agreement with each director of Oneida Financial and certain executive officers of Oneida Financial and its subsidiaries. Pursuant to the agreements, each director and certain executive officers of Oneida Financial and its subsidiaries agreed to vote “FOR” the Merger Agreement all of his or her shares of Oneida Financial common stock that he or she is entitled to vote.

Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger

Certain members of management and directors of Oneida Financial have financial interests in the Merger that are different from, and may conflict with, interests of other Oneida Financial stockholders. The Oneida Financial board of directors was aware of these interests and considered them in approving the Merger Agreement. These interests are as follows:

Share Ownership

On the record date for the special meeting, Oneida Financial’s directors and certain officers of Oneida Financial and its subsidiaries beneficially owned, in the aggregate, 1,175,129 shares of Oneida Financial’s common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately 16.71% of the outstanding shares of Oneida Financial common stock.

Oneida Financial Stock-Based Awards

Cash Payment for Outstanding Options.  Under the terms of the Merger Agreement, all outstanding stock options issued under the Oneida Financial 2012 Equity Incentive Plan, whether or not vested, that are outstanding and unexercised immediately before the effective time of the Merger, will be cancelled and the holder of the option will receive a cash payment equal to the product of (1) the number of shares of Oneida Financial common stock subject to the stock option, multiplied by (2) $20.00, less the exercise price of the stock option, without interest, less any required tax withholding. The number of Oneida Financial stock options held by executive officers and non-employee directors of Oneida Financial are as follows:

Executive Officer/Director of Oneida Financial	Oneida Financial Stock Options (#)	Cash Payment for Cancelled Options ($)
Michael R. Kallet	25,000	242,500
Eric E. Stickels	20,000	194,000
Deresa F. Durkee	10,000	97,000
Pierre J. Morrisseau	10,000	97,000
John F. Catanzarita	10,000	97,000
Non-employee directors as a group (10 persons)	39,000	378,300

Acceleration of Vesting of Restricted Stock Awards.  Under the terms of the Merger Agreement, Oneida Financial restricted stock awards that have not yet vested will become fully vested following the effective time of the Merger and each share of restricted stock will be exchanged for the merger consideration. The unvested restricted stock awards held by Oneida Financial’s executive officers and non-employee directors are as follows:

Executive Officer/Director of Oneida Financial	Oneida Financial Unvested Restricted Stock Awards (#)
Michael R. Kallet	40,000
Eric E. Stickels	32,000
Deresa F. Durkee	16,000
Pierre J. Morrisseau	16,000
John F. Catanzarita	16,000
Non-employee directors as a group (10 persons)	30,000

Employment Agreements with Executive Officers

Oneida Savings Bank has existing employment agreements with Michael R. Kallet, Eric E. Stickels and Deresa F. Durkee. OneGroup NY, Inc., the wholly-owned insurance subsidiary agency and employee benefit subsidiary of Oneida Savings Bank, has existing employment agreements with Pierre J. Morrisseau and John F. Catanzarita. Pursuant to the Merger Agreement, Community Bank System has agreed to honor in accordance with their terms all benefits payable under the employment agreements, which provide certain benefits in the event the executive officer’s employment is terminated under specified circumstances and within a specified period of time following a change in control, such as the Merger.

If an executive officer’s employment is terminated without “cause,” or the executive officer resigns for “good reason” (each term as defined in the employment agreements), within six months prior to, or 12 months following, the occurrence of a change in control at a time when the employment agreement is in effect, Oneida Savings Bank will make payments and provide benefits as follows:

•	For Messrs. Kallet and Stickels, a lump sum cash severance payment equal to 2.99 times the average annual compensation paid to the executive by Oneida Savings Bank or Oneida Financial and included in his gross income for income tax purposes during the five full calendar years immediately preceding the year during which the change in control occurs.
•	For Ms. Durkee, a lump sum cash severance payment equal to 2.0 times the average annual compensation paid to the executive by Oneida Savings Bank or Oneida Financial and included in her gross income for income tax purposes during the five full calendar years immediately preceding the year during which the change in control occurs.
•	For Messrs. Morrisseau and Catanzarita, a lump sum cash severance payment equal to 2.0 times the average annual compensation paid to the executive by OneGroup NY, Inc., Oneida Savings Bank or Oneida Financial and included in his gross income for income tax purposes during the two calendar years immediately preceding the year during which the change in control occurs.
•	For each executive officer, except for Mr. Kallet, a cash bonus payment equal to the estimated amount necessary for the executive officer to use the after-tax portion of such payment to pay the premiums of his or her supplemental disability and life insurance coverage for 18 months with respect to Mr. Stickels and Ms. Durkee or 12 months with respect to Messrs. Morrisseau and Catanzarita.
•	For each executive officer, continued life insurance coverage and non-taxable medical and dental insurance coverage at substantially same levels that existed prior to his or her date of termination, which would be provided for 18 months for Mr. Kallet, Mr. Stickels and Ms. Durkee and 12 months for Messrs. Morrisseau and Catanzarita.

The employment agreements provide that the payments described above will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code. The employment agreements for Mr. Kallet, Mr. Stickels and Ms. Durkee contain non-competition and non-solicitation covenants, which each executive officer must comply with for 24 months following his or her date of termination. The employment agreements for Messrs. Morrisseau and Catanzarita each provide for a two year non-competition covenant following the executive’s date of termination, except in the case of a qualifying termination event (as described above) in connection with a change in control.

For an estimate of the amounts payable in connection with a qualifying termination of employment following the merger to Oneida Financial’s named executive officers under their employment agreements, see “ —  Merger-Related Executive Compensation for Oneida Financial’s Named Executive Officers” beginning on page 52.

Performance Based Compensation Plans

The Oneida Financial Corp. Performance Based Compensation Plan (the “Company Incentive Plan”) and the Oneida Savings Bank Performance Based Compensation Plan (the “Bank Incentive Plan”) were adopted to provide financial incentives to certain executives who contribute materially to the continued growth, development and future business success of Oneida Financial and Oneida Savings Bank. Messrs. Kallet and

Stickels are participants in the Company Incentive Plan. Ms. Durkee is a participant in the Bank Incentive Plan. Messrs. Morrisseau and Catanzarita are not participants in either plan.

For 2015, the Compensation Committee established an aggregate bonus pool under the Company Incentive Plan equal to 4.0% of Oneida Financial Corp.’s net income (as reported on a consolidated basis) and an aggregate bonus pool under the Bank Incentive Plan equal to 8.5% of Oneida Savings Bank’s net income. The bonus pool under each of the plans will be allocated based on Oneida Financial’s and Oneida Savings Bank’s satisfaction of certain target performance thresholds related to return on average assets and return on average tangible equity and Oneida Financial’s net income growth rate, and will be distributed to participants based on their category level under the plans.

Pursuant to the plans and the Merger Agreement, each participant in the Company Incentive Plan and the Bank Incentive Plan is entitled to receive a pro-rata portion of his or her annual incentive award (the “Pro-Rata Award”) payable under the plans, calculated from the first day of the plan year beginning on January 1, 2015 (or beginning on January 1, 2016 if the effective time of Merger occurs in the 2016 calendar year) until the effective time of the Merger, as if the performance requirements attributable to the awards achieved “target” performance. The Pro-Rata Award will be paid to each participant in a cash lump sum at the effective time of the Merger.

For an estimate of the amounts payable in connection with the Merger to Oneida Financial’s named executive officers who are participants in the Company Incentive Plan or the Bank Incentive Plan, see “ —  Merger-Related Executive Compensation for Oneida Financial’s Named Executive Officers” beginning on page 52.

Indemnification; Directors’ and Officers’ Insurance

Community Bank System has agreed to indemnify all directors, officers, and employees of Oneida Financial for a period of six years to the fullest extent permitted by law against:

•	all liabilities and expenses relating to claims, proceedings, or investigations resulting from the person’s status as a director, officer, or employee of Oneida Financial or any Oneida Financial subsidiary, whether asserted prior to or after the Merger; and
•	all liabilities and expenses relating to claims, proceedings or investigations arising out of the Merger Agreement or the Merger.

Community Bank System has also agreed that all rights to indemnification and all limitations on liability existing in favor of Oneida Financial’s directors, officers and employees provided in Oneida Financial’s certificate of incorporation, bylaws or similar governing documents with respect to matters occurring prior to the Merger will continue in full force and effect after the Merger. Community Bank System has agreed to honor those commitments as though it were the indemnifying party.

Community Bank System will maintain Oneida Financial’s existing directors’ and officers’ liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, covering those persons for a period of six years from the date of the Merger, subject to certain maximum cost limits.

Continued Director Fees

Two current directors of Oneida Financial, Michael R. Kallet and Eric E. Stickels, will become directors of Community Bank System and Community Bank. As such, they will receive directors’ fees and benefits in accordance with Community Bank System’s policies on compensation of non-employee directors from time to time. Subject to the exercise of the fiduciary duties of Community Bank System’s board of directors, Community Bank System will cause the Nominating and Corporate Governance Committee of Community Bank System to nominate, and will cause its board to recommend for election, Messrs. Kallet and Stickels at Community Bank System’s next annual meeting of stockholders at which they are standing for election. See “The Merger Agreement — Directors, Employees and Employee Benefits” on page 72 for more information.

Merger-Related Executive Compensation for Oneida Financial’s Named Executive Officers

The following table and related footnotes provide information about the compensation to be paid to Oneida Financial’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Executive Compensation”). The Merger-Related Executive Compensation shown in the table and described in the footnotes below is subject to an advisory (non-binding) vote of Oneida Financial’s stockholders as more fully described in “Proposal II — Merger-Related Executive Compensation” on page 76.

The table below sets forth the aggregate dollar value of the various elements of Merger-Related Executive Compensation that each named executive officer of Oneida Financial would receive that is based on or otherwise relates to the Merger, assuming the following:

•	the estimated effective time of the Merger is March 30, 2015;
•	each named executive officer experiences a qualifying termination event at the effective time of the Merger; and
•	all amounts below have been calculated based on a per share price of Oneida Financial common stock of $19.65 (the average closing market price of Oneida Financial common stock over the first five business days following the first public announcement of the Merger on February 24, 2015).

The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this Proxy Statement/Prospectus. As a result, the actual amounts to be received by a named executive officer may differ materially from the amounts set forth below.

Merger-Related Executive Compensation
Executive	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(2)	Tax Reimbursement ($)	Other ($)	Total ($)
Michael R. Kallet	1,609,243 (3)	1,028,500	—	19,003	—	—	2,656,746
Eric E. Stickels	1,046,122 (4)	822,800	—	19,003	—	—	1,887,925
Deresa F. Durkee	304,233 (4)	411,400	—	19,003	—	—	734,636
Pierre J. Morrisseau	658,994 (5)	411,400	—	12,449	—	—	1,082,843
John F. Catanzarita	658,058 (5)	411,400	—	12,449	—	—	1,081,907

(1)	Represents: (i) the value of the acceleration of Oneida Financial’s restricted stock awards based on a per share price of $19.65, the average closing price per share over the first five business days following the announcement of the Merger Agreement; and (ii) the cash payment related to the cancellation of stock options in an amount equal to the product of the number of shares of Oneida Financial common stock subject to the stock options multiplied by the excess, if any, of (A) $20.00 over (B) the exercise price per share payable pursuant to the stock option. Pursuant to the Merger Agreement, such vesting of the restricted stock and the cash payment in lieu of the cancelled stock options is a single trigger event effective upon consummation of the Merger, and is not conditioned upon termination of the executive’s employment. For Mr. Kallet, the equity amount represents $786,000 attributable to the value of 40,000 Oneida Financial restricted stock awards for which vesting is accelerated and $242,500 attributable to the payment in cancellation of 25,000 Oneida Financial stock options with an exercise price of $10.30 per option. For Mr. Stickels, the equity amount represents $628,800 attributable to the value of 32,000 Oneida Financial restricted stock awards for which vesting is accelerated and $194,000 attributable to the payment in cancellation of 20,000 Oneida Financial stock options with an exercise price of $10.30 per option. For Ms. Durkee, Mr. Morrisseau and Mr. Catanzarita, the equity amounts each represent $314,400 attributable to the value of 16,000 Oneida Financial restricted stock awards for which vesting is accelerated and $97,000 attributable to the payment in cancellation of 10,000 Oneida Financial stock options with an exercise price of $10.30 per option. For a description of the treatment of the outstanding equity awards held by Oneida Financial directors and certain executive officers, see “— Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger.”
(2)	Represents the present value of health care and life insurance benefits provided: (i) to Mr. Kallet, Mr. Stickels and Ms. Durkee for 18 months following his or her qualifying termination of employment; and (ii) to Mr. Morrisseau and Mr. Catanzarita for 12 months following his qualifying termination of employment. Such benefits are provided under each executive’s employment agreement, and would be triggered in the event of the executive’s qualifying termination event within six months prior or 12 months following the Merger. Present values are calculated using 120% of the applicable federal rate (compounded semi-annually) for March 2014, as published by the Internal Revenue Service. For a description of the employment agreements, see “— Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger — Employment Agreements with Executive Officers.”

(3)	Represents the sum of: (i) the cash severance of $1,574,028 payable under Mr. Kallet’s employment agreement, and (ii) the Pro-Rata Bonus of $35,215 payable under the Company Incentive Plan. Such payments under the employment agreement would be triggered upon his qualifying termination event within six months prior or 12 months following the Merger. The Merger Agreement provides that the Pro-Rata Bonus would be paid to Mr. Kallet in a cash lump sum at the effective time of the Merger, which is not conditioned upon the termination of his employment. See “— Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger — Employment Agreements with Executive Officers” and “— Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger — Performance Based Compensation Plans” for further details.
(4)	Represents the sum of: (i) the cash severance and cash bonus payable under Mr. Stickels’ and Ms. Durkee’s employment agreements, which are $1,022,646 and $295,467, respectively; and (ii) a Pro-Rata Bonus of $23,477 and $8,766 payable to Mr. Stickels and Ms. Durkee, respectively. Such payments under the employment agreements would be triggered by their qualifying termination event within six months prior or 12 months following the Merger. The Merger Agreement provides that the Pro-Rata Bonuses would be paid to Mr. Stickels and Ms. Durkee in a cash lump sum at the effective time of the Merger, which is not conditioned upon the termination of their employment. See “— Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger — Employment Agreements with Executive Officers” and “— Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger — Performance Based Compensation Plans” for further details.
(5)	Represents the sum of the cash severance and cash bonus payable under Messrs. Morrisseau’s and Catanzarita’s employment agreements. Such payments would be triggered by their qualifying termination event within six months prior or 12 months following the Merger. See “— Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger — Employment Agreements with Executive Officers” for further details.

Material Federal U.S. Income Tax Consequences of the Merger

Generally.  The following discussion addresses the material U.S. Federal income tax considerations of the Merger that are generally applicable to Oneida Financial stockholders. The following discussion does not deal with all Federal income tax considerations that may be relevant to certain Oneida Financial stockholders in light of their particular circumstances, such as stockholders who:

•	are dealers in securities;
•	are insurance companies or tax-exempt organizations;
•	are subject to alternative minimum tax;
•	hold their shares as part of a hedge, straddle or other risk reduction transaction;
•	are foreign persons; or
•	acquired their Oneida Financial common stock through stock options or otherwise as compensation.

In addition, it does not address the tax consequences of the Merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the Merger, such as the exercise of options or rights to purchase Oneida Financial common stock in anticipation of the Merger.

The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change. Any change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the Merger to Community Bank System, Oneida Financial and Oneida Financial stockholders.

Neither Oneida Financial nor Community Bank System has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the Merger. Luse Gorman, Oneida Financial’s outside legal counsel, has rendered an opinion as of May 6, 2015 and, as a condition to the completion of the Merger, is required to render an updated opinion at the closing of the Merger, to Oneida Financial to the effect that the Merger constitutes a “reorganization” within the meaning of Section 368(a).

The opinion assumes that the Merger will take place in the manner described in the Merger Agreement. The tax opinion also assumes the truth and accuracy of certain factual representations that have been made by Oneida Financial which are customarily given in transactions of this kind.

Caveat.  Oneida Financial stockholders should recognize that the opinion of Luse Gorman is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to assert successfully that the Merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each stockholder of Oneida Financial would be required to recognize gain or loss equal to the difference between (1) the fair market value of all Community Bank System common stock, and the amount of cash, received in the Merger and (2) the tax basis in the Oneida Financial common stock surrendered in the Merger. If this were to occur, each Oneida Financial stockholder’s total initial tax basis in the Community Bank System common stock received would be equal to its fair market value, and the holding period for the Community Bank System common stock would begin the day after the Merger. Assuming that any cash received would not be treated as a dividend as described below, the gain or loss would be a long-term capital gain or loss if the holding period for the Oneida Financial common stock was more than one year and the Oneida Financial common stock was a capital asset in the hands of an Oneida Financial stockholder.

Based on the opinion of Luse Gorman, outside legal counsel to Oneida Financial, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences to stockholders of Oneida Financial are set forth below:

Exchange Solely for Community Bank System Common Stock.  No gain or loss will be recognized by an Oneida Financial stockholder who receives solely shares of Community Bank System common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for his or her shares of Oneida Financial common stock. The tax basis of the shares of Community Bank System common stock received by an Oneida Financial stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Community Bank System common stock, as discussed below) to the tax basis of the Oneida Financial common stock surrendered in exchange for the Community Bank System common stock. The holding period of the Community Bank System common stock received will include the holding period of shares of Oneida Financial common stock surrendered in exchange for the Community Bank System common stock, provided that such shares were held as capital assets of the Oneida Financial stockholder at the effective time of the Merger.

Exchange Solely for Cash.  An Oneida Financial stockholder who receives solely cash in exchange for all of his or her shares of Oneida Financial common stock (and is not treated as constructively owning Community Bank System common stock after the Merger under the circumstances referred to below under “— Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the Oneida Financial common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Oneida Financial stockholder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the Oneida Financial stockholder’s holding period is more than one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Community Bank System Common Stock and Cash.  An Oneida Financial stockholder who receives a combination of Community Bank System common stock and cash in exchange for his or her Oneida Financial common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain an Oneida Financial stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the Merger of Community Bank System common stock received exceeds (b) the stockholder’s tax basis in the Oneida Financial common stock to be surrendered in the exchange for the cash and Community Bank System common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Community Bank System common stock received by such Oneida Financial stockholder will be the same as the tax basis of the shares of Oneida Financial common stock surrendered in exchange for the shares of Community Bank System common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for such shares of Oneida Financial common stock. The holding period for shares of Community Bank System common stock received by such Oneida Financial stockholder will include such stockholder’s holding period for the Oneida Financial common stock surrendered in exchange for the Community Bank System common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the Merger.

An Oneida Financial stockholder’s Federal income tax consequences will also depend on whether his or her shares of Oneida Financial common stock were purchased at different times and at different prices. If they were, the Oneida Financial stockholder could realize gain with respect to some of the shares of Oneida Financial common stock and loss with respect to other shares. Such Oneida Financial stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the Community Bank System common stock received, but could not recognize loss with respect to those shares in which the Oneida Financial stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of the Community Bank System common stock received. Any disallowed loss would be included in the adjusted basis of the Community Bank System common stock. Such an Oneida Financial stockholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger to that stockholder.

Possible Dividend Treatment.  In certain circumstances, an Oneida Financial stockholder who receives solely cash or a combination of cash and Community Bank System common stock in the Merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the Oneida Financial stockholder’s proportionate interest in Community Bank System after the Merger with the proportionate interest the stockholder would have had if the stockholder had received solely Community Bank System common stock in the Merger. This could happen because the stockholder’s purchase (or the purchase by a family member or certain entities described below) of additional Community Bank System stock or a repurchase of shares by Community Bank System. For purposes of this comparison, the Oneida Financial stockholder may be deemed to constructively own shares of Community Bank System common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Community Bank System common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of Oneida Financial at the effective time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Oneida Financial stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger.

Cash in Lieu of Fractional Shares.  An Oneida Financial stockholder who holds Oneida Financial common stock as a capital asset and who receives in the Merger, in exchange for such stock, solely Community Bank System common stock and cash in lieu of a fractional share interest in Community Bank System common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding.  Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to, and will, withhold 28% of any cash payments to which an Oneida Financial stockholder is entitled pursuant to the Merger, unless the Oneida Financial stockholder signs the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Oneida Financial stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. Federal income tax liability, provided you timely furnish the required information to the IRS.

Tax Treatment of the Entities.  No gain or loss will be recognized by Community Bank System or Oneida Financial as a result of the Merger.

Reporting Requirements.  A holder of Oneida Financial common stock that receives Community Bank System common stock as a result of the Merger may be required to retain records related to such stockholder’s Oneida Financial common stock and file with its U.S. Federal income tax return a statement setting forth facts relating to the Merger.

The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the Merger that may be relevant to a particular Oneida Financial stockholder. You are urged to consult with your own tax advisors regarding the specific tax consequences of the Merger to you, including the applicability and effect of foreign, state, local, and other tax laws.

Accounting Treatment of the Merger

The Merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Community Bank System treated as the acquirer. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Oneida Financial as of the effective time of the Merger will be recorded at their respective fair values and added to those of Community Bank System. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Community Bank System issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Oneida Financial.

Restrictions on Sales of Community Bank System Common Stock by Certain Affiliates

The shares of Community Bank System common stock to be issued in the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who is an “affiliate” of Community Bank System as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with Community Bank System and include the executive officers and directors of Community Bank System and may include significant stockholders of Community Bank System.

New York Stock Exchange Listing

Community Bank System has agreed to make an application to list the shares of its common stock to be issued in the Merger on the NYSE. The stock must be authorized for listing on the NYSE, subject to official notice of issuance, for the Merger to be completed.

Regulatory Approvals and Notices for the Merger

Pursuant to the Merger Agreement, Community Bank System will submit applications for all necessary regulatory approvals and will give all requisite notices to governmental agencies regarding both the Merger and the Bank Merger. Certain approvals or waivers must be obtained from various bank regulatory and other authorities, including the OCC, New York State Department of Financial Services, and the Federal Reserve Board.

The closing of the Merger is conditioned upon the receipt of all approvals of regulatory authorities required for the Merger and the Bank Merger, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals or consents.

The Comptroller of the Currency.  The Bank Merger is subject to approval by the OCC. Community Bank filed an application with the OCC on April 20, 2015 requesting approval of the Bank Merger.

The Bank Merger may not be completed until the 15th day following the date of the approval by the OCC. During this 15-day period, the United States Department of Justice may challenge the Bank Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC approval unless a court specifically orders otherwise.

You should be aware that any approval by the OCC:

•	reflects only its views that the Bank Merger does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness;
•	is not an opinion of the OCC that the Bank Merger is financially favorable to the stockholders of Oneida Financial or that the OCC has considered the adequacy of the terms of the Bank Merger; and
•	is not an endorsement of or recommendation for the Bank Merger.

Federal Reserve Board.  The Federal Reserve Board is Community Bank System’s primary federal banking regulator. The Merger is subject to approval by the Federal Reserve Board. Community Bank System filed an application with the Federal Reserve Board on May 1, 2015 requesting approval of the Merger.

New York State Department of Financial Services.  The Merger is subject to approval by the New York State Department of Financial Services. Community Bank filed an application with the New York State Department of Financial Services on April 22, 2015 requesting approval of the Merger.

Litigation Relating to the Merger

On March 4, 2015, a purported stockholder of Oneida Financial filed a lawsuit in New York Supreme Court, Oneida County, captioned Paul Parshall v. Richard B. Myers, et al. On March 13, 2015, another purported stockholder filed a lawsuit in New York Supreme Court, Oneida County, captioned John Solak, v. Richard B. Myers et al. On April 10, 2015 amended complaints were filed in both actions. On April 24, 2015, a third purported stockholder filed a lawsuit in the Circuit Court for Baltimore City, Maryland, captioned Linda Colvin v. Oneida Financial Corp. All three lawsuits are brought on behalf of a putative class of Oneida Financial’s common stockholders and seek an order that they are properly maintainable as class actions.

All three complaints name Oneida Financial, Oneida Financial’s directors, and Community Bank System as defendants and allege that the director Defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the Merger, and allege that Community Bank System and Oneida Financial aided and abetted those alleged breaches of fiduciary duty. The complaints allege that the director Defendants improperly favored Community Bank System and discouraged alternative bids by agreeing to the Merger Agreement’s non-solicitation provision and termination fee provision. Plaintiffs cite that Community Bank System agreed in the Merger Agreement to appoint two of Oneida’s directors to the boards of Community Bank System and Community Bank, effective upon the closing of the Merger. The complaints allege that Oneida Financial’s directors and certain executive officers of Oneida Financial and its subsidiaries together own approximately 17% of Oneida Financial’s outstanding shares, and they have entered into voting agreements to vote their shares in favor of the Merger Agreement. In addition, the complaints allege that the consideration to be received by Oneida Financial common stockholders is unreasonable, inadequate and unfair. The complaints also allege that the Registration Statement filed by Community Bank System on March 30, 2015, contains material misstatements and omissions concerning the proposed transaction. The complaints seek declaratory and injunctive relief to invalidate the Merger Agreement and prevent the consummation of the Merger unless Oneida Financial implements an auction or similar process to obtain the highest possible price for Oneida Financial. The complaints further seek unspecified damages, as well as costs including plaintiffs’ attorneys’ and experts’ fees.

Each of Community Bank System and Oneida Financial believes that the claims asserted are without merit and intends to vigorously defend against these lawsuits.

Oneida Financial has filed a complaint alleging that FinPro, Inc. has wrongfully demanded a $1.42 million services fee in connection with the Merger for which it has provided no services and for which fee it has no right to receive, contractually or otherwise. As a result, Oneida Financial is seeking a declaratory judgment nullifying the improper demand made by FinPro, Inc., and any purported agreement on which the demand is allegedly based. FinPro, Inc. has removed the action to federal court, interposed an answer and asserted counterclaims against Oneida Financial seeking money damages. An adverse judgment in such lawsuit could adversely impact Oneida Financial.

No Appraisal or Dissenters’ Rights

Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in that extraordinary transaction. Under the Maryland General Corporation Law, and pursuant to Oneida Financial’s articles of incorporation, holders of Oneida Financial common stock are not entitled to appraisal rights in the Merger with respect to their shares of Oneida Financial common stock because Oneida Financial common stock is listed on a national securities exchange and Oneida Financial’s articles of incorporation do not provide for appraisal rights.

THE MERGER AGREEMENT

Conversion of Oneida Financial Common Stock

At the effective time of the Merger, each outstanding share of Oneida Financial common stock will be converted into the right to receive, at the election of each Oneida Financial stockholder, but subject to the allocation procedures described below and under the section below entitled “— Allocation Mechanism,” either:

•	a number of shares of Community Bank System common stock equal to the exchange ratio of 0.5635 for each share of Oneida Financial common stock owned, plus cash in lieu of any fractional share; or
•	cash at the rate of $20.00, without interest, for each share of Oneida Financial common stock owned; or
•	a combination of both cash and shares of Community Bank System common stock provided 60% of the electing stockholder’s shares of Oneida Financial common stock owned will be exchanged for shares of Community Bank System common stock and the remaining 40% of the electing stockholder’s shares of Oneida Financial common stock will be exchanged for cash, using the same exchange rates for stock and cash described above.

As described in more detail below, the above consideration is subject to an allocation process to ensure that overall 40% of Oneida Financial’s common stock is exchanged for cash and 60% of Oneida Financial’s common stock is converted into Community Bank System common stock.

The market price of the Community Bank System common stock will fluctuate between the date of this document and the date of the Merger and after the Merger. Therefore, the value of the shares of Community Bank System common stock that Oneida Financial stockholders may receive in the Merger may increase or decrease prior to and after the Merger, and may be worth more or less than the amount of cash consideration being offered in the Merger. You should obtain current market prices for the Community Bank System common stock.

The exchange ratio for the Merger may be adjusted appropriately if Community Bank System changes the number of outstanding shares of its common stock as a result of any stock split, recapitalization, reclassification or other similar change prior to the completion of the Merger.

Community Bank System will not issue any fractional shares in the Merger. Instead, you will receive cash in an amount equal to the fraction of a share of Community Bank System common stock that you would have otherwise been entitled to receive in the Merger, multiplied by $20.00. Community Bank System will pay no interest on any cash in lieu of fractional shares.

At the effective time of the Merger, you will no longer have any rights as a holder of Oneida Financial common stock, but you will, upon proper surrender of your Oneida Financial shares, have the rights of a holder of Community Bank System common stock. For a comparison of the rights you have as a holder of Oneida Financial common stock to the rights you will have as a holder of Community Bank System common stock, please read “Comparison of Rights of Holders of Oneida Financial Common Stock and Community Bank System Common Stock” beginning on page 79.

Election Procedures

Subject to the allocation procedures described below and in the section entitled “— Allocation Mechanism,” you will have the right to elect to receive with respect to your shares of Oneida Financial common stock either: shares of Community Bank System common stock, cash, or a mixture of shares of Community Bank System common stock for 60% of the shares of Oneida Financial common stock you own, and cash for 40% of the shares of Oneida Financial common stock you own.

All-Stock Election.  If you make the all-stock election, you will receive a number of shares of Community Bank System common stock equal to the applicable exchange ratio determined in accordance with the section captioned “— Conversion of Oneida Financial Common Stock” above, for each share of Oneida Financial common stock you own, subject to the allocation procedures described below, plus cash in lieu of any fractional share.

All-Cash Election.  If you make the all-cash election, you will receive $20.00 in cash, without interest, for each share of Oneida Financial common stock you own, subject to the allocation procedures described below.

Mixed Election.  If you make the mixed election, you will receive (i) shares of Community Bank System common stock, based upon the exchange ratio, for 60% of the total number of shares of Oneida Financial common stock you own, and (ii) $20.00 per share in cash, without interest, for 40% of the total number of shares of Oneida Financial common stock you own, plus cash in lieu of any fractional share.

Non-Election Shares.  If you do not make a valid election on a timely basis indicating your preference as to the receipt of cash or Community Bank System common stock, you will receive for each share of Oneida Financial Common Stock you own either (i) Community Bank System common stock equal to the applicable exchange ratio determined in accordance with the section captioned “— Conversion of Oneida Financial Common Stock” above, (ii) $20.00 in cash, without interest, or (iii) a combination of Community Bank System common stock and cash, as determined by Community Bank System.

Representative Shares.  Record holders of shares of Oneida Financial common stock who hold those shares as nominees, trustees or in other representative capacities may submit multiple election forms/letters of transmittal, provided that those record holders certify that each of the election forms/letters of transmittal covers all of the shares of Oneida Financial common stock held for the benefit of a particular beneficial owner.

Under the terms of the Merger Agreement, no more than 40% of the outstanding shares of Oneida Financial common stock will be converted into the right to receive cash, and no more than 60% the outstanding shares of Oneida Financial common stock will be converted into the right to receive Community Bank System common stock. Therefore, if the elections result in an oversubscription of either stock or cash, American Stock Transfer & Trust Company, LLC will follow the procedures for allocating Community Bank System common stock and cash described under “— Allocation Mechanism.” Accordingly, Oneida Financial and Community Bank System cannot guarantee that you will receive the form of merger consideration that you elect with respect to all of the shares of Oneida Financial common stock you own.

Election Form/Letter of Transmittal.  You will receive an election form/letter of transmittal and other appropriate and customary transmittal materials in a separate mailing. The election form/letter of transmittal will allow you to select either (i) the all-cash election, (ii) the all-stock election or (ii) the mixed election. American Stock Transfer & Trust Company, LLC will send each Oneida Financial stockholder who was a holder of record as of the close of business on April 28, 2015 the election form/letter of transmittal and will use reasonable efforts to make available as promptly as possible a duplicate election form/letter of transmittal to any holder of Oneida Financial common stock who makes a request for such election form/letter of transmittal after the initial mailing and prior to 5:00 p.m., Eastern Time, on June 26, 2015 (the “election deadline”). Oneida Financial and Community Bank System will notify you if there is a change in the election deadline.

Oneida Financial stockholders should not forward their Oneida Financial stock certificates with their proxy cards.

If you wish to elect the type of merger consideration you will receive in the Merger, you must make a valid election prior to the election deadline with respect to your shares of Oneida Financial common stock. Accordingly, you should carefully review and follow the instructions to the election form/letter of transmittal.

To make a valid election, you must submit a properly completed election form/letter of transmittal so that it is actually received by American Stock Transfer & Trust Company, LLC at or prior to the election deadline in accordance with the instructions to the election form/letter of transmittal. An election form/letter of transmittal will be deemed properly completed only if accompanied by stock certificates (or an appropriate guarantee of delivery of stock certificates as set forth in the notice of guaranteed delivery included with the election form/letter of transmittal from a firm that is a member of a registered national securities exchange or a commercial bank or trust company in the United States, provided that the stock certificates are in fact delivered to American Stock Transfer & Trust Company, LLC by the time required in such guarantee of delivery) representing all shares of Oneida Financial common stock covered by the election form/letter of transmittal (or, if such certificates have been lost, stolen, destroyed or mutilated, an affidavit as to the ownership of that certificate by the claimant and to its loss, theft, destruction or mutilation, along with customary identification and, if required by Community Bank System, an indemnity agreement or the posting of a bond).

You may revoke an election at any time prior to the election deadline, and you may either resubmit a new election or simply withdraw your prior election. If you wish to change an election, you may resubmit the election form/letter of transmittal in accordance with the election procedures, so long as the resubmitted election form/letter of transmittal is received by the election deadline. If you wish to withdraw an election, you must provide written notice of withdrawal to the exchange agent by 5:00 p.m. Eastern Time, on the election deadline. In the event of a withdrawal of an election, American Stock Transfer & Trust Company, LLC will, upon receiving a written request from you, return the certificates of Oneida Financial common stock (or guarantee of delivery, if applicable) submitted by you, and you will be deemed not to have made an election and your shares of Oneida Financial common stock will be treated as non-election shares unless you resubmit another election form/letter of transmittal in accordance with the election procedures. American Stock Transfer & Trust Company, LLC will have reasonable discretion to determine whether any election, change, or withdrawal request has been properly or timely made and to disregard immaterial defects in any election form/letter of transmittal, and any good faith decisions of the exchange agent and Community Bank System regarding these matters will be binding and conclusive. Neither Community Bank System nor the exchange agent will be under any obligation to notify any person of any defects in an election form/letter of transmittal.

Deposit of Merger Consideration.  At or prior to the effective time of the Merger, Community Bank System will deposit with American Stock Transfer & Trust Company, LLC, the transfer agent for its common stock and the exchange agent for the Merger, the shares of Community Bank System common stock to be issued in the Merger and cash payable in the Merger, by wire transfer of immediately available funds.

Letter of Transmittal.  As soon as practicable after the completion of the Merger, the exchange agent will send a letter of transmittal to each person who was an Oneida Financial stockholder at the effective time of the Merger but did not previously and properly surrender his or her shares of Oneida Financial common stock to the exchange agent prior to the election deadline. This mailing will explain how to surrender shares of Oneida Financial common stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement.

Dividends; Closing of Transfer Books.  Any dividends declared by Community Bank System on its common stock after the Merger will include the shares of Community Bank System common stock issuable in the Merger. However, no dividend or other distribution payable to the holders of record of Community Bank System common stock at or as of any time after the completion of the Merger will be paid to the former Oneida Financial stockholders until they surrender their shares as described above, and no interest will be paid on any dividend or distribution. After the completion of the Merger, the stock transfer books of Oneida Financial will close and there will be no more transfers on the transfer books of Oneida Financial. Any shares of Oneida Financial common stock that are presented for transfer after the effective time of the Merger will be cancelled and exchanged for Community Bank System common stock and/or checks for cash, as provided in the Merger Agreement.

Lost, Stolen, Destroyed or Mutilated Certificates.  If any certificate evidencing shares of Oneida Financial common stock is lost, stolen, destroyed or mutilated, Community Bank System may require the holder to provide an affidavit to that effect and to deliver an indemnity agreement and/or post a bond in an amount that Community Bank System may direct as indemnity against any claim that may be made by another party with respect to the certificate. Once these requirements have been satisfied, America Stock

Transfer & Trust Company, LLC will issue, in exchange for such lost, stolen, destroyed or mutilated certificate, Community Bank System common stock and/or checks for cash, as provided in the Merger Agreement.

Allocation Mechanism

Pursuant to the terms of the Merger Agreement, no more than 40% of the outstanding Oneida Financial common stock will be converted into the right to receive cash in the Merger, and no more than 60% of the outstanding Oneida Financial common stock will be converted into the right to receive shares of Community Bank System common stock in the Merger. Therefore, depending on the aggregate elections made by the Oneida Financial stockholders for each election category, all-cash and all-stock elections are subject to a pro-rata allocation to preserve these limitations on the amount of cash to be paid and the number of shares of Community Bank System common stock to be issued in the Merger. However, holders of 100 or fewer shares of Oneida Financial common stock who have made the all-cash election are not subject to this allocation mechanism. As a result, unless this exception applies to you and your shares, you may receive a mix of cash and stock even if you make the all-cash election or the all-stock election.

Reduction of Shares Entitled to Receive Cash.  If, at the election deadline, more than 40% of the total number of outstanding shares of Oneida Financial common stock have elected to receive cash pursuant to the all-cash election or the mixed election, then, after first allocating the non-election shares in accordance with the provisions therefor in the Merger Agreement, Community Bank System will remove a certain number of shares otherwise subject to the all-cash election and instead treat those shares as being subject to the all-stock election, so that a number of shares equal, as nearly as possible, to 40% of the total number of outstanding shares of Oneida Financial common stock will be exchanged for cash in the Merger. Community Bank System will determine the number of shares to be allocated on a pro-rata basis in relation to the total number of shares subject to the all-cash election (excepting out the number of shares subject to the all-cash election made by stockholders with 100 or fewer shares). Oneida Financial stockholders who have made the mixed election will not be required to have more than 60% of their shares of Oneida Financial common stock converted into shares of Community Bank System in the Merger. Notice of this allocation will be provided to each Oneida Financial stockholder who had made the all-cash election but will receive stock consideration because of the allocation, after the completion of the Merger.

Increase of Shares Entitled to Receive Cash.  If, at the election deadline, less than 40% of the total number of outstanding shares of Oneida Financial common stock have elected to receive cash pursuant to the all-cash election or the mixed election, then, after first allocating the non-election shares in accordance with the provisions therefor in the Merger Agreement, Community Bank System will remove a certain number of shares otherwise subject to the all-stock election and instead treat those shares as being subject to the all-cash election, so that a number of shares equal, as nearly as possible, to 40% of the total number of outstanding shares of Oneida Financial common stock will be exchanged for cash in the Merger. Community Bank System will determine the number of shares to be allocated on a pro-rata basis in relation to the total number of shares subject to the all-cash election. Oneida Financial stockholders who have made the all-stock election or the mixed election will not be required to have more than 40% of their shares of Oneida Financial common stock converted into cash. Notice of this allocation will be provided promptly to each Oneida Financial stockholder who had made the all-stock election but will receive cash consideration because of the allocation, after the completion of the Merger.

The allocation described above will be computed and completed by Community Bank System as soon as practicable after the election deadline.

Because the Federal income tax consequences of receiving cash, Community Bank System common stock, or both cash and Community Bank System common stock will be different, you are strongly urged to read carefully the information set forth under the caption “Proposal I — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” and to consult your own tax advisors for a full understanding of the Merger’s tax consequences to you. In addition, because the value of the Community Bank System common stock will fluctuate, the economic value per share received by Oneida Financial stockholders who receive the stock consideration may, as of the date of the effective time of the Merger or as of the date of the receipt of the consideration by them, be more or less than the amount of cash consideration per share received by Oneida Financial stockholders who receive cash consideration.

Conversion of Options and Stock Awards

At the effective time of the Merger, each option to purchase Oneida Financial common stock issued by Oneida Financial which is outstanding, unexpired and unexercised, whether or not previously vested and exercisable, will be canceled and the holder thereof will receive a cash payment equal to the number of shares of Oneida Financial common stock that were issuable upon the exercise of such option multiplied by the amount by which $20.00 exceeds the exercise price of such option.

Also at the effective time of the Merger, each restricted stock award issued pursuant to Oneida Financial’s 2012 Equity Incentive Plan that is outstanding shall vest in full, any restrictions thereon shall lapse, and such shares shall be converted into in the right to receive the merger consideration, which is described above.

Representations and Warranties

In the Merger Agreement, each party makes customary representations and warranties about itself concerning various business, legal, financial, regulatory and other pertinent matters. These representations and warranties will not survive after the Merger. Under certain circumstances, a party may decline to complete the Merger if the other party’s representations and warranties prove to be inaccurate.

Each of Community Bank System and Oneida Financial has made representations and warranties regarding, among other things:

•	corporate matters, including due organization, good standing, and qualification;
•	capitalization;
•	authority to enter into the transactions contemplated by the Merger and the absence of conflicts with or violations or breach of any agreement or instrument of obligation, organizational documents, or any other obligation that would occur as a result of the Merger;
•	required governmental reports and filings;
•	required SEC filings, compliance with U.S. GAAP, and the maintenance of books and records;
•	the absence of any Material Adverse Effect (as defined in the Merger Agreement) since December 31, 2013;
•	the absence of undisclosed liabilities;
•	property matters;
•	tax matters;
•	employee benefit plans;
•	legal proceedings;
•	labor matters;
•	brokers and finders;
•	environmental liability;
•	compliance with laws; and
•	agreements with and examination by banking authorities.

Oneida Financial has made other representations and warranties about itself to Community Bank System, including as to:

•	the absence of certain changes since September 30, 2014;
•	capital expenditures;

•	disposition of assets;
•	dividends;
•	accounting methods;
•	leases;
•	loan portfolio matters;
•	material contracts;
•	employee hiring and salaries;
•	insurance;
•	administration of trust accounts;
•	intellectual property;
•	risk management instruments;
•	investment securities;
•	related party transactions;
•	broker-dealer and investment advisory matters;
•	the applicability of takeover statutes;
•	the receipt of a fairness opinion from a financial advisor; and
•	its insurance agency subsidiary, OneGroup NY, Inc.

In addition, Community Bank System has represented to Oneida Financial that it currently has and will have at the time of the Merger sufficient unissued shares of Community Bank System common stock and sufficient cash to pay the merger consideration.

The representations and warranties in the Merger Agreement are complicated and not easily summarized. For more information on the representations and warranties of Community Bank System and Oneida Financial, refer to the Merger Agreement attached as Annex A to this Proxy Statement/Prospectus.

Conditions to the Merger

Mutual Conditions.  Before either Oneida Financial or Community Bank System will be obligated to complete the Merger, the following conditions must have been satisfied:

•	Oneida Financial stockholders approve the Merger Agreement, and all other corporate actions necessary on the part of each party to authorize the Merger are taken;
•	Oneida Financial and Community Bank System receive all approvals or consents required by law or mutually deemed necessary from any applicable governmental agency, all applicable notice or waiting periods under all laws expire, and all conditions contained in the approvals or consents, if any, are satisfied;
•	the SEC declares effective the registration statement covering the Community Bank System common stock to be issued in the Merger, and the registration statement is not the subject of any stop order or any actual or threatened proceeding seeking a stop order;
•	Community Bank System receives all necessary authorizations and approvals from state securities agencies or commissions for the issuance of its common stock in the Merger, or confirms that no authorizations or approvals are required;
•	there is no order, decree or injunction in effect which prohibits the completion of the Merger, and there is no actual or threatened governmental action or proceeding that prevents the completion of the Merger;

•	the NYSE approves for listing the Community Bank System common stock to be issued to the Oneida Financial stockholders in the Merger, subject to official notice of issuance; and
•	Luse Gorman, Oneida Financial’s outside legal counsel, delivers an opinion to Oneida Financial, dated as of the date of this Proxy Statement/Prospectus and as of the closing date of the Merger, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and as to certain other related matters.

Conditions to Obligations of Oneida Financial.  Before Oneida Financial will be obligated to complete the Merger, the following additional conditions must have been satisfied:

•	the representations and warranties of Community Bank System contained in the Merger Agreement are true and correct as of the date of the Merger Agreement and on the closing date. The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on Community Bank System;
•	Community Bank System has materially performed its obligations under the Merger Agreement which are intended to be performed before the closing; and
•	Community Bank System has delivered to Oneida Financial a customary closing certificate as to the above two matters.

Conditions to Obligations of Community Bank System.  Before Community Bank System will be obligated to complete the Merger, the following additional conditions must have been satisfied:

•	the representations and warranties of Oneida Financial contained in the Merger Agreement are true and correct as of the date of the Merger Agreement and on the closing date. The representations and warranties may contain inaccuracies if, taken together, they would not have a material adverse effect on Oneida Financial;
•	Oneida Financial has materially performed its obligations under the Merger Agreement which are intended to be performed before the closing;
•	Oneida Financial has delivered to Community Bank System a customary closing certificate as to the above two matters;
•	the required regulatory approvals approving the Merger contain no condition or requirement which would be reasonably likely to result in a material adverse effect on Community Bank System following the completion of the Merger;
•	to the extent that any contract or agreement of Oneida Financial requires the consent of or waiver from any other party because of the Merger, Oneida Financial receives the consent or waiver unless the failure to receive the same will not have a material adverse effect on Community Bank System; and
•	Oneida Financial has delivered to Community Bank System duly-executed copies of each transaction document to be delivered in connection with the Merger together with such other documents, consents or other deliverables as may be reasonably requested by Community Bank System.

Unless prohibited by law, any of the conditions to the Merger may be waived by the applicable party. As described below, if these conditions are not satisfied or waived, each party may have a right to terminate the Merger Agreement under certain circumstances.

Termination

Either Oneida Financial or Community Bank System may terminate the Merger Agreement at any time before the completion of the Merger if:

•	both parties consent in writing to the termination pursuant to the authorization of the respective boards of directors;

•	the other party materially breaches, and does not cure within 30 days of written notice to the extent curable, any of the representations or warranties or any covenant or agreement it has made under the Merger Agreement and the breach entitles the non-breaching party to not complete the Merger;
•	the parties are not able to obtain required governmental approvals;
•	any governmental entity issues a final and non-appealable order to prohibit the completion of the Merger;
•	Oneida Financial stockholders do not approve the Merger Agreement at a special meeting called for that purpose; or
•	the Merger is not completed on or before December 31, 2015, unless the Merger was not completed principally because the party seeking to terminate breached a covenant or obligation of the Merger Agreement.

In addition, Community Bank System may terminate the Merger Agreement at any time before the completion of the Merger if:

•	Oneida Financial’s board of directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the transactions contemplated by the Merger Agreement in a manner adverse to Community Bank System, or Oneida Financial did not include in this Proxy Statement/Prospectus the recommendation of its board of directors in favor of the approval of the Merger Agreement or the transactions contemplated by it;
•	following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, Oneida Financial fails to timely comply with its covenants to call a special stockholders’ meeting, recommend the approval of the Merger Agreement, and solicit proxies in favor of the approval of the Merger Agreement (please see “— No Solicitation of Takeover Proposals; Superior Proposals” on page 70 for the definition of a Takeover Proposal);
•	Oneida Financial’s board of directors recommends to Oneida Financial stockholders a Superior Proposal or Oneida Financial executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal (please see “— No Solicitation of Takeover Proposals; Superior Proposals” on page 70 for the definition of a Superior Proposal);
•	a tender or exchange offer is commenced in respect of 25% or more of the outstanding shares of Oneida Financial common stock, and Oneida Financial fails to send to its stockholders, within ten business days of the commencement of the offer, a statement that the board of directors of Oneida Financial recommends rejection of the tender or exchange offer; or
•	a Takeover Proposal with respect to Oneida Financial (other than a tender or exchange offer covered by the preceding paragraph) is publicly announced and, upon Community Bank System’s request, Oneida Financial fails to issue a press release announcing its opposition to the Takeover Proposal within three business days of the request.

In addition, Oneida Financial may terminate the Merger Agreement:

•	at any time before the completion of the Merger, if its board of directors recommends to the Oneida Financial stockholders a Superior Proposal or if Oneida Financial executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal, provided that Oneida Financial has complied with the relevant procedures set forth in the Merger Agreement; or
•	during the 5 day period starting on the Determination Date, if, on the Determination Date, the 20 day average daily trading price of Community Bank System common stock on the Determination Date has decreased beyond certain minimum thresholds specified in the Merger Agreement relative to both (i) the $35.49 per share starting price and (ii) the performance of the SNL Midcap U.S. Bank Index between February 23, 2015 and the Determination Date. For purposes of the foregoing termination right, “Determination Date” means the first day after the date all regulatory approvals (or waivers thereof) required to consummate the Merger have been obtained. In the event

Oneida Financial elects to exercise its option to terminate the Merger Agreement as a result of such diminution in the trading price of Community Bank System common stock, Community Bank System may elect to adjust the ratio of Community Bank System common stock to be exchanged in the Merger for Oneida Financial common stock in order to achieve the required minimum thresholds, and if Community Bank System so elects, the Merger Agreement will not be terminated.

Under certain circumstances, in the event either party fails to satisfy the closing conditions set forth in the Merger Agreement (and/or such conditions are not waived by the other party), the other party can terminate the Merger Agreement without completing the Merger, even if Oneida Financial stockholders have already voted to approve the Merger Agreement. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect, except with respect to the parties’ respective obligations regarding confidential information and termination fee and expenses as set forth in the Merger Agreement. See “— Termination Fee and Expenses” on page 71 for further information. A termination of the Merger Agreement will not relieve the breaching party from liability for its willful breach giving rise to such termination.

Conduct of Business Prior to Completion of the Merger; Covenants

The Merger Agreement provides that, during the period from the date of the Merger Agreement (February 24, 2015) to the completion of the Merger, Oneida Financial and Community Bank System will use their reasonable best efforts to maintain their respective properties, businesses and relationships with customers, employees and others, and will cause their respective subsidiaries to do the same. During the same period, other than as set forth in the Merger Agreement, neither Oneida Financial nor any of its subsidiaries may take any of the following actions, among others, without the prior written consent of Community Bank System (which consent may not be unreasonably withheld):

•	conduct its business other than in the ordinary course, substantially consistent with past practice, or become responsible for obligations of more than $50,000 or which require performance over one year or longer (other than loans and investments in the ordinary course of business);
•	declare, set aside, make or pay any dividend or other distribution on any of its stock, other than regular quarterly dividends consistent with past practices;
•	issue any of its stock or cause any of its treasury shares to become outstanding (except pursuant to a valid exercise of an unexpired stock option);
•	issue, authorize or amend any rights to acquire its stock or any rights related to its stock;
•	repurchase or reacquire any of its stock or any securities convertible into its stock;
•	incur additional debt or other obligation for borrowed money, except in the ordinary course of business consistent with past practice;
•	effect any recapitalization, reclassification, stock dividend, stock split or similar transaction;
•	amend its articles of incorporation or bylaws;
•	create or permit any lien or encumbrance on its stock;
•	merge or consolidate with any other entity, or acquire control of any other entity or create a subsidiary;
•	waive, cancel or compromise any material right, debt or claim other than in the ordinary course of business consistent with past practice and with prior notice to Community Bank System;
•	sell, encumber, dispose of or acquire any assets with a value of more than $50,000, other than in foreclosure or in similar proceedings or transactions in investment portfolio securities in the ordinary course of business consistent with past practice;
•	make total capital expenditures of more than $50,000;
•	open or close branches or facilities, or enter into or modify any leases or contracts relating to its branches or facilities;

•	increase compensation of, or pay or provide bonus, incentive, severance or other benefits to, its employees or directors, except in a manner consistent with past practice or as required by law or existing contracts;
•	adopt, modify or commit itself to any employee benefits plan or any employment agreement, except in the ordinary course of business consistent with past practice or as required by existing plans or contracts;
•	accelerate the vesting of any deferred compensation;
•	change its lending, investment, asset/liability management or other material banking policies in a material way, except as required by law;
•	change its accounting methods or tax reporting methods, unless required by generally accepted accounting principles or by law;
•	except as may be required by law, take any action that would cause its representations and warranties in the Merger Agreement to become untrue in any material manner prior to the Merger, or cause any conditions to the Merger to be unsatisfied; or
•	take or agree to take any other action which would interfere with or delay the Merger or make the Merger more costly.

Until the Merger is completed, except as set forth in the Merger Agreement or as consented to in writing by Oneida Financial (which consent may not be unreasonably withheld), Community Bank System has agreed to conduct its business in the ordinary course and substantially consistent with past practice. Community Bank System, however, is permitted to acquire or agree to acquire any entity or its assets while the Merger is pending, so long as the acquisition would not materially delay or prevent the completion of the Merger.

In the Merger Agreement, while the Merger is pending, Oneida Financial also agreed to:

•	call and hold a special meeting of its stockholders to vote on the approval of the Merger Agreement, even if Oneida Financial’s board of directors withdraws or modifies its recommendation;
•	cause its board of directors to recommend that Oneida Financial stockholders vote in favor of the Merger Agreement and to solicit proxies in favor of the Merger Agreement (but subject to fiduciary duties of its board of directors); and
•	cooperate in preparing for the integration of Oneida Financial’s business and operations with those of Community Bank after the Merger, to the extent permitted by law.

Furthermore, the Merger Agreement also contains certain other agreements relating to the conduct of the companies pending the completion of the Merger, including among others those requiring Oneida Financial and Community Bank System to:

•	cooperate with each other to prepare and file with the SEC a registration statement for the Merger;
•	cooperate with each other to take all actions required to comply with all legal requirements to complete the Merger, and to apply for and obtain all regulatory and third party consents and approvals required to complete the Merger;
•	consult and agree with each other regarding the content of any press release or other public disclosure relating to the Merger, but the parties may each make any disclosure mandated by law or rules of the NYSE or NASDAQ after notifying the other party;
•	refrain from taking any action that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	keep each other advised of all material developments on our respective businesses, and furnish the other party such financial data and other information concerning the furnishing party as may be reasonably requested from time to time;

•	refrain from taking any actions that would cause the Merger to be subject to any Takeover Law, and if the Merger is or becomes subject to any Takeover Law, to take all actions within its control to exempt the Merger from such Takeover Law. “Takeover Law” means any legal requirement pertaining to mergers, business combinations, sale of control, affiliate transactions or antitrust laws or regulations; and
•	use reasonable best efforts in good faith to take or cause to be taken actions necessary or desirable to complete the Merger on the earliest possible date.

No Solicitation of Takeover Proposals; Superior Proposals

Under the terms of the Merger Agreement, Oneida Financial has agreed not to directly or indirectly solicit, initiate, respond to any Takeover Proposal. A “Takeover Proposal” is any proposal or offer to acquire Oneida Financial (through a merger, recapitalization or other business combination) or 25% or more of the equity interests in Oneida Financial, or 25% or more of Oneida Financial’s assets. Oneida Financial also agreed to immediately terminate all existing negotiations and discussions concerning a Takeover Proposal, other than with Community Bank System.

In addition, Oneida Financial has agreed not to negotiate, discuss or furnish nonpublic information with or to any third party in connection with a Takeover Proposal or otherwise facilitate the efforts of any third party with respect to a Takeover Proposal, recommend or endorse any Takeover Proposal, or enter into a letter of intent, term sheet or other agreement with a third party providing for a possible Takeover Proposal.

If Oneida Financial becomes aware of or receives a Takeover Proposal, it must immediately notify Community Bank System of that fact and the details of the Takeover Proposal. Oneida Financial must also refer the party making a Takeover Proposal to Section 5.12 of the Merger Agreement or make a copy of Section 5.12 of the Merger Agreement available to such party.

Notwithstanding the foregoing, unless the Merger Agreement is terminated in accordance with its terms, Oneida Financial may participate in discussions or negotiations with, and furnish non-public information and afford access to its business and properties, to the party making a Takeover Proposal but only if:

•	it is a unsolicited, bona fide Takeover Proposal made in writing;
•	Oneida Financial’s board of directors determines in good faith, after consultation with outside legal counsel, that a failure to take such actions would constitute a violation of the board’s fiduciary duties under applicable law; and
•	Oneida Financial’s board of directors determines, in its reasonable and good faith judgment, after reasonable inquiry and consultation with its financial advisor, that the Takeover Proposal would be reasonably likely to result in a transaction more favorable to Oneida Financial stockholders than the Merger with Community Bank System, and that the party making the Takeover Proposal is financially capable of consummating it or is capable of obtaining any requisite financing for the Takeover Proposal.

A Takeover Proposal that meets the above criteria is referred to in the Merger Agreement as a “Superior Proposal.”

If Oneida Financial receives a Superior Proposal, Oneida Financial’s board of directors may recommend the Superior Proposal to the stockholders of Oneida Financial if the board determines in good faith, after consultation with outside legal counsel, that the board is required by its fiduciary duties to do so. In that case, the Oneida Financial board may withdraw, modify or refrain from making its recommendation of the Merger Agreement to the stockholders of Oneida Financial, provided that:

•	Oneida Financial provides Community Bank System at least 72 hours’ prior notice of its intent to take such action and any Oneida Financial board meeting at which the board is reasonably expected to consider a Superior Proposal;
•	Oneida Financial’s board does not recommend a Superior Proposal to the Oneida Financial stockholders for a period equal to three business days after Community Bank System’s receipt of a copy of the Superior Proposal and the identity of the offering party; and

•	Oneida Financial does not enter into a definitive agreement relating to a Superior Proposal, unless Community Bank System fails to match the terms of the Superior Proposal or provide an alternative proposal upon terms which, after consideration of the board of directors of Oneida Financial in good faith, are not more favorable than the Superior Proposal, within three business days after Community Bank System’s receipt of a copy of the Superior Proposal and the identity of the offering party.

Even if the Oneida Financial board withdraws, modifies or refrains from making its recommendation of the Merger Agreement to the stockholders of Oneida Financial as set forth above, unless the Merger Agreement is terminated pursuant to its terms, Oneida Financial must hold and convene a special meeting of its stockholders to vote on the Merger Agreement and must provide to its stockholders material information concerning the special meeting.

Before Oneida Financial provides nonpublic information to a third party as permitted by the Merger Agreement, Oneida Financial must require the third party to deliver a confidentiality agreement that is at least as restrictive as the one executed by Community Bank System, and must furnish the same information to Community Bank System, if not previously disclosed.

Termination Fee and Expenses

Generally.  Except as provided below, Oneida Financial and Community Bank System will each pay its own expenses in connection with the Merger, except that the parties will share equally all filing fees due the SEC in connection with the Merger and all costs associated with the printing and mailing of this document.

Termination Fee.  In the event that the Merger Agreement is terminated for certain reasons, Oneida Financial must pay Community Bank System in immediately available funds within three business days of the termination date, a termination fee of $4.93 million. The termination fee will be payable if the Merger Agreement is terminated by Community Bank System or Oneida Financial, as applicable, under any of the following circumstances:

•	Oneida Financial’s board of directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the transactions contemplated by the Merger Agreement in a manner adverse to Community Bank System, or Oneida Financial did not include in this Proxy Statement/Prospectus the recommendation of its board of directors in favor of the approval of the Merger Agreement or the transactions contemplated by it;
•	following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, Oneida Financial fails to timely comply with its covenants to call a special stockholders’ meeting, to recommend the approval of the Merger Agreement, or to solicit proxies in favor of the approval of the Merger Agreement;
•	Oneida Financial’s board of directors recommends to Oneida Financial stockholders a Superior Proposal, or Oneida Financial executes a letter of intent, definitive agreement or similar document with respect to a Superior Proposal;
•	a tender or exchange offer for 25% or more of the outstanding shares of Oneida Financial common stock is commenced, and Oneida Financial fails to send to its stockholders, within 10 business days of the commencement, a statement that the board of directors of Oneida Financial recommends rejection of the tender or exchange offer;
•	a Takeover Proposal with respect to Oneida Financial (other than a tender or exchange offer covered by the preceding paragraph) is publicly announced and, upon Community Bank System’s request, Oneida Financial fails to issue a press release announcing its board’s opposition to the Takeover Proposal within three business days of the request; or
•	Oneida Financial enters into a definitive agreement relating to a Takeover Proposal or consummates a Takeover Proposal within 9 months after (i) Community Bank System terminates this Merger Agreement because of a breach by Oneida Financial or (ii) the failure of Oneida Financial to hold a special stockholders meeting to approve the Merger or the failure of the stockholders of Oneida Financial to approve the Merger, in each case after the public disclosure of a Takeover Proposal.

Directors, Employees and Employee Benefits

Directors.  Pursuant to the Merger Agreement, Community Bank System has agreed to appoint Messrs. Kallet and Stickels of Oneida Financial to serve as members of Community Bank System’s and Community Bank’s board of directors, in addition to the current directors of Community Bank System and Community Bank. Subject to the Community Bank System board’s fiduciary duties, Community Bank System has also agreed to nominate Messrs. Kallet and Stickels to the board of directors of Community Bank System at the next annual meeting of shareholders at which they are standing for election, and to recommend that Community Bank System stockholders vote in favor of their election.

Messrs. Kallet and Stickels will also be appointed to serve on the board of directors of Community Bank during the same period they serve as directors of Community Bank System.

Employees and Employee Benefits.

Employees of Oneida Financial or any of its subsidiaries who continue as employees of Community Bank System or any of its subsidiaries after the Merger will be given credit for past service with Oneida Financial for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by Community Bank System or its subsidiaries in which those employees participate after the Merger and for purposes of determining length of vacation, sick time, paid time off and severance. Community Bank System also agreed to provide severance benefits to each employee of Oneida Financial or any of its subsidiaries who is terminated without cause after the Merger. Employees terminated without cause within 12 months after the effective time of the Merger shall (subject to meeting applicable eligibility and vesting requirements) receive severance benefits no less than those provided under the terms of Community Bank System’s severance policy in effect as of the date of the Merger Agreement and employees terminated without cause later than 12 months after the effective time of the Merger shall (subject to meeting applicable eligibility and vesting requirements) receive benefits no less than those provided under the terms of Community Bank System’s severance policy in effect as of the date of termination of employment. Community Bank System has agreed to honor all employment agreements and severance agreements of Oneida Financial and its subsidiaries in effect on the date of the Merger Agreement, except to the extent they are superseded or terminated with the consent of the affected parties.

Community Bank System or its subsidiaries will make health insurance coverage available to employees of Oneida Financial or its subsidiaries who continue as employees of Community Bank System or any of its subsidiaries after the Merger on the same basis as Community Bank System makes health insurance coverage available to its or its subsidiaries’ employees. Former Oneida Financial or Oneida Financial subsidiary employees and qualified beneficiaries will have the right to continued coverage under group health plans of Community Bank System to the extent required by COBRA.

At the effective time of the Merger, Community Bank System will, or will direct Oneida Financial to, pay to each participant in the Oneida Financial Corp. Performance Based Compensation Plan and the Oneida Savings Bank Performance Based Compensation Plan a lump sum cash payment equal to the pro-rata portion of such participant’s annual incentive award payable thereunder calculated from the beginning of the then-current calendar year through the effective date of the Merger as if the company and individual performance goals are achieved at the “target” performance for such award.

Oneida Financial agreed to cooperate with Community Bank System to coordinate the post-Merger integration or transition of employee benefit plans and programs maintained by Oneida Financial before the Merger, by terminating one or more of those plans or programs, and/or causing benefit accruals and entitlements to cease, upon the effectiveness of the Merger, or by facilitating the merger of the plans and programs into those maintained by Community Bank System. Any Oneida Financial employee benefits plans or programs not terminated or amended, nor merged into those of Community Bank System, will be assumed by Community Bank System to the extent permitted by their terms.

Indemnification

Community Bank System agreed to provide, for at least six years following the Merger, indemnification to the current or former directors, officers and employees of Oneida Financial. Community Bank System also agreed to use its reasonably best efforts to provide directors’ and officers’ liability insurance for the directors and officers of Oneida Financial for at least six years after the completion of the Merger, as long as the premiums for the insurance do not exceed the current premiums expended by Oneida Financial for similar coverage by more than 150%. The Merger Agreement provides that the foregoing indemnification rights are in addition to the obligations of indemnification provided under the applicable charter documents of Oneida Financial (and provisions of Maryland law referenced or incorporated therein) assumed by Community Bank System by reason of the Merger. For more details, see “Proposal I — The Merger — Financial Interests of Oneida Financial Directors and Certain Executive Officers in the Merger — Indemnification; Directors’ and Officers’ Insurance” on page 52.

Amendment and Waiver

Oneida Financial and Community Bank System may agree to amend or supplement the Merger Agreement at any time before completion of the Merger, if approved by their respective boards of directors. However, after the approval of the Merger Agreement by Oneida Financial stockholders, no amendment or supplement which by law requires further stockholder approval may be effected without first obtaining the further stockholder approval. Before completion of the Merger, except as prohibited by law, any provision of the Merger Agreement may be waived by the party for whose benefit the provision was intended. The Merger Agreement provides that any amendment or supplement must be in writing, and that any waiver must be signed by an executive officer of the party giving the waiver.

Modification of Structure

The Merger Agreement provides that, upon the mutual written consent of Oneida Financial and Community Bank System (which consent on the part of Oneida Financial shall not be unreasonably withheld or delayed), or at the request of a regulatory authority, Community Bank System shall have the right to modify the structure of the Merger and related transactions, to the extent that such revised structure does not: (i) change in kind, value or reduce the merger consideration to be received by the Oneida Financial stockholders; (2) adversely affect the tax consequences to the Oneida Financial stockholders; or (3) delay or impair consummation of the Merger. The Merger Agreement and any related documents would then be appropriately amended in order to reflect any such revised structure.

MARKET PRICE AND DIVIDEND INFORMATION

Community Bank System.  Community Bank System common stock is listed on the NYSE under the symbol “CBU.” The following table contains for each of the indicated calendar quarters the high and low sales prices of Community Bank System common stock as reported on the NYSE, and the dividends declared per share of Community Bank System common stock.

	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2015
Quarter Ending June 30, 2015 (through May 4, 2015)	$36.05	$34.46	—
Quarter Ended March 31, 2015	$38.40	$33.54	$0.30
Year Ended December 31, 2014
Quarter Ended December 31, 2014	$38.99	$32.84	$0.30
Quarter Ended September 30, 2014	$37.29	$33.59	$0.30
Quarter Ended June 30, 2014	$39.91	$35.27	$0.28
Quarter Ended March 31, 2014	$39.43	$33.74	$0.28
Year Ended December 31, 2013
Quarter Ended December 31, 2013	$40.27	$33.23	$0.28
Quarter Ended September 30, 2013	$34.71	$31.12	$0.28
Quarter Ended June 30, 2013	$30.85	$27.64	$0.27
Quarter Ended March 31, 2013	$29.92	$27.60	$0.27

On May 4, 2015, the closing price of Community Bank System common stock reported on the NYSE was $34.79.

Community Bank System has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Community Bank System presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Community Bank System are derived from Community Bank, future dividends will depend upon the earnings of Community Bank, its financial condition, its need for funds and applicable governmental policies and regulations. In addition, the indentures pertaining to the subordinated junior debentures Community Bank System issued in connection with its trust preferred offerings would generally restrict its ability to pay cash dividends if Community Bank System defers interest payments on the subordinated junior debentures.

Oneida Financial.  Oneida Financial common stock is traded on NASDAQ under symbol “ONFC.” The following table contains for each of the indicated calendar quarters the high and low sales prices of Oneida Financial common stock as reported on NASDAQ, and the dividends declared per share of Oneida Financial common stock.

	High	Low	Cash Dividends Declared Per Share
Year Ending December 31, 2015
Quarter Ending June 30, 2015 (through May 4, 2015)	$19.90	$19.42	$0.12
Quarter Ended March 31, 2015	$19.98	$12.50	$0.12
Year Ended December 31, 2014
Quarter Ended December 31, 2014	$13.42	$12.50	$0.12
Quarter Ended September 30, 2014	$13.85	$12.48	$0.12
Quarter Ended June 30, 2014	$13.77	$12.12	$0.12
Quarter Ended March 31, 2014	$12.75	$11.51	$0.12

	High	Low	Cash Dividends Declared Per Share
Year Ended December 31, 2013
Quarter Ended December 31, 2013	$13.40	$12.50	$0.12
Quarter Ended September 30, 2013	$16.32	$12.46	$0.12
Quarter Ended June 30, 2013	$13.88	$11.62	$0.12
Quarter Ended March 31, 2013	$12.90	$10.75	$0.12

On the record date for the Oneida Financial special meeting, there were issued and outstanding approximately 7,032,540 shares of Oneida Financial common stock, held of record by approximately 1,264 holders. On May 4, 2015, the closing price of Oneida Financial common stock reported on NASDAQ was $19.49.

Oneida Financial has historically paid regular quarterly cash dividends on its common stock, and the board of directors of Oneida Financial presently intends to continue the payment of regular quarterly cash dividends, subject to the need to use those funds for other purposes. However, because substantially all of the funds available for the payment of dividends by Oneida Financial are derived from Oneida Savings Bank, future dividends will depend upon the earnings of Oneida Savings Bank, its financial condition, its need for funds and applicable governmental policies and regulations. Under the terms of the Merger Agreement, other than regular quarterly dividends consistent with past practices, Oneida Financial is not permitted to declare, set aside or pay any cash dividends while the Merger is still pending.

The following table presents the closing price of a share of Community Bank System, as reported on the NYSE, and Oneida Financial common stock, as reported on NASDAQ, on February 23, 2015, the last full trading day prior to the public announcement of the Merger, and on May 4, 2015, the last practicable trading day prior to the date of this joint Proxy Statement/Prospectus. The following table also presents the equivalent per share value of the Community Bank System common stock that Oneida Financial stockholders would receive for each share of their Oneida Financial common stock if the Merger was completed on those dates:

	Community Bank System Common Stock	Oneida Financial Common Stock	Equivalent Value Per Share of Oneida Financial Common Stock(1)
February 23, 2015	$35.45	$12.79	$19.98
May 4, 2015	$34.79	$19.49	$19.60

(1)	Calculated by multiplying the closing price of Community Bank System common stock as of the specified date by the exchange ratio of 0.5635.

PROPOSAL II — MERGER-RELATED EXECUTIVE COMPENSATION

As required by Item 402(t) of Regulation S-K and Regulation 14A of the Securities Exchange Act of 1934, as amended, Oneida Financial is providing its stockholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed in the section of this Proxy Statement/Prospectus captioned “Proposal I — The Merger — Merger-Related Executive Compensation for Oneida Financial’s Named Executive Officers,” beginning on page 52 of this Proxy Statement/Prospectus, and the related table and narratives.

Your vote is requested.  Oneida Financial believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed in the section of this Proxy Statement/Prospectus captioned “Proposal I — The Merger —  Merger-Related Executive Compensation for Oneida Financial’s Named Executive Officers” is reasonable and demonstrates that Oneida Financial’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Oneida Financial’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Oneida Financial’s named executive officers in connection with the completion of the Merger. In addition, this vote is separate and independent from the vote of stockholders to approve the completion of the Merger. Oneida Financial asks that its stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to Oneida Financial’s named executive officers in connection with the completion of the Merger, as disclosed in the section captioned “Proposal I — The Merger — Merger-Related Executive Compensation for Oneida Financial’s Named Executive Officers” (beginning on page 52 of the Proxy Statement/Prospectus dated May 6, 2015) and the related table and narratives, is hereby APPROVED.

Approval of this proposal is not a condition to the completion of the Merger. Additionally, this vote is advisory and, therefore, it will not be binding on Oneida Financial, nor will it overrule any prior decision or require Oneida Financial’s board of directors (or any committee thereof) to take any action. However, Oneida Financial’s board of directors values the opinions of Oneida Financial’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement/Prospectus, Oneida Financial’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Oneida Financial’s board of directors will consider the affirmative vote of a majority of the votes cast on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to Oneida Financial’s named executive officers in connection with the completion of the Merger.

ONEIDA FINANCIAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY, NON-BINDING PROPOSAL TO APPROVE THE MERGER-RELATED EXECUTIVE COMPENSATION.

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY BANK SYSTEM

Oneida Financial stockholders who receive shares of Community Bank System common stock in the Merger will become stockholders of Community Bank System. Community Bank System is a Delaware corporation subject to the provisions of Delaware law. Below is a summary of the material features of the Community Bank System common stock. This summary is not a complete discussion of the charter documents and other instruments of Community Bank System that create the rights of the stockholders. You are urged to read carefully those documents and instruments, which have been incorporated by reference as exhibits to the registration statement of which this document is a part. Please see “Where You Can Find More Information” on page 86 for information on how to obtain copies of those documents and instruments.

General

Community Bank System is authorized to issue 75,000,000 shares of common stock, par value $1.00 per share. As of April 28, 2015, 40,769,536 shares of common stock were issued and outstanding. Community Bank System’s certificate of incorporation also authorizes the board of directors, without stockholder approval (subject to the rules of the NYSE, if applicable), to issue up to 500,000 shares of preferred stock, par value $1.00 per share, and to establish the relative rights, designations, preferences and limitations or restrictions of the preferred stock. As of the date of this document, there were no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. No stockholders have cumulative voting rights in the election of directors.

Dividends.  Community Bank System may pay dividends as declared from time to time by the board of directors out of funds legally available for dividends, subject to certain restrictions. The holders of Community Bank System common stock will be entitled to receive any dividends on the common stock in proportion to their holdings.

Rights in Liquidation.  In the event of a liquidation, dissolution or winding up of Community Bank System, each holder of Community Bank System common stock would be entitled to receive, after payment of all debts and liabilities of Community Bank System and after any required distribution to holders of any issued and outstanding preferred stock, a pro-rata portion of all remaining assets of Community Bank System.

No Preemptive Rights; No Redemption.  Holders of shares of Community Bank System common stock are not entitled to preemptive rights with respect to any shares of any capital stock of Community Bank System that may be issued. Community Bank System common stock is not subject to call or redemption.

Certain Certificate of Incorporation and Bylaws Provisions

There are provisions in Community Bank System’s certificate of incorporation and bylaws which are intended to discourage non-negotiated takeover attempts. These provisions are intended to avoid costly takeover battles and lessen Community Bank System’s exposure to coercive takeover attempts at an unfair price, and are designed to maximize shareholder value in connection with unsolicited offer takeover attempts. These provisions, however, could reduce the premium that potential acquirers might be willing to pay in an acquisition, which may in turn reduce the market price that investors might be willing to pay in the future for shares of Community Bank System common stock.

Community Bank System’s certificate of incorporation authorizes the board of directors to issue, without further stockholder approval, up to 500,000 shares of preferred stock with rights senior to those of its common stock, except as may be required with respect to a particular transaction by applicable law or by regulatory agencies having jurisdiction over the Community Bank System. The board of directors of Community Bank System is permitted to establish from time to time the relative rights, designations, preferences and limitations or restrictions of the preferred stock. The preferred stock could be used to deter future attempts to gain control of Community Bank System.

Community Bank System has a classified board which provides for the board to be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors to be elected annually for three-year terms. A classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time may also discourage a tender offer or takeover bid by making it more difficult for a majority of stockholders to change the composition of the board of directors.

In addition, Community Bank System’s certificate of incorporation contains a provision which requires that certain business combinations be approved by the affirmative vote of either (a) the holders of three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors; or (b) the holders of two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors. These “supermajority” requirements could result in Community Bank System’s board exercising a stronger influence over any proposed takeover (subject to its fiduciary duties) by refusing to approve a proposed business combination and by obtaining sufficient additional votes, including votes obtained through the issuance of additional shares to parties friendly to their interests, to preclude the two-thirds or three-fourths stockholder approval requirement.

Community Bank System’s certificate of incorporation also provides that the above described provisions designed to protect Community Bank System from unfriendly takeover attempts can only be amended by the affirmative vote of (a) holders of at least three-fourths of the outstanding shares of Community Bank System common stock and a majority of the board of directors, or (b) holders of at least two-thirds of the outstanding shares of Community Bank System common stock and two-thirds of the continuing directors.

Under the certificate of incorporation of Community Bank System, the stockholders of the company are prohibited from approving corporate actions by a written consent in lieu of a meeting. Instead, any corporate action to be approved by Community Bank System stockholders must be so approved at a stockholders’ meeting.

COMPARISON OF RIGHTS OF HOLDERS OF ONEIDA FINANCIAL COMMON STOCK AND
COMMUNITY BANK SYSTEM COMMON STOCK

Oneida Financial is incorporated under the laws of the State of Maryland. The rights of Oneida Financial stockholders derive from Oneida Financial’s articles of incorporation and bylaws and from the Maryland General Corporation Law (“MGCL”).

Community Bank System is incorporated under the laws of the State of Delaware. The rights of Community Bank System stockholders derive from Community Bank System’s certificate of incorporation and bylaws and from the Delaware General Corporation Law (“DGCL”).

Thus, following the Merger, the rights of Oneida Financial stockholders who become Community Bank System stockholders in the Merger will no longer be governed by the laws of the State of Maryland, Oneida Financial’s articles of incorporation and Oneida Financial’s bylaws and instead will be governed by the laws of the State of Delaware, as well as by Community Bank System’s certificate of incorporation and Community Bank System’s bylaws.

Set forth below is a summary of material differences between the rights of Oneida Financial stockholders under the Oneida Financial articles of incorporation and the Oneida Financial bylaws, and the rights of Community Bank System stockholders under the Community Bank System certificate of incorporation and Community Bank System bylaws. The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Oneida Financial articles of incorporation and bylaws, and the Community Bank System certificate of incorporation and Community Bank System bylaws.

Authorized Capital Stock

Community Bank System.  Under its certificate of incorporation, Community Bank System is authorized to issue 75,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of preferred stock, par value $1.00 per share. At April 28, 2015, there were 40,769,536 shares of Community Bank System common stock issued and outstanding. Although no shares of preferred stock are currently outstanding, the board of directors may, without stockholder approval (subject to the rules of the NYSE, if applicable), issue shares of preferred stock with the relative rights, designations, preferences and limitations or restrictions established by the board. The ability of Community Bank System to issue shares of preferred stock could have an anti-takeover effect.

Oneida Financial.  Under its articles of incorporation, Oneida Financial is authorized to issue 30,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At April 28, 2015 there were 7,032,540 shares of Oneida Financial common stock issued and outstanding. Under the MGCL and the articles of incorporation of Oneida Financial, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Although no shares of preferred stock are currently outstanding, the board of directors may, without stockholder approval, establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rights and liquidation preferences. The ability of Oneida Financial to issue shares of preferred stock could have an anti-takeover effect.

Quorum of Stockholders

Community Bank System.  In order to have a quorum for the transaction of business at any stockholders’ meeting, the holders of at least one-third of the shares entitled to vote at the meeting must be present in person or represented by proxy, unless a greater number is required by the DGCL.

Oneida Financial.  In order to have a quorum for the transaction of business at any stockholders’ meeting, the holders of at least a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy.

Nomination of Directors and Stockholder Proposals

Community Bank System.  Community Bank System’s bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder entitled to vote at the election who gives written notice to the Secretary not less than 60 days or more than 90 days prior to the meeting (provided that if Community Bank System gives less than 60 days’ notice of the meeting date, the nominating stockholder’s notice must be given within 10 days following the mailing date of the Community Bank System notice).

Community Bank System’s bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary at least 45 days prior to the date of the annual meeting, provided, however, that if less than 60 days notice of the annual meeting is given, then the stockholder’s written notice of the business to be brought before the annual meeting must be so received not later than the close of business on the 15th day following the date on which such notice of the date of annual meeting was mailed.

Oneida Financial.  Oneida’s bylaws provide that nominations of persons for election to the board of directors and business to be brought before an annual meeting may be made by any stockholder entitled to vote at the election or meeting, respectively, who gives advanced written notice to the Secretary not less than 80 nor more than 90 days prior to such meeting (provided that if Oneida gives less than 90 days’ notice or prior public disclosure of the date of the meeting, the stockholder’s notice must be submitted no later than the tenth day following the day on which notice of the meeting was mailed to stockholders or public disclosure regarding the date of the meeting was made).

Qualification of Directors

Community Bank System.  Delaware law provides that a director need not be a stockholder. The Community Bank System certificate of incorporation and the Community Bank System bylaws do not contain further qualifications for directors. Currently, all of the directors of Community Bank System also serve as a director of Community Bank, which is a national banking association. The National Bank Act and the related regulations require that a director of a national banking association must be a citizen of the United States and must own shares of capital stock of the association or its parent company, the aggregate par value, stockholders’ equity or fair market value of which shares is not less than $1,000. Generally, at least a majority of the directors of a national banking association must have resided in the state in which the association is located, or within 100 miles of the location of the office of the association, for at least one year immediately before the election as a director and must continue to reside within those areas during the term of office. Community Bank System has a mandatory retirement policy and under its bylaws, directors must retire at December 31 of the year in which the director reaches age 70.

Oneida Financial.  Oneida Financial’s bylaws contain certain qualifications to serve as a director of Oneida Financial, including that a person is not qualified to serve as director if he or she is under indictment for or has been convicted of a criminal offense involving dishonesty and the penalty could be imprisonment for more than one year; is a person against whom a banking agency has, in the past ten years, issued a nonappealable cease and desist order for conduct involving dishonesty or breach of trust; or has been found by a regulatory agency or court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance. Additionally, no person may serve as a director of Oneida Financial and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association that has an office in any county in which Oneida Financial or any of its subsidiaries has an office.

Number of Directors

Community Bank System.  The total number of directors on the board of directors may be changed from time to time by the board or the stockholders. Neither the certificate of incorporation nor the bylaws imposes any limitation on the total number of directors of Community Bank System. The Community Bank System board of directors is currently composed of twelve directors. After consummation of the Merger, the board will be composed of fourteen directors.

Oneida Financial.  The total number of directors on the board of directors may be changed from time to time by the board, provided that the number may never be less than the minimum required under the MGCL. Under the MGCL, a corporation must have at least one director. The Oneida Financial board of directors is currently composed of twelve directors.

Removal of Directors

Community Bank System.  Under Delaware law, directors of a corporation with a classified board (like Community Bank System) may be removed by the holders of a majority of shares entitled to vote at the election of directors, but only for cause, unless the certificate of incorporation of the corporation provides that they can also be removed without cause. The certificate of incorporation of Community Bank System permits the stockholders to remove directors with or without cause. The board of directors is not authorized to remove a director.

Oneida Financial.  Oneida Financial has a classified board of directors. Under Maryland law, if a board of directors has been divided into classes, a director may not be removed without cause. Under its articles of incorporation, Oneida Financial stockholders may remove a director for cause by the affirmative vote of the holders of a majority of the outstanding voting shares of Oneida Financial.

Payment of Dividends

Community Bank System.  Delaware law provides that dividends may be paid either out of a corporation’s surplus or, in the event that no surplus exists, from its net profits, if any, from either the year the dividends were declared or the prior year. Capital surplus is the excess of the net assets of the corporation over the stated capital of the corporation. There are certain other regulatory and contractual restrictions on Community Bank System’s ability to pay cash dividends.

Oneida Financial.  Holders of common stock are entitled, when declared by the Oneida Financial board, to receive dividends, subject to the rights of holders of preferred stock. Under Maryland law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

In addition, a Maryland corporation that would be prohibited from making a distribution because its assets would be less than the sum of its total liabilities and preferences of outstanding preferred stock may also make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

Special Meeting of Stockholders

Community Bank System.  Community Bank System’s bylaws provide that a special meeting may be called by the board, the Chairman of the board or the executive committee of the board.

Oneida Financial.  Oneida Financial’s bylaws provide that a special meeting may be called by the President, by a majority of the board of directors, or by stockholders entitled to cast at least a majority of all the votes to be cast at the meeting.

Rights of Stockholders to Dissent

Community Bank System.  Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation involved in a merger or consolidation. However, no appraisal rights are available for any stock, which on the record date of the stockholder meeting to approve the transaction, is listed on a national securities exchange or NASDAQ, or held of record by more than 2,000 stockholders. Also, no appraisal rights are available to stockholders of the surviving corporation in a merger if their approval is not required. Notwithstanding the foregoing, appraisal rights are available for the class or series if the holders thereof receive in the merger or consolidation anything except:

•	shares of stock of the corporation surviving or resulting from such merger or consolidation;
•	shares of stock of any other corporation that, at the effective date of the merger or consolidation, are either listed on a national securities exchange or NASDAQ, or held of record by more than 2,000 stockholders;
•	cash in lieu of fractional shares; or
•	any combination of the foregoing.

Oneida Financial.  Under Maryland law, a stockholder is not entitled to appraisal rights in any transaction where the stock at issue is listed on a national securities exchange, subject to certain exceptions. Oneida Financial’s stock is listed on NASDAQ, a national securities exchange, so Oneida Financial stockholders do not have appraisal rights. Additionally, under Oneida Financial’s articles of incorporation, Oneida Financial has opted out of Maryland’s appraisal rights statute.

Indemnification and Limitation of Liability

Community Bank System.  The Community Bank System certificate of incorporation provides that a director shall not be personally liable to Community Bank System or its stockholders for monetary damages for a breach of fiduciary duty, except for liability:

•	for a breach of the duty of loyalty;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL; or
•	for any transaction from which the director derived an improper personal benefit.

Community Bank System will indemnify to the fullest extent permitted by Delaware law any person against liabilities and expenses incurred by reason of the fact that he or she was acting as a director or officer of Community Bank System. Community Bank System may also provide indemnification to its employees and agents. However, indemnification is only available if a person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. To receive indemnification in a criminal proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

Oneida Financial.  Under Maryland law, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the improper benefit or profit; (2) to the extent that a final adjudication adverse to the person is entered based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action in the proceeding; or (3) in an action brought by a state agency against a director or officer of a banking institution, credit union, savings and loan association, or the subsidiary of any such organization. Oneida Financial’s articles of incorporation provide that a director of the corporation will not be liable to the corporation or its stockholders for monetary damages, subject to the limitations, described above, under Maryland law.

Under Maryland law, a corporation may not indemnify a director or officer if it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; or (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director for a proceeding brought by the director against the corporation.

Oneida Financial indemnifies (1) its current and former directors and officers, to the fullest extent required or permitted by Maryland law, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents of Oneida Financial to such extent as authorized by the board of directors and permitted by law; provided, that, except as provided in section B of article 10 of Oneida Financial’s articles of incorporation with respect to proceedings to enforce rights to indemnification, Oneida Financial will indemnify any such indemnitee in connection with a proceeding (or part of a proceeding) initiated by such indemnitee only if such proceeding (or part of a proceeding) was authorized by the board of directors.

Certain Voting Rights and Restrictions with Respect to Mergers

Community Bank System.  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires approval by a majority of the outstanding shares, unless the corporation’s certificate of incorporation requires a higher percentage. Where approval of stockholders is required by Delaware law, the Community Bank System certificate of incorporation requires a higher percentage with respect to “business combinations” with “interested stockholders” as discussed below.

An interested stockholder is the beneficial owner of common stock representing three percent or more of the votes entitled to be cast, an affiliate or associate of Community Bank System who was an interested stockholder at any time during the preceding two years, or an assignee or successor in interest of shares which were owned at any time during the preceding two years by an interested stockholder.

A business combination between Community Bank System and an interested stockholder requires the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors. A “business combination” includes:

•	a merger or consolidation with Community Bank System or any of its subsidiaries;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving any assets or securities of Community Bank System or any of its subsidiaries having an aggregate fair market value of $3,000,000 or more;
•	the adoption of any plan or proposal for the liquidation or dissolution of Community Bank System;

•	any reclassification of securities, recapitalization, any merger or consolidation of Community Bank System with one of its subsidiaries, or any other transaction which has the effect of increasing the proportion of the outstanding shares of any class of equity or convertible securities which is beneficially owned by an interested stockholder; and
•	any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing.

In addition, Section 203 of the DGCL applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on NASDAQ, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by a corporation and certain of its stockholders. Community Bank System has not elected to “opt out” of Section 203, as permitted by that section. Section 203 provides, in essence, that an “interested stockholder,” defined as a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to the statute and its affiliates and associates, may not engage in certain “business combinations” with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to that date, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested person, or
•	the business combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested person.

Section 203 defines the term “business combination” to include a wide variety of transactions with or caused by an interested person in which the interested person receives or could receive a benefit on other than a pro-rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested person, transactions with the corporation which increase the proportionate interest of the interested person or transactions in which the interested person receives certain other benefits.

Oneida Financial.  Under Maryland law, a proposed consolidation, merger, share exchange, or transfer must be approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, unless a different number, not less than a majority, is specified in the articles of incorporation. Oneida Financial’s articles of incorporation specifies that a proposed consolidation, merger, share exchange, or transfer must be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Under Maryland law, as may be made applicable by the board of directors of Oneida Financial, business combinations between Oneida Financial and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is (i) any person who beneficially owns 10% or more of the voting power of Oneida Financial’s voting stock after the date on which Oneida Financial has 100 or more beneficial owners of its stock, or (ii) an affiliate or associate of Oneida Financial at any time after the date on which Oneida Financial has 100 or more beneficial owners of its stock who, within two years prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding Oneida Financial voting stock. A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person would otherwise become an interested stockholder, which approval may be subject to compliance with terms and conditions set by the board.

After the five-year period, any business combination between Oneida Financial and an interested stockholder generally must be recommended by Oneida Financial’s board of directors and approved by the affirmative vote of at least (i) 80% of the outstanding shares of voting stock, and (ii) two-thirds of the outstanding shares of voting stock other than shares held by the interested stockholder or their affiliate or associate. These super-majority vote requirements do not apply if Oneida Financial’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Additionally, Oneida Financial’s articles of incorporation prohibit the record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the outstanding shares of common stock, from voting in respect of the shares held in excess of the 10% limit, unless the acquisition of shares in excess of 10% was approved by a majority of Oneida Financial’s directors who are unaffiliated with the holder in excess of 10% of the outstanding shares of common stock.

Oneida Financial has opted out of the control share statute.

Amendment to Certificate/Articles of Incorporation

Community Bank System.  Under Delaware law, the Community Bank System certificate of incorporation may be amended only if the amendment is first proposed by the Community Bank System board of directors and is approved by a majority of outstanding shares entitled to vote thereon. Where the rights of a certain class of shares is affected by the amendment, a majority of that class of shares must also approve the amendment, regardless if such class is otherwise entitled to vote on the amendment. Under Community Bank System’s certificate of incorporation, amendments to provisions relating to the election and classification of directors, the limitation of director’s liability, a business combination with an interested stockholder or an amendment to the certificate require the approval of a majority of the board of directors and at least three-fourths of the votes entitled to be cast by the holders of Community Bank System common stock, or at least two-thirds of the votes entitled to be cast and two-thirds of the continuing directors.

Oneida Financial.  Oneida Financial’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding voting common stock of Oneida Financial, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the board of directors approves such amendment. However, approval by at least 80% of the outstanding common stock is required to amend certain provisions regarding, but not limited to, the limitation of voting rights, classification of the board, board vacancies, removal of directors, amendment of the bylaws, acquisition offers, issuance of preferred stock, a stockholder quorum, indemnification of officers and directors, cumulative voting, advance notice requirements for stockholder proposals and nominations, and the provision requiring at least 80% outstanding voting stock approval to amend the aforementioned provisions.

Amendment to Bylaws

Community Bank System.  The board of directors of Community Bank System may adopt, amend or repeal Community Bank System’s bylaws by a majority vote, provided that the bylaws may also be adopted, amended or repealed by the stockholders of Community Bank System by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter.

Oneida Financial.  Oneida Financial’s articles of incorporation and bylaws permit its board of directors to adopt, amend, or repeal the bylaws at any time, upon approval of a majority of the full board. Oneida Financial’s stockholders also have the power to adopt, amend or repeal the bylaws, upon the affirmative vote of at least 80% of the outstanding shares entitled to vote.

Stockholder Action Without a Meeting

Community Bank System.  Community Bank System’s certificate of incorporation prohibits stockholder action without a meeting.

Oneida Financial.  The MGCL permits any action required or permitted to be taken at a meeting of the stockholders to be taken without a meeting, by unanimous written or electronic consent of all stockholders entitled to vote on the matter.

Preemptive Rights

Community Bank System.  Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders have no preemptive rights. Community Bank System’s certificate of incorporation does not provide for preemptive rights. Accordingly, Community Bank System stockholders do not have preemptive rights.

Oneida Financial.  Under the MGCL, unless the articles of incorporation provides otherwise, stockholders have no preemptive rights. Oneida Financial’s articles of incorporation do not provide for preemptive rights. Accordingly, Oneida Financial’s stockholders do not have preemptive rights.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this registration statement by reference to Community Bank System’s Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of condition of Oneida Financial as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, included in its Annual Report on Form 10-K for the year ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

SUBMISSION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

If the Merger is completed in the expected timeframe, Oneida Financial will not hold another annual meeting of stockholders. If the Merger is not completed or if the Merger is delayed and the 2015 annual meeting of stockholders becomes necessary, Oneida Financial’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 80 nor more than 90 days prior to the date of the annual meeting; provided that if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from Oneida Financial.

LEGAL MATTERS

The validity of the shares of Community Bank System common stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Community Bank System by Bond, Schoeneck & King, PLLC, Syracuse, New York. Luse Gorman, PC, Washington, DC has delivered an opinion to Oneida Financial, as to certain federal income tax consequences of the Merger. See “Proposal I — The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

WHERE YOU CAN FIND MORE INFORMATION

Both Community Bank System and Oneida Financial file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any reports, statements or other information that Community Bank System or Oneida Financial files with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Community Bank System’s and Oneida Financial’s public filings are also available at the Internet site maintained by the SEC at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about Community Bank System at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Community Bank System’s and Oneida Financial’s public filings are also available from Community Bank System and Oneida Financial, respectively, at the address shown below or at their respective websites: www.communitybankna.com or www.oneidafinancial.com.

Community Bank System has filed a registration statement to register with the SEC the shares of Community Bank System common stock to be issued to Oneida Financial stockholders in the Merger. This document is a part of the registration statement and constitutes a prospectus of Community Bank System and a proxy statement of Oneida Financial for its special meeting of stockholders.

As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. The SEC allows Community Bank

System and Oneida Financial to “incorporate by reference” certain information into this document, which means that Community Bank System and Oneida Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information which contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that Community Bank System and Oneida Financial have previously filed with the SEC.

Community Bank System Commission Filings (File No. 001-13695)
Annual Report on Form 10-K	Year ended December 31, 2014, filed on March 2, 2015
Proxy Statement for Annual Meeting of Stockholders	Filed on April 1, 2015
Current Reports on Form 8-K	Filed January 2, 2015 and February 25, 2015
Registration Statements on Form 8-A	Filed December 9, 1997 and February 27, 1995

Oneida Financial Commission Filings (File No. 001-34813)
Annual Report on Form 10-K	Year ended December 31, 2014, filed on March 25, 2015
Current Reports on Form 8-K	Filed February 25, 2015 and March 26, 2015

All filings made with the SEC by Community Bank System or Oneida Financial pursuant to the Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement are incorporated into this document by reference and made a part of this document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K).

Community Bank System has supplied all information contained or incorporated by reference in this document relating to Community Bank System. Oneida Financial has supplied all information contained or incorporated by reference in this document relating to Oneida Financial. Neither Community Bank System nor Oneida Financial assumes any responsibility for the accuracy or completeness of the information provided by the other party.

You may obtain documents pertaining to Community Bank System which are incorporated by reference in this document, from Community Bank System without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone at the following address and telephone number:

Attention:	Community Bank System, Inc. 5790 Widewaters Parkway DeWitt, New York 13214 Donna J. Drengel, Investor Relations Telephone: (315) 445-7313

You may obtain documents pertaining to Oneida Financial which are incorporated by reference in this document, from Oneida Financial without charge, excluding all exhibits (unless specifically incorporated by reference as an exhibit to this document), by requesting them in writing or by telephone at the following address and telephone number:

Attention:	Oneida Financial Corp. 182 Main Street Oneida, New York 13421 Eric E. Stickels, Secretary Telephone: (315) 363-2000

If you would like to request documents from Community Bank System or Oneida Financial, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the requested documents prior to the special meeting.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting held by Oneida Financial. Neither Community Bank System nor Oneida Financial has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 6, 2015. You should not assume that the information contained in this document is accurate after that date.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

February 24, 2015

among

COMMUNITY BANK SYSTEM, INC.

and

ONEIDA FINANCIAL CORP.

Annex A-i

Annex A-ii

Annex A-iii

Annex A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 24, 2015, by and between COMMUNITY BANK SYSTEM, INC., a Delaware corporation (“CBSI”), and Oneida Financial Corp., a Maryland corporation (“Oneida”).

WHEREAS, CBSI is a stock-owned bank holding company, the principal banking subsidiary of which is Community Bank, N.A., a national banking association (“Community Bank”);

WHEREAS, Oneida is a stock-owned savings and loan holding company, the principal banking subsidiaries of which are The Oneida Savings Bank, a New York-chartered savings bank (“Oneida Savings Bank”) and The State Bank of Chittenango, a New York-chartered limited purpose commercial bank (“State Bank of Chittenango”);

WHEREAS, the respective Boards of Directors of CBSI and Oneida have each determined that it is in the best interests of their respective shareholders for CBSI to acquire Oneida through the merger (the “Merger”) of Oneida with and into CBSI upon the terms and subject to the conditions set forth herein, and that the Merger presents an opportunity for their respective companies and shareholders to achieve long-term strategic and financial benefits;

WHEREAS, following the consummation of the Merger, Oneida Savings Bank and State Bank of Chittenango, each of which shall become a wholly-owned subsidiary of CBSI as a result of the Merger, shall merge (the “Bank Mergers”) with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to a plan of merger;

WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of CBSI and Oneida have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Maryland General Corporation Law (the “MGCL”), respectively, and upon the terms and conditions set forth herein;

WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Oneida (“Oneida Common Stock”) shall be converted into the right to receive, at the election of the holders thereof, shares of common stock, par value $1.00 per share, of CBSI (“CBSI Common Stock”) and/or cash, as provided in Article II of this Agreement;

WHEREAS, the parties desire to effectuate the Merger as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CBSI’s willingness to enter into this Agreement, all executive officers and directors of Oneida holding shares of Oneida Common Stock have entered into a Voting Agreement (the “Voting Agreement”), substantially in the form attached hereto as Exhibit A; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Annex A-1

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Agreement” is defined in the preamble hereof.

“All Cash Election” is defined in Section 2.2(a)(ii) hereof.

“All Stock Election” is defined in Section 2.2(a)(i) hereof.

“Anti-Corruption Laws” is defined in Section 3.29(b) hereof.

“Anti-Money Laundering Laws” is defined in Section 3.29(c) hereof.

“Average Closing Price” is defined in Section 7.1(h) hereof.

“Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Mergers” is defined in the preamble of this Agreement.

“Bank Secrecy Act” shall mean the Bank Secrecy Act of 1970, Public Law 91-508, as amended, and any regulations promulgated thereunder.

“Cash Election Shares” is defined in Section 2.2(a)(ii) hereof.

“Cash Portion” is defined in Section 2.2(a)(iii) hereof.

“CBSI” is defined in the preamble of this Agreement.

“CBSI Common Stock” is defined in the preamble of this Agreement.

“CBSI Financial Statements” shall mean (i) the consolidated statements of condition of CBSI as of December 31, 2012, December 31, 2013 and September 30, 2014 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the two years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014, as filed by CBSI in its SEC Documents and (ii) the consolidated statements of condition of CBSI and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by CBSI in its SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2014.

“CBSI Plan” is defined in Section 4.10 hereof.

“CBSI Ratio” is defined in Section 7.1(h)(A) hereof.

“CERCLA” is defined in Section 3.20(a) hereof.

“Closing” shall mean the consummation of the Transactions.

“Closing Date” shall mean the date specified pursuant to Section 2.7 hereof as the date on which the parties hereto shall close the Transactions.

“Code” is defined in the preamble of this Agreement.

“Commission” or “SEC” shall mean the Securities and Exchange Commission.

“Community Bank” is defined in the preamble of this Agreement.

“Community Reinvestment Act” shall mean title VIII of the Housing and Community Development Act of 1977, Public Law 95-128, as amended, and any regulations promulgated thereunder.

“Confidentiality Agreement” is defined in Section 5.5(f) hereof.

“Continuing Employees” is defined in Section 5.9(a) hereof.

Annex A-2

“Delinquent Loan” shall mean (i) all Loans with principal and/or interest that are 30 – 89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all Loans with principal and/or interest that are nonaccruing, (iv) impaired Loans, including, without limitation, any Loans which constitute troubled debt restructurings under GAAP or applicable law, (v) OREO and (vi) net charge-offs from September 30, 2014 through the Closing Date.

“Determination Date” is defined in Section 7.1(h) hereof.

“DGCL” is defined in the preamble of this Agreement.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, as amended, and any regulations promulgated thereunder.

“DRIP Plan” means the Direct Stock Purchase and Dividend Reinvestment Plan maintained by Oneida.

“Effective Time” is defined in Section 2.1(b) hereof.

“Election” is defined in Section 2.2(c) hereof.

“Election Deadline” is defined in Section 2.2(c) hereof.

“Election Form” is defined in Section 2.2(c) hereof.

“Electronic Funds Transfer Act” shall mean Public Law 95-630, as amended, and any regulations promulgated thereunder.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial activities) arising from or under any Environmental Law or order or contract with any governmental authority or any other Person.

“Environmental Law” shall mean any federal, state, local or foreign law (including any common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety, and includes, but is not limited to, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended, the Clean Water Act, 33 U.S.C. §2601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. §6901 et seq., as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. §6901 et seq., as amended.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act of 1974, 15 U.S.C. §1691 et seq., as amended, and any regulations promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.13(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” is defined in Section 2.4(a) hereof.

“Exchange Ratio” shall mean 0.5635 shares of CBSI Common Stock for each whole share of Oneida Common Stock.

“Fair Credit Reporting Act” shall mean title VI of Public Law 91-508, as amended, and any regulations promulgated thereunder.

“Fair Debt Collection Practices Act” shall mean Public Law 95-109, 15 U.S.C. §1692 et seq., as amended, and any regulations promulgated thereunder.

“Fair Housing Act” shall mean title VIII of the Civil Rights Act of 1968, Public Law 90-284, as amended, and any regulations promulgated thereunder.

Annex A-3

“FDIA” shall mean the Federal Deposit Insurance Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Act” shall mean Public Law 63-43, 12 U.S.C. §221 et seq., as amended, and any regulations promulgated thereunder.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee” is defined in Section 7.3(b) hereof.

“Final Index Price” is defined in Section 7.1(h) hereof.

“Foreign Corrupt Practices Act” shall mean Public Law 95-213, 15 U.S.C. §78dd-1 et seq., as amended, and any regulations promulgated thereunder.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Gramm-Leach-Bliley Act” shall mean Public Law 106-102, as amended, and any regulations promulgated thereunder.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or becomes regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under any Environmental Law.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Home Mortgage Disclosure Act” shall mean Public Law 94-200, 12 U.S.C. §2801 et seq., as amended, and any regulations promulgated thereunder.

“Indemnified Party” is defined in Section 5.9(g) hereof.

“Index Price” is defined in Section 7.1(h) hereof.

“Index Ratio” is defined in Section 7.1(h)(B) hereof.

“Intellectual Property” shall mean domestic and foreign letters patent, patents, patent applications, patent licenses, software license-d or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

“Interagency Policy Statement” shall mean the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by the FDIC, the OCC and the Federal Reserve Board.

“IRS” means the United States Department of the Treasury, Internal Revenue Service.

“Knowledge” shall mean the actual knowledge, after due inquiry: with respect to Oneida, of the following Persons: Michael R. Kallet, Eric E. Stickels, Deresa F. Durkee, John F. Catanzarita, Pierre J. Morrisseau, and Donald J. Abernathy; and with respect to CBSI, of the following Persons: Mark E. Tryniski, Scott A. Kingsley, Brian D. Donahue, George J. Getman and Joseph F. Serbun.

“Loan” is defined in Section 3.11(a) hereof.

“Material Adverse Effect” shall mean, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party’s ability to consummate the Transactions; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to FDIC insured depository institutions or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent

Annex A-4

than other similarly situated banking organizations, (iv) the announcement of this Agreement and the Transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including expenses incurred by the parties hereto in consummating the Transactions contemplated by this Agreement and (v) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

“Merger” is defined in the preamble of this Agreement.

“Merger Consideration” is defined in Section 2.2 hereof.

“MGCL” is defined in the preamble of this Agreement.

“Mixed Election” is defined in Section 2.2(a)(iii) hereof.

“Mixed Election Shares” is defined in Section 2.2(a)(iii) hereof.

“NASDAQ” shall mean The NASDAQ Stock Market operated by The NASDAQ OMX Group, Inc.

“New Director” is defined in Section 5.9(f) hereof.

“Non-election Shares” is defined in Section 2.2(a)(iv) hereof.

“NYSE” shall mean the New York Stock Exchange operated by Intercontinental Exchange, Inc.

“OCC” shall mean the United States Department of the Treasury, Office of the Comptroller of Currency.

“OneGroup” means OneGroup NY, Inc., a wholly owned Subsidiary of Oneida Savings Bank, which is engaged in the business of providing insurance brokerage services and benefits and risk management consulting services.

“Oneida” is defined in the preamble of this Agreement.

“Oneida Banks” means Oneida Savings Bank and State Bank of Chittenango.

“Oneida Cash Incentive Plans” shall mean the Oneida Financial Corp. Performance Based Compensation Plan and the Oneida Savings Bank Performance Based Compensation Plan.

“Oneida Common Stock” is defined in the preamble of this Agreement.

“Oneida Financial Statements” shall mean (i) the consolidated statements of condition of Oneida as of December 31, 2012, December 31, 2013 and September 30, 2014, as filed by Oneida in its SEC Documents and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the two years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014 and (ii) the consolidated statements of condition of Oneida and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by Oneida in its SEC Documents as of dates or with respect to periods ended subsequent to September 30, 2014.

“Oneida Option” means all Rights to acquire shares of Oneida Common Stock or any other equity securities of Oneida granted under any stock option plan, program or agreement maintained by Oneida or any of its Subsidiaries or to which Oneida or any of its Subsidiaries is a party.

“Oneida Plan” is defined in Section 3.13 hereof.

“Oneida Restricted Stock” is defined in Section 2.2(l) hereof.

“Oneida Savings Bank” is defined in the preamble of this Agreement.

“Oneida Shareholders’ Meeting” shall mean the special meeting of the shareholders of Oneida to be called for the purpose of approving this Agreement and the Transactions.

“Option Consideration” is defined in Section 2.2(k) hereof.

“OREO” is defined in Section 3.11(b) hereof.

Annex A-5

“Person” shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Preferred Stock” shall mean the 10,000,000 authorized shares of preferred stock of Oneida, none of which are issued or outstanding.

“Previously Disclosed” shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to December 31, 2011, or (ii) a schedule dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information Previously Disclosed for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the representations or warranties in question is reasonably apparent. The inclusion of any matter Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto and related materials sent to the shareholders of Oneida to solicit their votes in connection with this Agreement and the Merger.

“Registration Statement” shall mean the registration statement under the Securities Act covering the shares of CBSI Common Stock to be issued in connection with the Merger.

“Registration Statement Effective Date” is defined in Section 5.1(a) hereof.

“Related Party” shall mean a 5%-or-greater shareholder of Oneida, a director or executive officer of Oneida or any of its Subsidiaries, or any member of such Person’s family, or any corporation, partnership, limited liability company, other business entity or trust in which such Person or any member of such Person’s family has greater than a ten percent (10%) interest, or of which such Person or any member of such Person’s family is an officer, director, partner, member or trustee.

“Related Party Transaction” is defined in Section 3.25 hereof.

“RESPA” means the Real Estate Settlement Procedures Act, Public Law 95-533, 12 U.S.C. §2601 et seq., as amended, and any regulations promulgated thereunder.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

“S.A.F.E. Act” shall mean the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, title V of Public Law 110-289, 12 U.S.C. §5100 et seq, as amended, and any regulations promulgated thereunder.

“Sanctioned Country” is defined in Section 3.29(d) hereof.

“Sanctions” is defined in Section 3.29(d) hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, Public Law 107-204, as amended, and any regulations promulgated thereunder.

“SEC Documents” shall mean all publically available reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

“Starting Date” is defined in Section 7.1(h) hereof.

“Starting Price” is defined in Section 7.1(h) hereof.

Annex A-6

“State Bank of Chittenango” is defined in the preamble of this Agreement.

“Stock Election Shares” is defined in Section 2.2(a)(i) hereof.

“Stock Portion” is defined in Section 2.2(a)(iii) hereof.

“Subsidiary” shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that “Subsidiary” shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

“Superior Proposal” is defined in Section 5.12(b)(i) hereof.

“Surviving Corporation” is defined in Section 2.1(a) hereof.

“Takeover Law” shall mean (a) any law or regulation regulating hostile takeovers, or mergers, business combinations, sale of control, affiliate transactions involving interested shareholders or related parties, or (b) any antitrust law or regulation which is applicable to the Transactions.

“Takeover Proposal” is defined in Section 5.12(a) hereof.

“Tax Returns” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Transaction Documents” shall mean, collectively, the Voting Agreements, and certificates and other documents contemplated thereby or by this Agreement in order to consummate the Transactions.

“Transactions” shall mean the Merger of Oneida with and into CBSI, the Bank Mergers, and the other transactions contemplated by this Agreement.

“Truth in Lending Act” shall mean title I of the Consumer Credit Protection Act, Public Law 90-321, as amended, and any regulations promulgated thereunder.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and any regulations promulgated thereunder.

“Voting Agreement” is defined in the preamble of this Agreement.

For purposes of this Agreement, the terms “Oneida,” “Oneida Savings Bank,” “State Bank of Chittenango,” “CBSI,” “Community Bank” and “Subsidiary” include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

Annex A-7

ARTICLE II

THE MERGER

2.1. The Merger.

(a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement, Oneida shall be merged with and into CBSI, the separate existence of Oneida shall cease and CBSI shall continue as the surviving corporation. CBSI as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) At or contemporaneously with the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger or articles of merger as contemplated by the DGCL and/or the MGCL, together with any required related documents, with the Secretary of State of the State of Delaware and the Department of Assessments and Taxation of the State of Maryland, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and/or the MGCL (the time of the last of such filings being the “Effective Time”).

2.2. Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Oneida Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in this Section 2.2) into either (i) shares of CBSI Common Stock based upon the Exchange Ratio; (ii) cash, at the rate of $20.00 for each share of Oneida Common Stock; or (iii) a combination of such shares of CBSI Common Stock and cash, as more fully set forth in Section 2.2(a)(iii) (the shares of CBSI Common Stock issuable and the cash payable in connection with the Merger sometimes being referred to as the “Merger Consideration”).

(a) Election as to Outstanding Oneida Common Stock.  The shareholders of Oneida shall be given the following options in connection with the exchange of their Oneida Common Stock pursuant to the Merger:

(i) At the option of each holder of Oneida Common Stock, all of such holder’s Oneida Common Stock shall be converted into the right to receive such number of shares of CBSI Common Stock equal to the number of shares of Oneida Common Stock held by such holder multiplied by the Exchange Ratio (such election, the “All Stock Election” and such shares, the “Stock Election Shares”), provided that:

(A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(j); and

(B) After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than sixty percent (60%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CBSI Common Stock; or

(ii) At the option of each holder of Oneida Common Stock, all of such holder’s Oneida Common Stock shall be converted into the right to receive cash (payable by check) in an amount equal to the number of shares of Oneida Common Stock held by such holder multiplied by $20.00 (such election, the “All Cash Election” and such shares, the “Cash Election Shares”), provided that:

(A) After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than forty percent (40%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become cash; or

(iii) At the option of each holder of Oneida Common Stock, sixty percent (60%) of such holder’s aggregate number of shares of Oneida Common Stock (the “Stock Portion”) shall be converted into the right to receive such number of shares of CBSI Common Stock equal to the number of shares of Oneida Common Stock in the Stock Portion multiplied by the Exchange Ratio, and forty percent (40%) of such holder’s aggregate number of shares of Oneida Common Stock (the “Cash Portion”) shall be converted into the right to receive cash (payable by check) in an amount equal to the number of shares of Oneida Common Stock in the Cash Portion multiplied by $20.00 (such election, the “Mixed Election” and such shares, the “Mixed Election Shares”), provided that:

Annex A-8

(A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.2(j); and

(B) After giving effect to Section 2.2(a)(i), (ii) and (iii), in no event shall, in the aggregate, more than sixty percent (60%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CBSI Common Stock;

(C) After giving effect to Section 2.2(a)(i), (ii), and (iii), in no event shall, in the aggregate, more than forty percent (40%) of Oneida Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become cash; or

(iv) If the holder of Oneida Common Stock indicates on the Election Form that such record holder has no preference as to the receipt of cash or CBSI Common Stock for such shares, or if no election is validly made by a holder by the Election Deadline pursuant to Section 2.2(d) (“Non-election Shares”), all of such holder’s shares of Oneida Common Stock shall be converted into the right to receive CBSI Common Stock as set forth in Section 2.2(a)(i), cash as set forth in Section 2.2(a)(ii), or any combination of CBSI Common Stock and cash as determined by CBSI; provided, however, that no fractional shares shall be issued and cash will be paid in lieu thereof as provided in Section 2.2(j). Prior to any allocation of Cash Election Shares, Stock Election Shares or Mixed Election Shares pursuant to Section 2.2(f) and (g), such Non-election Shares of Oneida Common Stock shall be allocated by CBSI on a pro rata basis among non-electing holders based upon the number of shares of Oneida Common Stock for which an election has not been received by the Election Deadline in order to achieve the overall ratio of sixty percent (60%) of Oneida Common Stock to be converted into CBSI Common Stock and forty percent (40%) of Oneida Common Stock to be converted into cash. Notice of such allocation shall be provided promptly to each holder of Non-election Shares whose shares of Oneida Common Stock are allocated pursuant to this Section 2.2(a)(iv).

(b) Treasury Shares and Shares Held by CBSI.  There are no shares of Oneida Common Stock or Preferred Stock held in treasury by Oneida. Each share of Oneida Common Stock owned by any Subsidiary of Oneida, CBSI or any Subsidiary of CBSI (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Procedures for Election.  CBSI shall prepare an election form and other appropriate and customary transmittal materials in such form as is reasonably acceptable to Oneida (the “Election Form”) which shall be mailed to Oneida’s shareholders of record five (5) business days prior to the mailing date so as to permit Oneida’s shareholders to exercise their right to validly elect the form of Merger Consideration (the “Election”) set forth in Section 2.2(a) prior to the Election Deadline, subject to the allocation and election procedures set forth in this Section 2.2. CBSI shall mail the Election Form no later than twenty (20) days prior to the Election Deadline, and shall use reasonable efforts to make available as promptly as possible a duplicate Election Form to any shareholder of Oneida who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. As used herein, “Election Deadline” means 5:00 p.m. on the date selected by CBSI as the last day on which Election Forms may be validly returned by Oneida shareholders, which day shall be not less than twenty (20) days after the initial mailing of the Election Forms and be no later than five (5) days prior to the Closing Date.

(d) Perfection of the Election.  Any Election shall have been made properly only if the Exchange Agent shall have received by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, an Election Form properly completed and signed and accompanied by certificates of the shares of Oneida Common Stock to which such Election Form applies or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Oneida Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by CBSI, in its sole discretion. Oneida and CBSI shall cooperate

Annex A-9

to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Withdrawal of Shares.  Any holder of Oneida Common Stock may at any time prior to the Election Deadline revoke the holder’s election and either (i) submit a new Election Form in accordance with the procedures in Section 2.2(d), or (ii) withdraw the certificate(s) for Oneida Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the Election Deadline. In the event of the termination of this Agreement, the Exchange Agent shall return any certificates deposited by the holder of Oneida Common Stock to such holder at the address and to the Person set forth in the Election Form.

(f) Reduction of Shares Deposited for Cash.  If more than forty percent (40%) of the total number of shares of Oneida Common Stock issued and outstanding at the Election Deadline, have been deposited for exchange with cash pursuant to the All Cash Election and/or the Mixed Election and not withdrawn pursuant to Section 2.2(e), CBSI will cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election (subject to the limitations described in Section 2.2(f)(iv)), a sufficient number of such shares so that the total number of shares remaining on deposit for exchange into cash pursuant to the All Cash Election and the Mixed Election does not exceed forty percent (40%) of the shares of Oneida Common Stock issued and outstanding on the Election Deadline. The holders of Oneida Common Stock who have made the Mixed Election shall not be required to have more than sixty percent (60%) of their shares of Oneida Common Stock converted into CBSI Common Stock. After giving effect to Section 2.2(a)(iv), such elimination will be effected as follows:

(i) Subject to the limitations described in Section 2.2(f)(iv), CBSI will eliminate or cause to be eliminated from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for CBSI Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election minus the number of shares so deposited by the holders described in Section 2.2(f)(iv), such number of whole shares of Oneida Common Stock on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election or the Mixed Election is equal, as nearly as practicable, to forty percent (40%) of the shares of Oneida Common Stock issued and outstanding immediately prior to the Effective Time;

(ii) All shares of Oneida Common Stock that are eliminated pursuant to Section 2.2(f)(i) from the shares deposited for cash pursuant to All Cash Election shall be converted into CBSI Common Stock as provided by Section 2.2(a)(i);

(iii) Notice of such allocation shall be provided by CBSI or the Exchange Agent promptly after the Election Deadline to each holder whose shares of Oneida Common Stock are eliminated from the shares on deposit for exchange with cash pursuant to Section 2.2(f)(i); and

(iv) Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of Oneida Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of Oneida Common Stock converted into CBSI Common Stock.

(g) Increase of Shares Deposited for Cash.  If fewer than forty percent (40%) of the total number of shares of Oneida Common Stock issued and outstanding have, at the Election Deadline, been deposited for cash pursuant to the All Cash Election and/or the Mixed Election and not withdrawn pursuant to Section 2.2(e), CBSI will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of shares of Oneida Common Stock deposited for shares of CBSI Common Stock pursuant to the All Stock Election so that the total number of shares of Oneida Common Stock on deposit for cash pursuant to the All Cash Election and the Mixed Election immediately prior to the Effective Time is not less than forty percent (40%) of the shares of Oneida Common Stock issued and outstanding immediately prior to the Effective Time. The holders of Oneida Common Stock who have elected to have their shares

Annex A-10

converted pursuant to the Mixed Election shall not be required to have more than forty percent (40%) of their shares of Oneida Common Stock converted into cash. After giving effect to Section 2.2(a)(iv), such addition will be effected as follows:

(i) CBSI will cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election, and will eliminate or cause to be eliminated from the shares deposited for CBSI Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares of Oneida Common Stock deposited for shares of CBSI Common Stock pursuant to the All Stock Election, such number of whole shares of Oneida Common Stock not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for exchange with cash is equal, as nearly as practicable, to forty percent (40%) of the shares of Oneida Common Stock issued and outstanding immediately prior to the Effective Time;

(ii) All shares of Oneida Common Stock that are added pursuant to Section 2.2(g)(i) to the shares deposited for cash shall be converted into cash as provided by Section 2.2(a)(ii); and

(iii) Notice of such allocation shall be provided by CBSI or the Exchange Agent promptly after the Election Deadline to each holder whose shares of Oneida Common Stock are added to the shares on deposit for cash pursuant to Section 2.2(g)(i).

(h) CBSI Common Stock.  Each share of CBSI Common Stock outstanding immediately prior to the Effective Time shall remain unchanged and shall constitute the common stock of the Surviving Corporation.

(i) Adjustments to Exchange Ratio.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CBSI Common Stock or Oneida Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or reclassification or other similar change, the Exchange Ratio shall be adjusted proportionately.

(j) Fractional Shares.  No certificates or scrip representing less than one share of CBSI Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Oneida Common Stock. In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CBSI Common Stock, upon surrender of certificates representing shares of Oneida Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by $20.00.

(k) Oneida Options.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each Oneida Option which is outstanding, unexpired and unexercised immediately prior to the Effective Time, whether or not previously vested and exercisable, shall be cancelled and the holder thereof shall receive, no later than the first payroll payment date after the Effective Time, a cash payment equal to the product obtained by multiplying (i) the aggregate number of shares of Oneida Common Stock that were issuable upon the exercise of such Oneida Option and (ii) $20.00, less any exercise price payable pursuant to such Oneida Option, without interest, less any required withholdings (the “Option Consideration”). In the event any Oneida Option is subject to Section 409A of the Code, the payment of the Option Consideration shall be delayed to the extent necessary to comply with Section 409A of the Code.

(l) Oneida Stock Awards.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each restricted stock award issued pursuant to Oneida’s 2012 Equity Incentive Plan (“Oneida Restricted Stock”) that is outstanding immediately prior to the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each such share of Oneida Common Stock shall be entitled to receive the Merger Consideration in accordance with Section 2.2.

Annex A-11

2.3. Effect of Merger.

Upon the Effective Time of the Merger:

(a) The certificate of incorporation and bylaws of CBSI, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case until amended in accordance with the DGCL.

(b) All respective assets, rights, franchises, and interest of Oneida and CBSI in and to every type of property shall be vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer; and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by Oneida and CBSI immediately prior to the Effective Time.

(c) The Surviving Corporation shall be liable for all of the liabilities of Oneida and CBSI and shall be bound by and subject to all of the obligations and contracts of Oneida and CBSI, provided that nothing in this Agreement shall render the Surviving Corporation liable for a liability or obligation of Oneida, the satisfaction of which is subject to the prior approval or consent of any regulatory authority, unless such regulatory approval or consent has been obtained. All rights of creditors and obligees and all liens on property of Oneida and CBSI shall be preserved and unimpaired.

(d) The directors and officers of CBSI immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, with the addition of the New Directors pursuant to Section 5.9(f).

2.4. Procedure to Exchange Shares.

(a) At or prior to the Effective Time, CBSI shall cause to be deposited with American Stock Transfer & Trust Company or another financial institution experienced in serving as an exchange agent for a public company merger (the “Exchange Agent”), for exchange in accordance with this Article II, the aggregate number of shares of CBSI Common Stock, cash, by wire transfer of immediately available funds, into which the outstanding shares of Oneida Common Stock shall be converted pursuant to Section 2.2 of this Agreement and an estimated amount of cash, by wire transfer of immediately available funds, into which any fractional shares of Oneida Common Stock shall be converted pursuant to Section 2.2(j). As soon as practical after the Effective Time, but no later than five (5) business days after the Effective Time, CBSI shall cause the Exchange Agent to mail to each holder of record of Oneida Common Stock who theretofore has not submitted such holder’s shares of Oneida Common Stock with an Election Form, a letter of transmittal in customary form specifying the procedures for delivery of such holders’ shares of Oneida Common Stock to the Exchange Agent in exchange for the Merger Consideration and cash in lieu of fractional shares issuable pursuant to this Article II. Upon surrender to the Exchange Agent of its shares of Oneida Common Stock in the manner set forth in the letter of transmittal, accompanied by a properly completed letter of transmittal, a holder of Oneida Common Stock will be entitled to receive the Merger Consideration promptly after the Effective Time, determined as provided in Section 2.2. Until so surrendered, each share of Oneida Common Stock shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of CBSI Common Stock to be issued or paid in consideration therefor upon surrender of such share of Oneida Common Stock in accordance with this Article II.

(b) No dividends or other distributions declared after the Effective Time with respect to CBSI Common Stock shall be paid to the holder of any unsurrendered share of Oneida Common Stock until such holder shall surrender such certificate in accordance with this Agreement. After the surrender of a share of Oneida Common Stock in accordance with this Agreement, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CBSI Common Stock.

Annex A-12

(c) At the Effective Time, the stock transfer books of Oneida shall be closed and no transfer of Oneida Common Stock shall thereafter be made or recognized. If, after the Effective Time, shares of Oneida Common Stock are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.4.

(d) In the event any certificate evidencing shares of Oneida Common Stock shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CBSI, the making of an indemnity agreement in a form reasonably requested by CBSI and/or the posting by such Person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e) Neither CBSI nor Oneida shall be liable to any holder of shares of Oneida Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. After the first anniversary of the Effective Time, CBSI shall be entitled to instruct the Exchange Agent to release to CBSI all of the shares of CBSI Common Stock and cash then remaining undistributed to former shareholders of Oneida. Thereafter, CBSI shall deliver the appropriate number of shares of CBSI Common Stock and/or a check for cash in lieu of fractional shares, if any, from time to time, as shares of Oneida Common Stock, the accompanying letter of transmittal and other related documents are presented to the Exchange Agent or CBSI, until at such time as such shares and cash are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5. Tax Treatment.  The parties hereto intend that the Merger qualify as a tax-free reorganization under Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization as that term is used in Sections 354 and 361 of the Code.

2.6. Modification of Structure.  Upon the mutual written consent of Oneida and CBSI (which consent on the part of Oneida shall not be unreasonably withheld or delayed), or at the request of any regulatory authority, CBSI shall have the right to modify the structure of any of the Transactions, provided that (a) there are no adverse tax consequences to the shareholders of Oneida as a result of such modification, (b) the Merger Consideration is not changed in kind, value or reduced in amount as a result of such modification, and (c) consummation of the Transactions is not likely to be impaired or delayed as a result of such modification.

2.7. Closing.  The Closing of the Transactions shall be held at the offices of Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, New York on the fifth business day, or other mutually agreeable time, following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article VI hereof (the “Closing Date”). Alternatively, the parties may agree that the Closing shall occur without their or their counsel’s physical presence in the same location, through the transmission and execution of documents and instruments using electronic media, including, but not limited to, email and facsimile. Digital signatures produced by such means shall have the same force and effect as handwritten signatures. If the parties elect to use this method for the Closing, following the Closing, they shall promptly execute handwritten documents and instruments and exchange the signature pages thereof so that each party shall have a complete set of manually signed documents memorializing the Closing.

Annex A-13

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ONEIDA

Except as Previously Disclosed, Oneida hereby represents and warrants to CBSI as follows:

3.1. Capital Structure of Oneida.  The authorized capital stock of Oneida consists of (i) 10,000,000 shares of Preferred Stock, none of which are issued and outstanding and (ii) 30,000,000 shares of Oneida Common Stock, of which 7,025,444 shares are issued and outstanding, which amount includes 153,000 shares granted pursuant to Oneida Restricted Stock awards. No shares of Oneida Common Stock are held in treasury. Except for (i) 172,348 shares of Oneida Common Stock reserved for issuance upon the exercise of outstanding Oneida Options, (ii) 153,000 shares of Oneida Common Stock subject to outstanding Oneida Restricted Stock awards, there are no outstanding options, warrants, agreements, arrangements, commitments or any similar Rights in existence for the purchase of or issuance of, or which encumber in any way, Oneida Common Stock or any equity interest in any Subsidiary of Oneida. All outstanding shares of Oneida Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of Oneida capital stock has been issued in violation of the preemptive rights of any Person.

3.2. Organization, Standing and Authority of Oneida.  Each of Oneida and its Subsidiaries is a duly organized corporation, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted. Each of Oneida and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Oneida. Oneida is registered as a savings and loan holding company under the HOLA.

3.3. Ownership of Oneida Subsidiaries; Capital Structure of Oneida Subsidiaries.  A true and complete list of all Subsidiaries of Oneida, and each of their respective Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Oneida or another Subsidiary of Oneida, has been Previously Disclosed and Oneida does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other Person.

3.4. Authorized and Effective Agreement.

(a) Oneida has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the consummation of the Transactions and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Oneida, except for the affirmative vote of a majority of the issued and outstanding shares of Oneida Common Stock, which is the only shareholder vote required to approve the Merger pursuant to Oneida’s articles of incorporation and bylaws. The Board of Directors of Oneida has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to Oneida’s shareholders for approval at a meeting of shareholders to be held as soon as practicable. The Board of Directors of Oneida has unanimously recommended that the shareholders of Oneida approve this Agreement and the Merger. In connection with its approval of this Agreement and the Merger, the Board of Directors of Oneida has received a written fairness opinion dated on or about the date hereof from Keefe Bruyette & Woods, Inc., to the effect that, subject to the terms, limitations, and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to the common shareholders of Oneida, which opinion has not been rescinded prior to the execution of this Agreement.

(b) This Agreement and each Transaction Document to which Oneida is a party have been duly executed and delivered by Oneida and, assuming the accuracy of the representation contained in Section 4.3(b) hereof, this Agreement constitutes the legal, valid and binding obligation of Oneida, enforceable against Oneida in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Annex A-14

(c) Except as Previously Disclosed, neither the execution and delivery by Oneida of this Agreement, nor consummation of the Transactions, nor compliance by Oneida with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Oneida or any of its Subsidiaries, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Oneida or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Oneida or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to Oneida or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on Oneida.

(d) Except as Previously Disclosed, other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Oneida on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the Transactions.

3.5. Regulatory Filings.  Each of Oneida and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Oneida, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.6. SEC Documents; Financial Statements; Books and Records; Minute Books.  Oneida has filed or furnished all forms, reports and documents required to be filed with or furnished to the SEC since January 1, 2012. The SEC Documents filed or furnished by Oneida (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Oneida Financial Statements filed by Oneida in its SEC Documents prior to the date of this Agreement, and the Oneida Financial Statements filed by Oneida in its SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of Oneida as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of Oneida and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP applied to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain notes as may be permitted by the applicable rules promulgated by the SEC. The books and records of Oneida and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Oneida and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.7. Material Adverse Change.  Oneida has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2013, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to Oneida.

Annex A-15

3.8. Absence of Undisclosed Liabilities.  Neither Oneida nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to Oneida on a consolidated basis, or that, when combined with all similar liabilities, would be material to Oneida on a consolidated basis, except as disclosed in the Oneida Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014.

3.9. Absence of Certain Changes.  Since September 30, 2014, and except as Previously Disclosed, Oneida has not:

(a) suffered any material damage, destruction or loss of physical property or assets (whether or not covered by insurance);

(b) issued, sold or otherwise disposed of any of its capital stock or granted or issued any Rights to acquire shares of its capital stock, except shares of Oneida Common Stock issued under the DRIP Plan (which shares are included in the number of shares issued and outstanding set forth in Section 3.1);

(c) incurred or agreed to incur any material indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice;

(d) made or obligated itself to make any capital expenditure in excess of $75,000, individually or in the aggregate;

(e) waived any material right, except in the ordinary course of business consistent with past practice;

(f) sold, transferred or otherwise disposed of any assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business consistent with past practice;

(g) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance any of its material properties or assets, other than in the ordinary course of business;

(h) declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock, except shares of Oneida Common Stock purchased for issuance under the DRIP Plan (which shares are included in the number of shares issued and outstanding set forth in Section 3.1);

(i) increased the salaries, bonuses or other compensation of any of its directors, officers, employees or agents, or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent, except for changes in salaries of employees earning less than $60,000 per year made in the ordinary course of business consistent with past practice;

(j) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, other than in the ordinary course of business consistent with past practice;

(k) made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations;

(l) repaid any outstanding loans, other than repayments in the ordinary course of business;

(m) entered into any other material transaction not in the ordinary course of business;

(n) hired any new officers;

(o) entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $25,000; or

(p) agreed to or otherwise become obligated to do any of the foregoing.

3.10. Properties.  Oneida and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of Oneida on a consolidated basis, and which are reflected on the Oneida Financial Statements as of September 30, 2014 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking

Annex A-16

business as reflected in the books and records of Oneida, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. All written or oral lease agreements (and all amendments thereto) pursuant to which Oneida or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Oneida on a consolidated basis are valid and enforceable against Oneida and the lessor in accordance with their respective terms. All tangible property used in the business of Oneida is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Oneida’s past practices.

3.11. Loans; Nonperforming and Classified Assets.

(a) Each loan, line of credit, extension of credit, credit enhancement, guarantee, loan participation, lease, promissory note, borrowing arrangement and loan commitment (“Loan”) on the books and records of Oneida and its Subsidiaries (i) arose out of a bona fide arm’s-length transaction made in the ordinary course of business, (ii) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (iii) is evidenced in all material respects by appropriate and sufficient documentation and, (iv) to the Knowledge of Oneida, constitutes the legal, valid and binding obligation of the obligor therein, except as may be provided by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles and (v) Oneida has not received written notice from the obligor asserting any defense, set-off or counterclaim with respect thereto.

(b) Oneida has Previously Disclosed to CBSI in writing as of the date of this Agreement: (i) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (ii) each Loan with a Related Party or an Oneida Subsidiary, or to the Knowledge of Oneida, any Person controlling, controlled by or under common control with any of the foregoing. All OREO is carried on the books of Oneida, net of reserves, at fair market value less cost to sell.

(c) All reserves or other allowances for Loan losses reflected in the Oneida Financial Statements comply with all applicable laws and are adequate under GAAP. Neither Oneida nor any of its Subsidiaries has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of Oneida and its Subsidiaries in establishing its reserves reflected in the Oneida Financial Statements, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that bank regulators or Oneida’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Oneida and its Subsidiaries. Oneida’s reserves and allowances for Loan losses are in compliance with the standards established by state and federal bank regulatory agencies, are sufficient at the date of this Agreement to cover its reasonably anticipated Loan losses, and are consistent with Oneida’s past practices.

(d) All Loans owned by Oneida or any Oneida Subsidiary, or in which Oneida or any Oneida Subsidiary has an interest, comply in all material respects with all applicable laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) Each mortgage held by Oneida and each Oneida Subsidiary creates a valid and enforceable lien on the real property described therein having the priority indicated by the terms of such mortgage, subject only to such exceptions as are described in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured thereby or are not material as to the collectability of such Loans. Oneida and each Oneida Subsidiary have properly perfected or caused to be properly perfected all security interests, liens and other interests in collateral securing any Loans made by it. Oneida and each Oneida Subsidiary has full recourse to the borrowers and guarantors of all Loans held by them, and neither Oneida nor any Oneida Subsidiary has taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor on any Loan.

(f) Each outstanding Loan participation sold by Oneida or any Oneida Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately

Annex A-17

to the share of such Loan represented by such participation without any recourse of such other lender or participant to Oneida or any Oneida Subsidiary for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) Oneida has Previously Disclosed to CBSI in writing: (i) all Loans held by Oneida or any Oneida Subsidiary that, during the past twelve months, have had their respective terms to maturity accelerated or with respect to which Oneida or an Oneida Subsidiary has notified the borrower of its intention to accelerate the Loan or declare a default, (ii) all Loan commitments or lines of credit that have been terminated or amended by Oneida or an Oneida Subsidiary during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party which has notified Oneida or an Oneida Subsidiary during the past 12 months of, or has asserted against Oneida, orally or in writing, any “lender liability” or similar claim, (iv) all Loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past two years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by Oneida as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.12. Tax Matters.

(a) Oneida and each of its Subsidiaries have timely filed federal and state income Tax Returns for each year through December 31, 2013 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Oneida or any of its Subsidiaries. All Taxes due by or on behalf of Oneida or any of its Subsidiaries have been paid or adequate reserves have been established on the Oneida Financial Statements for the payment of such Taxes. Neither Oneida nor any of its Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.

(b) All Tax Returns filed by Oneida and each of its Subsidiaries are complete and accurate in all material respects. Neither Oneida nor any of its Subsidiaries is delinquent in the payment of any material Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. No material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Oneida has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to Oneida or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

(c) Neither the Transactions nor the termination of the employment of any employees of Oneida prior to or following consummation of the Transactions will result in Oneida or any of its Subsidiaries (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d) Except as Previously Disclosed, neither Oneida nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e) Neither Oneida nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f) Neither Oneida nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an IRS Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Oneida or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of CBSI or any of its Subsidiaries after the Effective Time.

Annex A-18

3.13. Employee Benefit Plans.

(a) Oneida has Previously Disclosed to CBSI in writing a true and complete list of each Oneida Plan. For purposes of this Section 3.13, the term “Oneida Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Oneida or any Subsidiary or by any trade or business, whether or not incorporated, that together with Oneida would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Oneida or any ERISA Affiliate of Oneida.

(b) With respect to each of the Oneida Plans, Oneida has made available to CBSI true and complete copies of each of the following documents: (i) the Oneida Plan and related documents (including all amendments thereto); (ii) the most recent annual reports, financial statements, and actuarial reports, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Oneida Plan and all material communications relating to each such Oneida Plan; and (iv) the most recent determination letter received from the IRS with respect to each Oneida Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Oneida Plan.

(c) No liability under Title IV of ERISA has been incurred by Oneida or any ERISA Affiliate of Oneida that has not been satisfied in full, and no condition exists that presents a material risk to Oneida or any ERISA Affiliate of Oneida of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

(d) Neither Oneida nor, to the Knowledge of Oneida, any ERISA Affiliate of Oneida, nor any of the Oneida Plans, nor any trust created thereunder, nor, to the Knowledge of Oneida, any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Oneida or any ERISA Affiliate of Oneida could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

(e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Oneida or any ERISA Affiliate of Oneida is required to pay under Section 412 of the Code or under the terms of the Oneida Plans.

(f) The fair market value of the assets held under each Oneida Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Oneida Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Oneida Plan other than any reportable event occurring by reason of the Transactions or a reportable event for which the requirement of notice to the Pension Benefit Guaranty Corporation has been waived.

(g) None of the Oneida Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(h) A favorable determination letter has been issued by the IRS with respect to each of the Oneida Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the Knowledge of Oneida, no condition exists that could adversely affect the qualified status of any such Oneida Plan. Each of the Oneida Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Oneida Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(i) There are no actions, suits or claims pending, or, to the Knowledge of Oneida, threatened or anticipated (other than routine claims for benefits) against any Oneida Plan, the assets of any Oneida Plan or against Oneida or any ERISA Affiliate of Oneida with respect to any Oneida Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator

Annex A-19

outstanding against or in favor of any Oneida Plan or any fiduciary thereof, other than rules of general applicability. There are no pending or, to the Knowledge of Oneida, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Oneida Plan.

(j) Except as Previously Disclosed, the consummation of the Transactions will not result in, and is not a precondition to, (i) any current or former employee or director of Oneida or any ERISA Affiliate of Oneida becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

3.14. Material Contracts.

(a) Except as Previously Disclosed, neither Oneida nor any of its Subsidiaries is a party to, or is bound by, (i) any material contract, as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, which has not been filed as an exhibit to Oneida’s SEC Documents, (ii) any agreement, arrangement or commitment which could reasonably be expected to involve expenditures or receipt by Oneida or any of its Subsidiaries in excess of $50,000 in the aggregate, whether or not made in the ordinary course of business (other than Loans or loan commitments and funding transactions in the ordinary course of business consistent with past practice of the Oneida Banks), (iii) any agreement, arrangement or commitment restricting the nature or geographic scope of its business activities in any material respect, (iv) any agreement, indenture or other instrument relating to the borrowing of money by Oneida or any of its Subsidiaries or the guarantee by Oneida of any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of the banking business of the Oneida Banks consistent with past practice, (v) any agreement, arrangement or commitment relating to the employment of a Person who is or was a director or officer of Oneida or any Oneida Subsidiary or to the employment, election, retention in office or severance of any present or former director or officer of Oneida or any Oneida Subsidiary, (vi) any agreement, arrangement or commitment that would obligate Oneida or any Oneida Subsidiary to pay any stay or retention bonus or change-in-control, severance or termination payment to any current or former director or officer of Oneida or any Oneida Subsidiary as a result of the consummation of the Transactions or the separation from service of any such director or officer following consummation of the Transactions, or (vii) any contract, agreement or understanding with a labor union, in each case whether written or oral.

(b) Except as Previously Disclosed, neither Oneida nor any of its Subsidiaries is in default under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.

3.15. Legal Proceedings.  Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the Knowledge of Oneida or any of its Subsidiaries, threatened against Oneida or any of its Subsidiaries or against any asset, interest or right of Oneida or any of its Subsidiaries that, if decided against Oneida or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on Oneida. There are no actual or, to the Knowledge of Oneida, threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability or restrictions in connection therewith. To the Knowledge of Oneida, as of the date of this Agreement there are no actions, suits or proceedings instituted, pending or threatened against any present or former director or officer of Oneida or any of its Subsidiaries that would reasonably be expected to give rise to a right by such director or officer to claim indemnification from Oneida or its Subsidiaries.

3.16. Compliance with Laws.

(a) Oneida and each of its Subsidiaries hold, and have at all times since January 1, 2011 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all material fees and assessments due and payable in connection therewith), and to the Knowledge of Oneida, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

Annex A-20

(b) Oneida and each of its Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Oneida nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations.

3.17. Labor Matters.  With respect to their employees, neither Oneida nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice. Since December 31, 2013, neither Oneida nor its Subsidiaries have experienced any attempt by organized labor or its representatives to make Oneida or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Oneida or any of its Subsidiaries. To the Knowledge of Oneida, there is no unfair labor practice charge or other complaint by any employee or former employee of Oneida or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of Oneida’s or such Subsidiary’s activities or such employee’s employment with Oneida or such Subsidiary. There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of Oneida, threatened against Oneida or any of its Subsidiaries, and neither Oneida nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013.

3.18. Brokers and Finders.  Neither Oneida nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the Transactions, except for the firm of Keefe Bruyette & Woods, Inc. to provide financial advice with respect to the Transactions provided for in this Agreement. Oneida has heretofore furnished to CBSI a complete and correct copy of all agreements between Oneida or any of its Subsidiaries and Keefe Bruyette & Woods, Inc., pursuant to which such firm would be entitled to any payment relating to the Transactions.

3.19. Insurance.  Except as Previously Disclosed, each of Oneida and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations. Neither Oneida nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last two calendar years, neither Oneida nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither Oneida nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect. Oneida has Previously Disclosed a list of all outstanding claims as of the date hereof by Oneida or any of its Subsidiaries under any insurance policy. The deposits of the Oneida Banks are insured by the FDIC in accordance with the FDIA, and the Oneida Banks have paid all assessments and filed all reports required by the FDIA.

3.20. Environmental Liability.

(a) During the period that Oneida or any of its Subsidiaries has owned, leased or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release of Hazardous Materials on, from or under such properties or facilities. There is not now nor has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Oneida having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., as amended (“CERCLA”).

(b) The operations of Oneida or any of its Subsidiaries, and properties that Oneida or any of its Subsidiaries owns or leases, are in compliance with Environmental Law. During the time that Oneida or any of its Subsidiaries has owned or leased its properties and facilities, neither Oneida or any of its Subsidiaries nor, to the best Knowledge of Oneida, any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

Annex A-21

(c) During the time that Oneida or any of its Subsidiaries has owned or leased its properties and facilities, there has been no litigation brought or, to the best Knowledge Oneida, threatened against Oneida or any of its Subsidiaries by, or any settlement reached by Oneida or any of its Subsidiaries with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities.

(d) There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by Oneida or any of its Subsidiaries known to Oneida which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

3.21. Administration of Trust Accounts.  Oneida and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Oneida. Neither Oneida nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of Oneida or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Oneida.

3.22. Intellectual Property.  Each of Oneida and its Subsidiaries owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct their respective businesses and operations as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Oneida. The ownership, licensing or use of Intellectual Property by Oneida or any of its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would, individually or in the aggregate, have a Material Adverse Effect on Oneida. Upon consummation of the Transactions, CBSI will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments.

3.23. Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Oneida Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Oneida relating to Oneida or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning Oneida and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Section 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

3.24. Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Oneida or any of its Subsidiaries is a party, whether entered into for Oneida’s own account, or for the account of one or more of such Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of Oneida or such Subsidiary, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general

Annex A-22

equity principles), and neither Oneida nor any of its Subsidiaries nor to Oneida’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Oneida has previously made available to CBSI all of such agreements and arrangements that are in effect as of the date of this Agreement.

3.25. Related Party Transactions.  Except as Previously Disclosed, no Related Party has been directly or indirectly a party to any contract or other arrangement (whether written or oral) with Oneida or any of its Subsidiaries pertaining to Loans, services (other than as an employee), products, goods or supplies, rental of real or personal property, or otherwise requiring payments, provided from or to Oneida in an amount in excess of $50,000 in the aggregate (collectively, the “Related Party Transactions”). Each Related Party Transaction that is an arrangement to make a Loan to the applicable Related Party, or is a deposit or other investment by the applicable Related Party, is an arms’-length transaction on substantially normal commercial terms and conditions that are applicable for comparable transactions to Oneida’s unaffiliated customers and, if a Loan, was approved pursuant to normal underwriting standards.

3.26. Takeover Statutes Not Applicable; No Rights Agreement.  The Board of Directors of Oneida has taken all actions so that the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601 of the MGCL) will not apply to the execution or delivery of this Agreement or any Transaction Document to which Oneida is a party, or to the consummation of the Transactions. Oneida has no shareholder rights agreement or plan or other similar plan, agreement or arrangement.

3.27. Investment Securities.  Except as Previously Disclosed, except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the Oneida Financial Statements, and none of the material investments made by Oneida or any of its Subsidiaries since December 31, 2013, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

3.28. Capitalization.  Oneida is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board for a savings and loan holding company and the Oneida Banks are “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC.

3.29. Banking, Anti-Corruption, Anti-Money Laundering and Customer Information Security Laws.

(a) Oneida and each of its Subsidiaries have, since January 1, 2011, complied in all material respects with, are not presently in material default or violation under, and have no Knowledge of or reason to believe that any facts or circumstances exist which would cause Oneida or any of its Subsidiaries to be in material default or violation under, any law, statute, order, rule or regulation of any governmental entity applicable to Oneida or any of its Subsidiaries, including, without limitation (to the extent applicable to Oneida or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement, the S.A.F.E. Act, RESPA, the Bank Secrecy Act, the Gramm-Leach-Bliley Act, the provisions of the Information Security Program established pursuant to 12 C.F.R. part 364, any regulations promulgated by the Consumer Financial Protection Bureau, and any other law or regulation relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of the Oneida Banks has been rated “satisfactory” or better by federal or state regulators for purposes of the Community Reinvestment Act.

(b) Neither Oneida nor any of its Subsidiaries nor any director, officer, agent, employee or any other Person acting on behalf of Oneida or its Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken

Annex A-23

an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.29(b) in connection with the operation of the businesses of Oneida and its Subsidiaries. Oneida and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Oneida and its Subsidiaries with all applicable Anti-Corruption Laws.

(c) Oneida and its Subsidiaries are and since January 1, 2011 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any governmental entity in jurisdictions where Oneida and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). Oneida and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Oneida and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither Oneida nor any of its Subsidiaries nor to the Knowledge of Oneida, any director, officer, agent, employee or any other Person acting on behalf of Oneida or any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by any governmental entity (collectively, “Sanctions”), nor is Oneida or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). For the past five (5) years, Oneida and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Oneida and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Oneida and its Subsidiaries with all applicable Sanctions.

3.30. Agreements with and Examination by Banking Authorities.  Neither Oneida nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to Oneida or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or savings and loan holding companies or engaged in the insurance of bank deposits which is currently in effect, and neither Oneida nor any of its Subsidiaries has received notice from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order. Neither Oneida nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing, requesting or amending any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission.

3.31. Ownership of CBSI Common Stock.  Neither Oneida, any Subsidiary nor, to the Knowledge of Oneida, any director or officer of Oneida or any Subsidiary, beneficially owns or, within the past two years has beneficially owned, in the aggregate three percent (3%) or more of the outstanding shares of CBSI Common Stock.

3.32. Disclosure.  None of the representations and warranties of Oneida contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the written information or documents furnished by Oneida to CBSI in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

Annex A-24

3.33. OneGroup.

(a) OneGroup is duly licensed as an insurance agency and each Person engaged in selling insurance for OneGroup is duly licensed as an insurance agent by the State of New York and such other applicable states as required to engage in the business as presently conducted and authorized to sell the types of insurance products sold by OneGroup and to otherwise conduct business as presently conducted by OneGroup. All such licenses are in full force and effect and in good standing and there are no pending or threatened suits or proceedings with respect to the suspension, revocation, cancellation, restriction or non-renewal of any such license. A true and complete list of all licenses issued or granted to OneGroup and each Person engaged in selling insurance for OneGroup has been Previously Disclosed to CBSI in writing. Neither OneGroup nor any of its employees or agents has transacted any insurance business in any jurisdiction requiring a license therefor without possessing such a license.

(b) No insurance company or broker for which OneGroup acted during the five years preceding the date of this Agreement has cancelled or terminated any agreement with OneGroup and no insurance company or broker whom OneGroup currently represents has threatened or notified OneGroup, orally or in writing, of any intention to cancel or terminate any existing agreement with OneGroup.

(c) OneGroup has (i) processed in the normal course of business all requests and orders from customers for insurance policies and endorsements thereto, (ii) notified applicable insurance companies of all claims under insurance policies sold by OneGroup to the extent that such claims have come to the attention of OneGroup, (iii) notified customers of all return premiums due to them on account of all agency-billed premiums and remitted to customers or allowed as credit to customers in OneGroup’s historically normal and customary course of business all return premiums due thereto which have come into the possession of OneGroup, (iv) not prebilled or advanced-billed any customer accounts for premiums applicable to policies of insurance effective on or after the Effective Time except in accordance with OneGroup’s historically normal and customary course of business, and (v) not received any advance commission payments from any insurance company on account of direct-billed insurance policies or endorsements that are to be effective or renewed on or after the Effective Time. All premiums collected by OneGroup which are properly due and payable on or prior to the date of this Agreement to insurance companies or other insurance agents or brokers applicable to premium billings for insurance business written for OneGroup customer accounts to be effective prior to the Effective Time, the due date of which premium billing is prior to the Effective Time, has been paid or will be paid by OneGroup prior to any default thereon. As of the date of this Agreement, and to the Knowledge of Oneida, OneGroup has not received notice from any of its top twenty (20) insurance customers (measured by aggregate insurance premiums received during the twelve month period ended December 31, 2014) that such customer intends to transfer its insurance business to another agent.

3.34. Broker-Dealer and Investment Advisory Matters.

(a) Each of Oneida and its Subsidiaries, and each of their respective officers and employees, who are required to be registered, licensed or qualified as (i) a broker-dealer or investment adviser or (ii) registered representative or investment adviser representative with the SEC or any securities or insurance commission or other governmental entity are duly registered as such, and such registrations are in full force and effect. Each Subsidiary that is a broker-dealer or that provides investment management or investment advisory or administration services has operated and is currently operating in compliance in all material respects with all laws and regulations applicable to it or its business and has all material registrations, permits, and licenses required for the operation of its business as presently conducted. There is no action, suit, proceeding or investigation pending or, to the Knowledge of Oneida, threatened that would reasonably be likely to lead to the revocation, suspension or restriction of any such registration, permit or license.

(b) The information contained in the currently effective Forms ADV and BD as filed with the SEC by Oneida or any Subsidiary was complete and accurate in all material respects as of the time of filing thereof. Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, neither Oneida, any Subsidiary nor any of their directors, officers, employees, “associated persons” or “affiliated persons” (as those terms are defined in the Securities Laws) has been the subject of disqualification, censure, or other disciplinary action, proceeding or order of or by any governmental agency.

Annex A-25

(c) Each contract or agreement between Oneida or any applicable Subsidiary and any client or customer receiving investment management or investment advisory or administration services (i) has been duly authorized, executed and delivered in material compliance with all applicable laws and regulations, (ii) is a valid and binding agreement enforceable in accordance with its terms and (iii) is in full force and effect. Oneida and each applicable Subsidiary have complied in all material respects with its obligations under any such contract or agreement and there are no material disputes pending or, to the Knowledge of Oneida, threatened by any client or customer under the terms of any such contract or agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CBSI

Except as Previously Disclosed, CBSI hereby represents and warrants to Oneida as follows:

4.1. Capital Structure of CBSI.  The authorized capital stock of CBSI consists of (i) 500,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding and (ii) 75,000,000 shares of CBSI Common Stock, par value $1.00 per share, of which, as of the date hereof, 40,661,534 shares are issued and outstanding and 1,001,688 shares are held in treasury. All outstanding shares of CBSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of CBSI Common Stock has been issued in violation of the preemptive rights of any Person. The shares of CBSI Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

4.2. Organization, Standing and Authority of CBSI.  Each of CBSI and its Subsidiaries is a duly organized corporation or bank, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on CBSI. Each of CBSI and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI. CBSI is registered as a bank holding company under the Bank Holding Company Act.

4.3. Authorized and Effective Agreement.

(a) CBSI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Document and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI. The Board of Directors of CBSI has approved and adopted this Agreement and the Merger.

(b) This Agreement and each Transaction Document to which CBSI is a party have been duly executed and delivered by CBSI and, assuming the accuracy of the representation contained in Section 3.4(b) hereof, this Agreement constitutes the legal, valid and binding obligations of CBSI, enforceable against CBSI in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the execution and delivery by CBSI of this Agreement or any Transaction Document to which it is a party, nor consummation of the Transactions, nor compliance by CBSI with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CBSI, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CBSI or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals

Annex A-26

which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or any of its Subsidiaries or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

(d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by CBSI on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the Transactions.

4.4. Regulatory Filings.  Each of CBSI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

4.5. SEC Documents; Financial Statements; Books and Records; Minute Books.  CBSI has filed all forms, reports and documents required to be filed with the SEC since January 1, 2012. The SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The CBSI Financial Statements filed by CBSI in its SEC Documents prior to the date of this Agreement fairly present, and the CBSI Financial Statements filed by CBSI in its SEC Documents after the date of this Agreement will fairly present, the consolidated financial position of CBSI as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of CBSI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP applied to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC. The books and records of CBSI and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects.

4.6. Material Adverse Change.  CBSI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2013, which, individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to CBSI.

4.7. Absence of Undisclosed Liabilities.  Neither CBSI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to CBSI on a consolidated basis, or that, when combined with all similar liabilities, would be material to CBSI on a consolidated basis, except as disclosed in the CBSI Financial Statements contained in an SEC Document filed prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014.

4.8. Properties.  CBSI and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which are material to the business of CBSI on a consolidated basis, and which are reflected on the CBSI Financial Statements as of September 30, 2014 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of CBSI, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. All written or oral lease agreements (and all amendments thereto) pursuant to which CBSI or any of its

Annex A-27

Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of CBSI on a consolidated basis are valid and enforceable against CBSI and the lessor in accordance with their respective terms. All tangible property used in the business of CBSI is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with CBSI’s past practices.

4.9. Tax Matters.

(a) CBSI and each of its Subsidiaries have timely filed federal income tax returns for each year through December 31, 2013 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to CBSI or any of its Subsidiaries, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on CBSI. All Taxes due by or on behalf of CBSI or any of its Subsidiaries have been paid or adequate reserves have been established on the CBSI Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on CBSI. Neither CBSI nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on CBSI.

(b) All Tax Returns filed by CBSI and each of its Subsidiaries are complete and accurate in all material respects. Neither CBSI nor any of its Subsidiaries is delinquent in the payment of any material Tax and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as fully settled and paid or accrued on the CBSI Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of CBSI or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise).

(c) Neither CBSI nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

4.10. Employee Benefit Plans.  Each of the CBSI Plans complies with the requirements of applicable law, including ERISA and the Code, except where the failure to so comply would not, in individually or in the aggregate, have a Material Adverse Effect on CBSI. For purposes of this Agreement, the term “CBSI Plan” means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by CBSI or any ERISA Affiliate or under which CBSI or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by CBSI or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CBSI or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that CBSI or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the CBSI Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any CBSI Plan.

4.11. Legal Proceedings.  There are no actions, suits or proceedings instituted, pending or, to the Knowledge of CBSI, threatened against CBSI or any of its Subsidiaries or against any asset, interest or right of CBSI or any of its Subsidiaries that, if decided against CBSI or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on CBSI. There are no actual or, to the Knowledge of CBSI, threatened actions, suits or proceedings which present a claim to restrain or prohibit the Transactions or to impose any material liability or restrictions in connection therewith.

4.12. Labor Matters.  With respect to their employees, neither CBSI nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice. Since December 31, 2013, neither CBSI nor its Subsidiaries have experienced any attempt by organized labor or its representatives to make CBSI or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of CBSI or any of its Subsidiaries. To the Knowledge of

Annex A-28

CBSI, there is no unfair labor practice charge or other complaint by any employee or former employee of CBSI or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of CBSI’s or such Subsidiary’s activities or such employee’s employment with CBSI or such Subsidiary. There is no strike, work stoppage or labor disturbance pending or, to the Knowledge of CBSI, threatened against CBSI or any of its Subsidiaries, and neither CBSI nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since December 31, 2013.

4.13. Brokers and Finders.  Neither CBSI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the Transactions, except for the firm of RBC Capital Markets to provide financial advice with respect to the Transactions provided for in this Agreement.

4.14. Environmental Liability.

(a) During the period that CBSI or any of its Subsidiaries has owned, leased or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release, from or under such properties or facilities. There is not now nor has there ever been any presence, disposal, release, from or under any of such properties or facilities, which may have occurred prior to CBSI having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by CERCLA.

(b) The operations of CBSI or any of its Subsidiaries, and properties that CBSI or any of its Subsidiaries owns or leases, are in compliance with Environmental Law. During the time that CBSI or any of its Subsidiaries has owned or leased its properties and facilities, neither CBSI or any of its Subsidiaries nor, to the best Knowledge of CBSI, any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

(c) During the time that CBSI or any of its Subsidiaries has owned or leased its properties and facilities, there has been no litigation brought or, to the best Knowledge CBSI, threatened against CBSI or any of its Subsidiaries by, or any settlement reached by CBSI or any of its Subsidiaries with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities which has not been addressed or remediated in accordance with applicable Environmental Laws.

(d) There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by CBSI or any of its Subsidiaries known to CBSI which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

4.15. Certain Information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Oneida Shareholders’ Meeting to vote upon the approval of this Agreement, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI relating to CBSI or any of its Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning CBSI and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

4.16. Capitalization.  CBSI is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve Board for a bank holding company and Community Bank is “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC.

4.17. Banking, Anti-Corruption, Anti-Money Laundering and Customer Information Security Laws.

(a) CBSI and each of its Subsidiaries have, since January 1, 2011, complied in all material respects with, are not presently in material default or violation under, and have no Knowledge of or reason to believe that

Annex A-29

any facts or circumstances exist which would cause CBSI or any of its Subsidiaries to be in material default or violation under, any law, statute, order, rule or regulation of any governmental entity applicable to CBSI or any of its Subsidiaries, including, without limitation (to the extent applicable to CBSI or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement, the S.A.F.E. Act, RESPA, the Bank Secrecy Act, the Gramm-Leach-Bliley Act, the provisions of the Information Security Program established pursuant to 12 C.F.R. part 364, any regulations promulgated by the Consumer Financial Protection Bureau, and any other law or regulation relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Community Bank has been rated “satisfactory” or better by federal or state regulators for purposes of the Community Reinvestment Act.

(b) Neither CBSI nor any of its Subsidiaries nor any director, officer, agent, employee or any other Person acting on behalf of CBSI or its Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable Anti-Corruption Laws, or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 4.17(b) in connection with the operation of the businesses of CBSI and its Subsidiaries. CBSI and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by CBSI and its Subsidiaries with all applicable Anti-Corruption Laws.

(c) CBSI and its Subsidiaries are and since January 1, 2011 have been conducting operations at all times in compliance in all material respects with the Anti-Money Laundering Laws. CBSI and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by CBSI and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither CBSI nor any of its Subsidiaries nor, to the Knowledge of CBSI, any director, officer, agent, employee or any other Person acting on behalf of CBSI or any of its Subsidiaries is currently the subject or the target of any Sanctions, nor is CBSI or any of its Subsidiaries located, organized or resident in a Sanctioned Country. For the past five (5) years, CBSI and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. CBSI and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by CBSI and its Subsidiaries with all applicable Sanctions.

4.18. Agreements with and Examination by Banking Authorities.  Neither CBSI nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to CBSI or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which is currently in effect, and neither CBSI nor any of its Subsidiaries has received notice from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease or desist order. Neither CBSI nor any of its Subsidiaries has been informed by any bank regulator that it is

Annex A-30

contemplating issuing, requesting or amending any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission.

4.19. Disclosure.  None of the representations and warranties of CBSI contained in this Agreement or any of the Transaction Documents to which it is a party, or any of the written information or documents furnished by CBSI to Oneida in connection therewith, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

4.20. Merger Consideration.  CBSI now has and will have, at the Effective Time, unissued shares of CBSI Common Stock and shares of CBSI Common Stock held in its treasury that are not reserved for any other purpose sufficient to issue the number of shares of CBSI Common Stock contemplated by Article II, and a sufficient amount of cash to pay the amount contemplated by Article II.

ARTICLE V

COVENANTS

5.1. Shareholders’ Meeting.

(a) Oneida shall call and give notice of the Oneida Shareholders’ Meeting as promptly as practicable after the Registration Statement contemplated by Section 5.2 is first declared effective by the SEC, but in no event later than 10 business days after the date of such effectiveness (the “Registration Statement Effective Date”), for the purpose of voting upon the approval of this Agreement and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual meeting or special meeting of shareholders to adopt a merger agreement. Oneida shall use all reasonable efforts to hold the Oneida Shareholders’ Meeting as soon as practicable after the Registration Statement Effective Date, subject to the applicable notice requirements under its governing documents and the MGCL.

(b) The Board of Directors of Oneida shall use its reasonable best efforts to obtain from the shareholders of Oneida votes sufficient under its governing documents and the MGCL to approve this Agreement and the Transactions, including by communicating to Oneida’s shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that they adopt and approve this Agreement and the Transactions contemplated herein and taking all other action necessary or desirable to secure the vote of shareholders to obtain such approval.

(c) Notwithstanding Section 5.1(b) above, but subject to the provisions of Section 5.12 and Article VII hereof, if the Board of Directors of Oneida, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by Oneida of a Takeover Proposal that the Board of Directors of Oneida concludes in good faith constitutes a Superior Proposal, it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this agreement to the shareholders of Oneida, the Board of Directors of Oneida may submit this Agreement without recommendation (although any resolutions of the Board of Directors of Oneida approving this Agreement as of the date hereof shall not be rescinded or amended), in which event the Board of Directors of Oneida may communicate the basis for its lack of recommendation in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of Oneida shall not take any action under this sentence unless it has complied with the provisions of Section 5.12(b)(ii).

(d) Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of Oneida, Oneida agrees to hold the Oneida Shareholders’ Meeting within the time period specified above unless this Agreement is terminated in accordance with its terms. Oneida shall adjourn or postpone the Oneida Shareholders’ Meeting to a date and time mutually agreed upon by Oneida and CBSI if (i) as of the time for which the Oneida Shareholders’ Meeting is originally scheduled there are insufficient shares of Oneida Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) if on the date of the Oneida Shareholders’ Meeting Oneida has not received proxies representing a sufficient number of votes to approve this Agreement and the Transactions, provided, that Oneida shall not be required to adjourn or postpone the Oneida Shareholders’ Meeting more

Annex A-31

than twice as a result of (i) or (ii) above. If, between the date hereof and the Oneida Shareholders’ Meeting, Keefe Bruyette & Woods, Inc. shall amend or withdraw its fairness opinion, Oneida shall give prompt notice thereof to CBSI.

5.2. Proxy Statement; Registration Statement.  As promptly as practicable after the date hereof, CBSI shall prepare and file the Registration Statement with the SEC, and Oneida shall cooperate in the preparation of the Registration Statement, which shall include the Proxy Statement/Prospectus to be mailed to the shareholders of Oneida in connection with obtaining their approval of this Agreement. CBSI will advise Oneida, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the CBSI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. If, at any time prior to the Effective Time, any event or circumstance relating to a party to this Agreement, or its directors, officers or 5% or greater shareholders, shall be discovered by such party that pursuant to the Securities Act or the Exchange Act should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus included therein, such party shall promptly notify the other party. To the extent applicable, CBSI shall take all actions necessary to register or qualify the shares of CBSI Common Stock to be issued in the Merger pursuant to all applicable state “blue sky” or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. CBSI shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of CBSI Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Time.

5.3. Applications.  As promptly as practicable after the date hereof, and after a reasonable opportunity for review by the other party and its counsel, CBSI and Oneida shall submit any requisite applications for prior approval of, and notices with respect to, the Transactions to the OCC, the Federal Reserve Board and the New York Department of Financial Services, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Merger. Oneida and CBSI each represent and warrant to the other that all information concerning their respective directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by them shall be true, correct and complete in all material respects. Each party agrees to consult with the other party with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents, including providing the other party with copies of all material written communications to, or received from, any regulatory authority in respect of the Transactions. The parties agree to cooperate with each other in seeking regulatory approvals by, among other things, providing each other with information which may be necessary or advisable in connection with any application to, or filing with, any regulatory authority.

5.4. Best Efforts.

(a) Subject to the terms and conditions of this Agreement, CBSI and Oneida shall each use reasonable best efforts in good faith to (i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of Persons whose consent or approval is required for consummation of the Transactions, provided that Oneida shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, which consent shall not be unreasonably withheld or delayed, and (2) requesting the delivery of appropriate opinions, consents and letters from their respective counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or not to be taken by any third party, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In the event that either party has taken any

Annex A-32

action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

(b) Each party hereto shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts in good faith to remedy such failure.

(c) From the date of this Agreement through the Effective Time, to the extent permitted by law, Oneida shall cause the Oneida Banks to provide such assistance to Community Bank as reasonably necessary for Community Bank to prepare for the conversion and transfer in connection with the Merger all information concerning the loans, deposits and other assets and liabilities of the Oneida Banks into Community Bank’s own data processing system, with a view to facilitating the integration of Community Bank’s and the Oneida Banks’ systems and otherwise combining Community Bank’s and the Oneida Banks’ operations upon consummation of the Merger. Such assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of the Oneida Banks, together with operational procedures designed to implement the transfer of such information to Community Bank, provided that the confidentiality of customer information shall be preserved and no information shall be transferred until the Effective Time. After execution of this Agreement, the Oneida Banks and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters. Prior to the Effective Time, Oneida shall not enter into, extend, modify, or terminate, any agreement with a third party vendor providing information technology or data processing services or software to Oneida or any Oneida Subsidiary without the prior written consent of CBSI, which consent shall not be unreasonably withheld or delayed.

(d) Each party shall provide, and shall request its auditors to provide, the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

(e) Each party shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article II and any other dispositions of equity securities of Oneida (including derivative securities) or acquisitions of equity securities of CBSI in connection with the consummation of the Transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.5. Investigation and Confidentiality.

(a) Oneida and CBSI each will keep the other advised of all material developments relevant to its and its Subsidiaries’ businesses and to consummation of the Transactions. Without limiting the generality of the foregoing, (i) representatives of Oneida and CBSI shall confer periodically regarding the financial condition, assets, liabilities, operations and business of Oneida and the Oneida Banks and matters relating to the completion of the Transactions, and (ii) as soon as reasonably available, but in no event more than three (3) business days after filing, Oneida shall furnish to CBSI all reports filed by it or the Oneida Banks with, and all material notices received by it or the Oneida Banks from, any regulatory authority subsequent to the date hereof, subject to any regulatory requirements to maintain the confidentiality of such reports and notices.

(b) Oneida and CBSI each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Transactions, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party. CBSI and Oneida agree to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from

Annex A-33

time to time reasonably request, including, without limitation, information with respect to Oneida’s delinquent or problem Loans of the nature described in Section 3.11.

(c) Promptly following the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been required to have been Previously Disclosed, the applicable party shall update its disclosure letter required to be delivered under the terms of this Agreement unless such event or fact is disclosed in an SEC Document filed with the SEC.

(d) Oneida shall provide CBSI, no later than fifteen (15) days after the end of each month, a written update on each of its Delinquent Loans and Loans Previously Disclosed pursuant to Section 3.11(g).

(e) No update of a party’s disclosure letter after the date hereof, and no investigation done after the date hereof pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto.

(f) Each party hereto shall hold all information furnished by the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with the confidentiality agreement dated December 19, 2014, between Oneida and CBSI (the “Confidentiality Agreement”).

5.6. Press Releases and Other Public Disclosures.  Oneida and CBSI shall agree with each other as to the form and substance of any press release related to this Agreement or the Transactions, and shall consult and agree with each other as to the form and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which, in the opinion of its counsel, is required by applicable law or NYSE or NASDAQ rules.

5.7. Actions Pending the Merger.

(a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CBSI and Oneida shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other Persons.

(b) Except with the prior written consent of CBSI (which consent will not be unreasonably withheld or delayed) or as expressly permitted by this Agreement, Oneida shall not, and shall not permit any of its Subsidiaries to:

(1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $50,000 in the aggregate or which requires performance over more than one year (other than loans and investments booked in the usual, regular and ordinary course of business);

(2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or earnings other than its regular quarterly cash dividends on Oneida Common Stock in amounts consistent with past practice;

(3) issue any shares of its capital stock or permit any treasury shares to become outstanding (except that Oneida may issue shares of Oneida Common Stock pursuant to a valid exercise of an unexpired Oneida Option), or redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

(5) issue, grant or authorize any Rights (or amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

Annex A-34

(6) amend or otherwise change its articles of incorporation or articles of association or bylaws; impose, or suffer the imposition, on any share of capital stock of Oneida of any lien, charge or encumbrance;

(7) merge or consolidate with, or acquire control over, any Person or create any Subsidiary;

(8) waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

(9) sell, liquidate, pledge or encumber or dispose of, or acquire any, assets with a value in excess of $50,000 (other than assets acquired in foreclosure, in lieu of foreclosure or other legal proceedings relating to collateral for Loans, in each case in the ordinary course of business consistent with past practice); make any capital expenditure in excess of $50,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

(10) hire any new employee without first consulting with CBSI; increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any “change of control” or severance payment) to any of its directors, officers or employees except as required by law or contractual obligation in effect as of the date hereof; or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice or except as required by existing plans or agreements; or accelerate the vesting of any deferred compensation;

(11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or changes required by a regulatory authority;

(12) change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2013, except as required by applicable law;

(13) take any action that could result in (i) any of its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law or (iii) materially delaying the receipt of necessary regulatory approvals for the Transactions except as may be required by law or regulatory requirement; or

(14) agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the Transactions.

(c) CBSI shall not, except with the prior written consent of Oneida (which consent shall not unreasonably be withheld or delayed) or as expressly permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, that nothing herein shall be construed to prevent CBSI from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the Transactions.

5.8. Certain Policies.  Following receipt of all regulatory approvals required to consummate the Merger and the Bank Mergers and approval of this Agreement at the Oneida Shareholders’ Meeting:

(a) Oneida shall, consistent with GAAP and applicable law and on a basis mutually satisfactory to it and CBSI, modify and change its accounting, investment, loan, litigation and real estate valuation policies and practices (including loan classifications, content and size of investment portfolio, and levels of reserves and accruals) so as to be applied, in all material respects, on a basis that is consistent with that of CBSI;

Annex A-35

(b) Oneida and CBSI shall review the adequacy of reserves for loan losses currently established by Oneida and, if deemed warranted by both parties under GAAP, Oneida shall make mutually acceptable changes to such reserves; and

(c) Oneida shall consult with CBSI with respect to determining the amount and timing of recognizing, for financial accounting and income Tax reporting purposes, Oneida’s expenses incurred in connection with the Transactions and, subject to GAAP and applicable law, Oneida shall recognize its costs and expenses in connection with the Transactions at such time or times as are reasonably requested by CBSI.

5.9. Employee Benefits; Directors and Management; Indemnification.

(a) The current employees of Oneida or any of its Subsidiaries who continue as employees of CBSI or its Subsidiaries after the Effective Time (“Continuing Employees”) shall be given credit for past service with Oneida for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by CBSI or its Subsidiaries in which such Continuing Employees participate following the Merger and for purposes of determining length of vacation, sick time, paid time off and severance under CBSI’s applicable plan or policy. In the event that the employment of any Continuing Employee shall be terminated by CBSI or one of its Subsidiaries without cause within twelve months after the Effective Time, such Continuing Employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive severance benefits no less than those provided under the terms of CBSI’s severance policy in effect as of the date of this Agreement, which has been Previously Disclosed. In the event that the employment of any Continuing Employee shall be terminated by CBSI or one of its Subsidiaries without cause more than twelve months after the Effective Time, such Continuing Employee shall be entitled (subject to meeting applicable eligibility and vesting requirements) to receive severance benefits no less than those provided under the terms of CBSI’s severance policy in effect as of the date of termination of employment.

(b) Prior to the Effective Time, Oneida shall take all actions, provided such actions comply with applicable law or do not trigger adverse tax consequences to any employee or independent contractor of Oneida or any Oneida Subsidiary, that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more Oneida Plans to terminate as of or immediately prior to the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Oneida Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any Oneida Plan into any CBSI Plan as of or following the Effective Time.

(c) CBSI shall honor the employment agreements and severance arrangements in effect as of the date of this Agreement and Previously Disclosed by Oneida to CBSI, except to the extent that any such agreements or arrangements are superseded or terminated as of or following the Effective Time, with the written consent of the affected parties.

(d) In the event of any termination of any Oneida or any Oneida Subsidiary health plan or consolidation of any such plan with any CBSI or CBSI Subsidiary health plan, CBSI shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to CBSI or CBSI Subsidiary employees. Unless a Continuing Employee causes coverage to terminate under an Oneida or Oneida Subsidiary health plan prior to the time that a Continuing Employee becomes eligible to participate in the CBSI or CBSI Subsidiary health plan, neither CBSI nor any CBSI Subsidiary shall terminate the existing coverage of any of the Continuing Employees or their dependents under any of the Oneida or Oneida Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of CBSI or CBSI Subsidiary and their dependents. In the event of a termination or consolidation of any Oneida or Oneida Subsidiary health plan on or after the Effective Time, former employees of Oneida or Oneida Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of CBSI to the extent required by COBRA.

(e) At the Effective Time, CBSI shall, or direct Oneida to, pay each participant in the Oneida Cash Incentive Plans a lump sum cash payment equal to the pro-rata portion of his or her annual incentive award

Annex A-36

payable under the Oneida Cash Incentive Plans, calculated from the first day of the plan year beginning on January 1, 2015 (or beginning on January 1, 2016 if the Effective Time occurs in the 2016 calendar year) until the Effective Time, as if the company and individual performance goals are achieved at “target” performance for such award.

(f) Prior to the Effective Time, CBSI shall cause its Board of Directors and Community Bank’s Board of Directors (subject to their continuing fiduciary duties between the date hereof and the Effective Time) to take all requisite actions to expand the size thereof by two directors and appoint Eric E. Stickels and Michael R. Kallet (each, a “New Director”) as directors of CBSI and Community Bank to fill the vacancies created by the expansion, effective as of the Effective Time. Subject to the exercise of the fiduciary duties of CBSI’s Board of Directors, CBSI shall cause the Nominating and Corporate Governance Committee to nominate, and shall cause its Board to recommend for election, each New Director at CBSI’s next annual meeting of shareholders at which they are standing for election. Nothing contained in this Section 5.9(f) shall be construed to limit the ability of the respective Boards of Directors of CBSI and Community Bank to further increase the size of such Boards from time to time as they may deem appropriate.

(g) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person (the “Indemnified Party”) who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Oneida is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Oneida or any of its Subsidiaries, or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, CBSI shall, for a period of six years after the Effective Time, indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL upon receipt of any undertaking required by the DGCL), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Party may retain counsel reasonably satisfactory to them after consultation with CBSI; provided, however, that (1) CBSI shall have the right to assume the defense thereof and upon such assumption CBSI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CBSI elects not to assume such defense or counsel for the Indemnified Party reasonably advises the Indemnified Party that there are issues which raise conflicts of interest between CBSI and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to them after notification, and CBSI shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (2) CBSI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) CBSI shall not be liable for any settlement effected without its prior written consent, (4) CBSI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, and (5) CBSI shall no obligation hereunder to defend or indemnify an Indemnified Party from a claim, action or suit between such Indemnified Party and CBSI or any of its Subsidiaries. Any Indemnified Party wishing to claim indemnification under this Section 5.9(g), upon becoming aware of any such claim, action, suit, proceeding or investigation, shall promptly notify CBSI thereof, provided that the failure of any Indemnified Party to so notify CBSI shall relieve it of its obligations to indemnify hereunder to the extent that such failure materially prejudices CBSI.

(2) The indemnification rights provided in subparagraph (1) above, are in addition to the obligations of indemnification (including the advancement of expenses) in favor of the directors and officers of Oneida (including former directors and officers) under Oneida’s articles of incorporation and bylaws (and provisions of Maryland law referenced or incorporated therein) that are assumed by CBSI by reason of the Merger.

Annex A-37

(3) CBSI will use its reasonably best efforts to cause the Persons who served as directors or officers of Oneida on or before the Effective Time to be covered by Oneida’s existing directors’ and officers’ liability insurance policy (provided that CBSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured Person be entitled under this Section 5.9 to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time; provided, however, that in no event shall CBSI be required to expend more than 150% of the current amount expended by Oneida to maintain or procure insurance coverage pursuant hereto. Prior to the Effective Time, Oneida agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at CBSI’s request.

5.10. Dividends; Termination of DRIP Plan.  After the date of this Agreement, CBSI and Oneida shall coordinate with the other the declaration of any dividends in respect of CBSI Common Stock and Oneida Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Oneida Common Stock shall not receive dividends other than regular dividends thereon, subject to any regulatory limitations, or fail to receive such regular dividends subject to any regulatory limitations, for any calendar quarter prior to the Effective Time with respect to their shares of Oneida Common Stock and for any calendar quarter following the Effective Time with respect to any shares of CBSI Common Stock that such holder receives as Merger Consideration. Oneida shall suspend its DRIP Plan effective as of the date of this Agreement with the effect that no additional shares of Oneida Common Stock shall be issued thereunder prior to the Effective Time or the termination of this Agreement. Prompt notice of such suspension shall be given to all Oneida shareholders. Upon the Effective Time, the DRIP Plan shall be terminated, and Oneida and CBSI shall cooperate in providing any required notice of such termination of such termination to the shareholders of Oneida.

5.11. Takeover Laws.  No party hereto shall take any action that would cause the Transactions to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) all such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

5.12. No Solicitation.

(a) Subject to Section 5.12(b) hereof, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Oneida nor any Person acting on behalf of Oneida shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by Oneida or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than CBSI, relating to the possible acquisition, recapitalization or other business combination involving Oneida or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or twenty-five percent (25%) or more of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as “Takeover Proposal”), (b) provide non-public information with respect to Oneida or any of its Subsidiaries to any Person, other than CBSI and its professional advisors or Oneida’s professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than CBSI, providing for a possible Takeover Proposal. If Oneida receives any offer or proposal relating to a Takeover Proposal, Oneida shall immediately notify CBSI thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. Oneida shall immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any Person other than CBSI with respect to any Takeover Proposal. Oneida will promptly (and in any event within twenty-four (24) hours) advise CBSI following receipt of any communication or inquiry which could reasonably be expected to lead to a Takeover Proposal and the substance thereof (including any terms and conditions discussed and the identity of the party making such communication or inquiry) and will promptly advise CBSI of any related developments, discussions and negotiations on a current basis.

Annex A-38

(b) (i) Notwithstanding anything to the contrary contained in Section 5.12(a) prior to the Closing or the termination of this Agreement in accordance with its terms, to the extent the Board of Directors of Oneida determines, in good faith, after consultation with outside legal counsel, that a failure to take such actions would constitute a violation of its fiduciary duties under applicable law, Oneida may: participate in discussions or negotiations with, and, subject to the requirements of Section 5.12(c), furnish non-public information, and afford access to the properties, books or records of Oneida or any of its Subsidiaries, to any Person after such Person has delivered to Oneida in writing an unsolicited bona fide Takeover Proposal with respect to Oneida or any of its Subsidiaries (which has not been withdrawn) which the Board of Directors of Oneida in its good faith judgment determines, after reasonable inquiry and consultation with its financial advisor (i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the shareholders of Oneida (which judgment must be reasonable), and (ii) that the Person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such Person (a “Superior Proposal”). In addition, notwithstanding the provisions of Section 5.12(a) above, in connection with a submitted, written bona fide Takeover Proposal or potential Takeover Proposal, Oneida shall refer any third party to this Section 5.12 or make a copy of this Section 5.12 available to such third party.

(ii) In the event Oneida or any of its Subsidiaries receives a Superior Proposal, prior to taking any action with respect thereto Oneida shall (A) provide CBSI not less than seventy-two (72) hours prior written notice of its intent to take such action and any meeting of the Board of Directors of Oneida at which such Board of Directors is reasonably expected to consider a Superior Proposal, (B) not recommend to its shareholders a Superior Proposal for a period of not less than three (3) business days after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party, and (C) not enter into a definitive agreement relating to such Superior Proposal unless CBSI fails to match the terms of the Superior Proposal, or provide an alternative proposal upon terms which, after consideration by the Board of Directors of Oneida in good faith, are not more favorable than the Superior Proposal, within three (3) business days after CBSI’s receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to Article VII, nothing contained in this Section 5.12(b) shall limit Oneida’s obligation to hold and convene the Oneida Shareholders’ Meeting in accordance with Section 5.1 hereof (regardless of whether the recommendation of the Board of Directors of Oneida shall have been withdrawn, modified or not yet made) or to provide the shareholders of Oneida with material information relating to this Agreement and the Oneida Shareholders’ Meeting. Any material amendment to any Superior Proposal shall be deemed to be a new Superior Proposal for purposes of determining any time periods and obligations of Oneida pursuant to this Section 5.12(b)(ii).

(c) Notwithstanding anything to the contrary herein, neither Oneida nor any of its Subsidiaries shall provide any non-public information to a third party unless: (x) Oneida provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the Confidentiality Agreement heretofore entered into by the parties hereto; and (y) such non-public information has been previously delivered or made available to CBSI.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Conditions Precedent to Obligations of CBSI and Oneida.  The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the Transactions, including without limitation the Oneida shareholder approval contemplated by Section 5.1 hereof, shall have been duly and validly taken;

(b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the Transactions, all notice periods and waiting periods required under applicable law or by

Annex A-39

the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

(c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding shall be pending or threatened in writing by the Commission to suspend the effectiveness of such Registration Statement, and CBSI shall have received all “blue sky” or state securities approvals or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

(d) There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent the consummation of the Transactions;

(e) The shares of CBSI Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) Oneida shall have received an opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Oneida (a copy of which shall have been furnished to CBSI no less than three business days prior to the issuance thereof in order to provide CBSI an opportunity to review and comment thereon), dated as of the date the Registration Statement is effective and on the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

(1) Oneida and CBSI will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

(2) No gain or loss will be recognized by CBSI or Oneida as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

(3) No gain or loss will be recognized by Oneida shareholders who receive only shares of CBSI Common Stock in exchange for their shares of Oneida Common Stock, except that gain or loss will be recognized on receipt of cash, if any, in lieu of fractional shares;

(4) Each Oneida shareholder’s aggregate tax basis in any shares of CBSI Common Stock received in the Transactions will be the same as the aggregate tax basis of the shares of Oneida Common Stock such shareholder surrendered in the exchange therefor, decreased by the amount of any cash received and any tax basis allocable to the cash received for fractional shares of CBSI Common Stock, and increased by the amount of gain recognized by the Oneida shareholder with respect to cash received;

(5) Gain, but not loss, will be recognized by Oneida shareholders on the exchange of Oneida Common Stock for CBSI Common Stock and cash in an amount equal to the lesser of the Oneida shareholder’s gain realized with respect to such exchange or the amount of cash received; and

(6) Each Oneida shareholder’s holding period in any shares of CBSI Common Stock received in the Transactions will, in each instance, include the period during which the shares of Oneida Common Stock surrendered in exchange therefor were held, provided that such shares of Oneida Common Stock were held as capital assets by the shareholder at the Effective Time.

6.2. Conditions Precedent to Obligations of Oneida.  The obligations of Oneida to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Oneida pursuant to Section 8.3 hereof:

(a) The representations and warranties of CBSI set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier

Annex A-40

date), except as otherwise contemplated by this Agreement or consented to in writing by Oneida; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CBSI;

(b) CBSI shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c) CBSI shall have delivered to Oneida a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.2 have been satisfied; and

6.3. Conditions Precedent to Obligations of CBSI.

The obligations of CBSI to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CBSI pursuant to Section 8.3 hereof:

(a) The representations and warranties of Oneida set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CBSI; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Oneida;

(b) Oneida shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c) Oneida shall have delivered to CBSI a certificate, dated the Closing Date and signed by its Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.3 have been satisfied;

(d) The required regulatory approvals approving the Transactions shall contain no condition or requirement which would be reasonably likely to result in a Material Adverse Effect on CBSI following the consummation of the Transactions;

(e) To the extent that any material, lease, license, loan, financing agreement or other contract or agreement to which Oneida is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained, unless the failure to do so would not have a Material Adverse Effect on CBSI; and

(f) Oneida shall have delivered to CBSI duly-executed copies of each of the Transaction Documents together with such other documents, consents or other deliverables as may be reasonably requested by CBSI to consummate the Transactions.

Annex A-41

ARTICLE VII

TERMINATION

7.1. Termination.  This Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of Oneida:

(a) by the mutual written consent duly authorized by the respective Boards of Directors of the parties hereto;

(b) by CBSI in writing, if Oneida has, or by Oneida in writing, if CBSI has, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if (x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party and (y) such breach would entitle the non-breaching party not to consummate the Transactions under Article VI hereof;

(c) by any party hereto in writing, if the applications for governmental approval referred to in Section 5.3 hereof have been denied, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(d) by any party hereto in writing, if the shareholders of Oneida do not approve this Agreement and the Transactions at the special meeting duly called for that purpose;

(e) by any party hereto in writing, if the Merger shall not have been consummated by the close of business on December 31, 2015, unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(f) by CBSI, if (i) the Board of Directors of Oneida shall withdraw, modify or change its approval or recommendation of this Agreement or the Transactions in a manner adverse to CBSI, or Oneida shall have failed to include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the approval of this Agreement or the Transactions; (ii) following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, Oneida shall fail to timely comply with the covenants contained in Section 5.2; (iii) the Board of Directors of Oneida shall have recommended to the shareholders of Oneida a Superior Proposal, or Oneida shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Oneida Common Stock is commenced and Oneida shall not have sent to its shareholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of Oneida recommends rejection of such tender or exchange offer; or (v) a Takeover Proposal (other than a tender or exchange offer covered by clause (iv) of this Section 7.1(f)) with respect to Oneida is publicly announced and, upon CBSI’s request, Oneida fails to issue a press release announcing its opposition to such Takeover Proposal within three (3) business days after such request;

(g) by Oneida, if the Board of Directors of Oneida shall have recommended to the shareholders of Oneida a Superior Proposal, or Oneida shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal, in each case in accordance with Section 5.12, provided that Oneida has complied with all provisions thereof.

(h) by Oneida, if the Board of Directors of Oneida so determines by a vote of the majority of the members of the entire Board of Directors of Oneida, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “CBSI Ratio”) shall be less than 0.80; and

(B) (x) the CBSI Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B) (y) (such number in this clause (B) (y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

Annex A-42

subject, however, to the following three sentences. If Oneida elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to CBSI (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, CBSI shall have the option to increase the consideration to be received by the holders of Oneida Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the CBSI Ratio. If CBSI so elects within such five-day period, it shall give prompt written notice to Oneida of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of CBSI Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the first business day after the date all regulatory approvals (or waivers thereof) required to consummate the Merger and the Bank Mergers have been obtained (disregarding any waiting period).

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Price” shall mean the closing price on the Starting Date of the SNL Midcap U.S. Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $35.49 per share of CBSI Common Stock.

7.2. Effect of Termination.  In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 5.5, 7.3, 8.6, 8.9 and 8.10 hereof shall survive any such termination and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

7.3. Fee.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of its own financial consultants, accountants and counsel) shall be paid by the party incurring such expenses, whether or not such transactions are consummated, except that CBSI and Oneida each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement/Prospectus and any amendment or supplement thereto.

(b) As a condition of CBSI’s willingness, and in order to induce CBSI, to enter into this Agreement and consummate the transactions contemplated by this Agreement, Oneida hereby agrees to pay CBSI, and CBSI shall be entitled to payment of FOUR MILLION NINE HUNDRED AND THIRTY THOUSAND DOLLARS ($4,930,000) (the “Fee”), as liquidated damages and not as a penalty. The Fee shall be paid within three (3) business days after written demand for payment is made by CBSI, following the occurrence of any of the events set forth below:

(i) The termination of this Agreement by Oneida pursuant to Section 7.1(g) or by CBSI pursuant to Section 7.1(f);

Annex A-43

(ii) The entering into a definitive agreement by Oneida relating to a Takeover Proposal or the consummation of a Takeover Proposal involving Oneida within nine (9) months after the occurrence of any of the following: (i) the termination of the Agreement by CBSI pursuant to Section 7.1(b) because of a breach by Oneida; or (ii) the failure of Oneida to hold the Oneida Shareholders’ Meeting or the failure of the shareholders of Oneida to approve this Agreement, in each case after the public disclosure of a Takeover Proposal.

(c) The right to receive payment of the Fee under Section 7.3(b) will constitute the sole and exclusive remedy of CBSI and Community Bank against Oneida and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 7.3(b).

ARTICLE VIII

MISCELLANEOUS

8.1. Survival of Representations, Warranties and Covenants.  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBSI or Oneida (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CBSI or Oneida, the aforesaid representations, warranties and covenants being material inducements to the consummation by CBSI and Oneida of the Transactions.

8.2. Amendment or Supplement.  This Agreement may be amended or supplemented at any time prior to the Effective Time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors; provided, however, that, after approval of this Agreement by the respective shareholders of Oneida or CBSI, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval.

8.3. Waiver.  Except where not permitted by law, CBSI or Oneida, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Oneida) extend the time for the performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

8.4. Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except for the provisions of Article II and Section 5.9(c) and (d) and as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Agreement shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

8.5. No Assignment.  No party hereto may assign any of its rights or obligations under this Agreement to any other Person.

Annex A-44

8.6. Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to Oneida:	Oneida Financial Corp. 182 Main Street Oneida, New York 13421 Attention: Michael R. Kallet, Chief Executive Officer Facsimile: (315) 366-3709
With a required copy to:	Luse Gorman, PC 5335 Wisconsin Ave., NW Suite 780 Washington, DC 20015 Attention: Eric Luse, Esq. Facsimile: (202) 362-2902
If to CBSI:	Community Bank System, Inc. 5790 Widewaters Parkway Dewitt, New York 13214 Attention: President and Chief Executive Officer Facsimile: (315) 445-7347
With a required copy to:	Bond, Schoeneck & King, PLLC One Lincoln Center Syracuse, New York 13202 Attention: Ronald C. Berger Facsimile: (315) 218-8100

8.7. Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.8. Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

8.9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

8.10. Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Annex A-45

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski Name: Mark E. Tryniski Title: President and Chief Executive Officer

ONEIDA FINANCIAL CORP.

By:	/s/ Michael R. Kallet Name: Michael R. Kallet Title: Chief Executive Officer

Annex A-46

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement, dated as of February 24, 2015 (this “Agreement”), is by and between Community Bank System, Inc., a Delaware corporation (“CBSI”), and the undersigned shareholder (the “Shareholder”) of Oneida Financial Corp., a Maryland corporation (“Oneida”).

RECITALS

A. Concurrently with the execution of this Agreement, CBSI and Oneida entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the merger of Oneida with and into CBSI (the “Merger”). Pursuant to the Merger, shares of capital stock of Oneida will be converted into the merger consideration, consisting of cash and shares of common stock of CBSI, on the basis set forth in the Merger Agreement.

B. The Shareholder has the legal power to vote, or to direct the voting of (by law, contract or otherwise), the shares of the outstanding common stock of Oneida indicated on the final page of this Agreement (the “Shares”).

C. As a material inducement to enter into the Merger Agreement, CBSI desires the Shareholder to agree, and the Shareholder is willing to agree, to vote or cause to be voted, as the case may be, the Shares and any other such shares of capital stock of Oneida subsequently acquired by the Shareholder so as to facilitate consummation of the Merger as provided in this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Agreement to Vote Shares; Additional Purchases.

1.1 Agreement to Vote Shares.  At every meeting of the shareholders of Oneida called with respect to the approval of the Merger Agreement and/or the Merger, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Oneida with respect to the approval of the Merger Agreement and/or the Merger, the Shareholder shall vote, or cause to be voted, the Shares and any New Shares (as defined below) in favor of adoption and approval of the Merger Agreement and the Merger.

1.2 Agreement to Retain Shares.  The Shareholder shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares; provided, however, that the Shareholder may transfer the Shares if the transferee, prior to such transfer, executes a voting agreement with respect to the Shares to be transferred, substantially in the form of this Agreement, and provides such executed agreement to CBSI.

1.3 Additional Purchases.  The Shareholder agrees that any shares of capital stock of Oneida that the Shareholder purchases or with respect to which the Shareholder otherwise acquires the power to vote, or to direct the voting (“New Shares”), after the execution of this Agreement and prior to the Expiration Date (as defined below) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Representations and Warranties of the Shareholder.  The Shareholder (i) has the legal power and authority to vote, or to direct the voting of, the Shares, which at the date hereof are (except to the extent set forth in a schedule delivered herewith) free and clear of any liens, options, security interests or other similar encumbrances; (ii) does not possess the right to vote, or to direct the voting of, as the date hereof, any shares of capital stock of Oneida other than the Shares; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement.

3. Proxy.  The Shareholder hereby covenants and agrees to execute and deliver a proxy to be tendered at every meeting of Oneida shareholders called with respect to the approval of the Merger Agreement and/or the Merger, in the reasonable opinion of CBSI, to carry out the purpose of this Agreement.

Annex A-47

4. Termination.  This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof (the “Expiration Date”).

5. Fiduciary Duties.  If the Shareholder is a Director of Oneida, nothing in this Agreement shall be construed to prevent the Shareholder from exercising his/her fiduciary obligations as a Director of Oneida in the event of a Superior Proposal as set forth in the Merger Agreement, provided that the Shareholder, in his/her capacity as a shareholder of Oneida, shall remain obligated to comply with Shareholder’s obligations in this Agreement.

6. Miscellaneous.

6.1 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2 Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties.

6.3 Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief.  The parties hereto acknowledge that CBSI will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to CBSI upon any such violation, CBSI shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to CBSI at law or in equity.

6.5 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be effective (i) when delivered, if delivered by hand, (ii) the next business day, if sent by nationally recognized overnight delivery specifying next day delivery, or (iii) three business days after depositing in the United States mails, if sent by certified mail, postage prepaid, receipt requested, in each case, addressed to a party’s address set forth below:

If to CBSI:

Community Bank System, Inc.
5790 Widewaters Parkway
Dewitt, New York 13214
Attention: President and Chief Executive Officer

With a required copy to:

Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
Attention: Ronald C. Berger, Esq.

Annex A-48

If to the Shareholder: To the address for notice set forth on the last page hereof.

With a required copy to:

Luse Gorman, PC
5335 Wisconsin Ave., NW Suite 780
Washington, DC 20015
Attention: Eric Luse, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith.

6.6 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without regard to the principles of conflict of laws thereof).

6.7 Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

6.8 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

6.9 Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Remainder of this page intentionally left blank]

Annex A-49

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

COMMUNITY BANK SYSTEM, INC.

By:	Mark E. Tryniski President and Chief Executive Officer

SHAREHOLDER:
(All owners must sign if shares are jointly owned)

Print Name:

Print Name:

Shareholder’s Address for Notice:

This Agreement applies to      Shares of Oneida Common Stock over which the Shareholder has the legal power to vote or direct the voting plus any New Shares (as defined above).

Annex A-50

ANNEX B

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

February 24, 2015

The Board of Directors
Oneida Financial Corp.
182 Main Street
Oneida, NY 13421

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Oneida Financial Corp. (“Oneida”), of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Oneida with and into Community Bank System, Inc. (“Community”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among Oneida and Community. Pursuant to the terms of the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Community, Oneida, the holders of any of the shares of common stock, $0.01 par value per share, of Oneida (the “Oneida Common Stock”), or the holders of any of the shares of common stock, $1.00 par value per share, of Community (the “Community Common Stock”), each share of Oneida Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Oneida Common Stock held by any subsidiary of Oneida, Community or any subsidiary of Community (other than in a fiduciary capacity)) shall be converted at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), into either: (i) 0.5635 of a share of Community Common Stock (the “Stock Consideration”) or (ii) $20.00 in cash (the “Cash Consideration”); provided that the Agreement provides that each holder of shares of Oneida Common Stock may, with respect to such holder’s aggregate number of shares, elect to convert 60% of such shares into the Stock Consideration and 40% of such shares into the Cash Consideration; provided further that the Agreement provides that, in the aggregate, 40% of the total number of shares of Oneida Common Stock issued and outstanding at the Effective Time shall be converted into the Cash Consideration and 60% of the total number of shares of Oneida Common Stock issued and outstanding at the Effective Time shall be converted into the Stock Consideration. The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, following the Transaction, each of Oneida Savings Bank and State Bank of Chittenango, both wholly-owned subsidiaries of Oneida, will merge with and into Community Bank, N.A., a wholly-owned subsidiary of Community, pursuant to a separate plan of merger (such transactions collectively, the “Bank Merger”).

KBW has acted as financial advisor to Oneida and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, Oneida and Community. In addition, further to an existing sales and trading relationship between Oneida and a KBW affiliated broker-dealer, such affiliate from time to time purchases securities from, and sells securities to, Oneida. As a market maker in securities, we may from time

Annex B-1

to time have a long or short position in, and buy or sell debt or equity securities of, Oneida and Community for our own account and for the accounts of our customers. We have acted exclusively for the board of directors of Oneida (the “Board”) in rendering this opinion and will receive a fee from Oneida for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, Oneida has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Oneida. In the past two years, KBW has not provided investment banking and financial advisory services to Community. We may in the future provide investment banking and financial advisory services to Oneida or Community and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Oneida and Community and the Merger, including among other things, the following: (i) a draft dated February 22, 2015 of the Agreement (the most recent draft made available to us); (ii) certain regulatory filings of Oneida and Community, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for Oneida and Community; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Oneida; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Community; (v) the unaudited financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of Oneida; (vi) the unaudited financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of Community; (vii) the unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of Oneida furnished to us by Oneida; (viii) the unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of Community furnished to us by Community; (ix) certain other interim reports and other communications of Oneida and Community to their respective shareholders; and (x) other financial information concerning the businesses and operations of Oneida and Community furnished to us by Oneida and Community or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among other things, the following: (i) the historical and current financial position and results of operations of Oneida and Community; (ii) the assets and liabilities of Oneida and Community; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Oneida and Community with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Oneida that were prepared by, and provided to us and discussed with us by, Oneida management and that were used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of Community for 2015 and 2016, as well as the long term growth rates based thereon which were prepared by and provided to us by Community management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Community (including, without limitation, the cost savings and related expenses expected to result from the Merger), that were prepared by Community management, and provided to us and discussed with us by such management, and used and relied upon by us based on such discussions with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of Oneida and Community regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to, and have not, assisted Oneida with soliciting indications of interest from third parties other than Community regarding a potential transaction with Oneida.

Annex B-2

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of Oneida as to the reasonableness and achievability of the financial and operating forecasts and projections of Oneida (and the assumptions and bases therefor) that were prepared by, and provided to us and discussed with us by, such management and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Oneida, upon Community management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Community referred to above and the long term growth rates based thereon that were prepared by Community management and provided to and discussed with us by such management, as well as the estimates regarding certain pro forma financial effects of the Merger on Community (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result from the Merger) that were prepared by and provided to us by such management, all of which information was discussed with us by such management. We have assumed, with the consent of Oneida, that all such information is consistent with (in the case of the Community “street estimates” referred to above), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of Community management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the forecasts, projections and estimates of Oneida and Community provided to us were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Community referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Oneida and Community, that such information provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Oneida or Community since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan losses for Oneida and Community are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Oneida or Community, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Oneida or Community under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to

Annex B-3

any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Oneida, Community or the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger. We have assumed, in all material respects to our analyses, that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Oneida has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Oneida, Community, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of Oneida Common Stock in the Merger to such holders. We express no view or opinion as to any other terms or aspects of the Merger or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof among cash and stock) or any related transaction, any consequences of the Merger to Oneida, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Oneida to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Oneida or the Board, (iii) the fairness of the amount or nature of any compensation to any of Oneida’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Oneida Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Oneida (other than the holders of Oneida Common Stock solely with respect to the Merger Consideration, as set forth herein, and not relative to the consideration to be received by holders of any other class of securities), holders of any class of securities of Community or any other party to any transaction contemplated by the Agreement, (v) whether Community has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of Oneida Common Stock at the closing of the Merger, (vi) the election by holders of Oneida Common Stock to receive the Stock Consideration or the Cash Consideration, or a combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration, (vii) the actual value of the Community Common Stock to be issued in the Merger, (viii) any adjustment (as provided in the Agreement) in the Merger Consideration (including the allocation thereof among cash and stock) assumed to be paid in the Merger for purposes of our opinion, (ix) the prices, trading range or volume at which Oneida Common Stock or Community Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Community Common Stock will trade following consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to Oneida, Community, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

Annex B-4

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Oneida Common Stock or shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of Oneida Common Stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration (or any combination thereof)), nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any other rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Oneida Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex B-5

Oneida Financial Corp.

IMPORTANT SPECIAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Eastern Time, on June 17, 2015.

Vote by Internet

- Go to **www.investorvote.com/ONFC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Special Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

022V0C